                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           -------------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           -------------------------

                        T/SF COMMUNICATIONS CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

        DELAWARE                     8732                    73-1341805
                               (Primary Standard          (I.R.S. Employer
     (State or Other              Industrial           Identification Number)
     Jurisdictionof           Classification Code
    Incorporation or                Number)
      Organization)

                           -------------------------


    888 SEVENTH AVENUE, 28TH FLOOR, NEW YORK, NEW YORK 10106 (212) 247-5160 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                           -------------------------

                             BRIAN A. MEYER, ESQ.
GENERAL COUNSEL T/SF COMMUNICATIONS CORPORATION 888 SEVENTH AVENUE, 28TH FLOOR
                    NEW YORK, NEW YORK 10106 (212) 247-5160
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                      of Registrants' Agent For Service)

                           -------------------------

 WITH A COPY TO: BERTRAM A. ABRAMS, ESQ. PROSKAUER ROSE LLP 1585 BROADWAY NEW
                           YORK, NEW YORK 10036-8299

                           -------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                           -------------------------

                        CALCULATION OF REGISTRATION FEE
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
                                          PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF                   MAXIMUM        MAXIMUM
    SECURITIES TO BE      AMOUNT TO BE OFFERING PRICE   AGGREGATE       AMOUNT OF
       REGISTERED          REGISTERED     PER UNIT    OFFERING PRICE REGISTRATION FEE
-------------------------------------------------------------------------------------
 10 3/8% Series B Senior
  Subordinated Notes Due
  2007.................   $100,000,000      100%       $100,000,000     $30,303.03

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                           -------------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED       , 1997

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                   10 3/8% SENIOR SUBORDINATED NOTES DUE 2007
                  ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
              10 3/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2007
                                       OF
                        T/SF COMMUNICATIONS CORPORATION

                                  -----------

                               THE EXCHANGE OFFER
 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON       , 1997, UNLESS EXTENDED

                                  -----------

  T/SF Communications Corporation, a Delaware corporation (the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of 10 3/8% Series B Senior Subordinated Notes Due 2007 of the Issuer (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 10 3/8% Senior Subordinated Notes Due 2007 of the Issuer (the "Old Notes"), of which $100,000,000 principal amount is outstanding. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

  The Issuer will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange
Offer expires, which will be      , 1997, unless the Exchange Offer is extended
(the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for payment. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Issuer and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Issuer has agreed to pay the expenses of the Exchange Offer.

  The New Notes will be general unsecured obligations of the Issuer, entitled to the benefits of the Indenture (as defined herein) relating to the Old Notes, and ranking subordinate in right of payment to all existing and future Senior Debt (as defined herein) of the Issuer and senior in right of payment to any subordinated indebtedness of the Issuer. As of September 30, 1997, after giving effect to the Transactions (as defined herein) and the issuance of the Old Notes, the Issuer would have had approximately $3.7 million aggregate principal amount of Senior Debt outstanding. In addition, the Issuer would have had $25.0 million of additional borrowing availability under the Senior Credit Facility (as defined herein). The Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, by certain Guarantors (as defined herein). See "Description of the Transactions," "Capitalization" and "Description of the New Notes--Subordination."

                                                   (continued on following page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.

                                  -----------

                  The date of this Prospectus is      , 1997.

  The indenture under which the Notes are issued (the "Indenture") permits the Issuer and its subsidiaries to incur additional indebtedness, subject to certain limitations. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not contain terms with respect to transfer restrictions or interest rate increases as described herein. In addition, following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the provisions of the Exchange Offer Registration Rights Agreement (as defined herein) relating to contingent increases in the interest rates provided for pursuant thereto. See "The Exchange Offer."

  Interest on each New Note will accrue from the last Interest Payment Date (as defined herein) on which interest was paid on the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from October 29, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from the last Interest Payment Date or October 29, 1997 (as the case may be) to the date of the issuance of the New Notes. Interest on the New Notes is payable semi-annually on May 1 and November 1 of each year, accruing from the last Interest Payment Date or October 29, 1997 (as the case may be) at a rate of 10 3/8% per annum.

  The New Notes will mature on November 1, 2007, unless previously redeemed, and will not be subject to any sinking fund requirement. The New Notes will be redeemable in cash at the option of the Issuer, in whole or in part, at any time on or after November 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. Prior to November 1, 2000, the Issuer, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at 110.375% of the aggregate principal amount so redeemed plus accrued and unpaid interest thereon to the redemption date with the Net Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein); provided that at least 65% of the principal amount of the Notes originally issued remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering. See "Description of the New Notes--Redemption--Optional Redemption."

  In the event of a Change of Control (as defined herein), holders of the Notes will have the right to require the Issuer to purchase their Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the purchase date. See "Description of the Notes--Change of Control." In addition, the Issuer is obligated in certain instances to make offers to repurchase the Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase with the net cash proceeds of certain asset sales. See "Description of the New Notes--Certain Covenants--Limitation on Asset Sales."

  Based on an interpretation of the Securities Act by the staff of the Division of Corporate Finance (the "Staff") of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Issuer believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Notes who is an "affiliate" of the Issuer or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) will not be able to tender Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each holder of the Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) any New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder has no arrangements with any person to participate in the distribution of such New Notes and (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuer or, if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If the holder is a broker-dealer (a "Participating Broker-Dealer") that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it has no arrangements with any person to participate in the distribution of the New Notes and that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus. Under the Registration Rights Agreement, the Issuer is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. A broker-dealer which purchased Old Notes from the Issuer may not participate in the Exchange Offer. The Issuer will not receive any proceeds from the Exchange, and no underwriter is being utilized in connection with the Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  The New Notes will be new securities for which there currently is no market. Although First Union Capital Markets Corp. has informed the Issuer that it currently intends to make a market in the New Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Issuer does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. The Notes have been designated for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   i
Incorporation of Certain Documents by Reference..........................  ii
Cautionary Statement Regarding Industry Forecasts........................  ii
Cautionary Statement Regarding Forward Looking Statements................ iii
Summary..................................................................   1
Risk Factors.............................................................  19
Description of the Transactions..........................................  25
Use of Proceeds..........................................................  27
Capitalization...........................................................  27
Unaudited Pro Forma Consolidated Financial Information...................  28
Selected Historical Consolidated Financial Data..........................  37
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  39
The Exchange Offer.......................................................  45
Business.................................................................  53
Management...............................................................  65
Certain Relationships and Related Transactions...........................  71
Security Ownership of Certain Beneficial Owners and Management...........  71
Description of the Senior Credit Facility................................  72
Description of the New Notes.............................................  73
Certain U.S. Federal Income Tax Consequences.............................  98
Plan of Distribution..................................................... 100
Legal Matters............................................................ 100
Independent Public Accountants........................................... 100
Index to Financial Statements............................................ F-1

                             AVAILABLE INFORMATION

  While any Notes remain outstanding, the Issuer will make available upon request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Issuer is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any such request should be directed to the Chief Financial Officer of the Issuer.

  The Issuer currently is subject to the informational requirements of the Exchange Act and the rules and regulations thereunder, and in accordance therewith files reports and other information with the Commission via EDGAR. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as regional offices of the Commission at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10007. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Materials filed electronically with the Commission via EDGAR may also be accessed through the Commission's home page on the World Wide Web at http://www.sec.gov. The Issuer has delisted the Common Stock (as defined herein) from the American Stock Exchange (the "AMEX"), where the trading of shares of Common Stock previously was reported, and has applied to the Commission to deregister the Common Stock under the Exchange Act. As of September 4, 1997, there were 1,611,472 shares of Common Stock publicly held (for purposes of the AMEX) and 273 holders of record of the shares of Common Stock outstanding. Following the consummation of the Tender Offer (as defined herein), there were 101,969 shares of Common Stock publicly held (for purposes of the AMEX) and approximately 113 holders of record of the shares of Common Stock outstanding. Pursuant to the AMEX's published guidelines, shares of common stock are not eligible to be included for listing if, among other things, the number of shares publicly held falls below 250,000, the number of record and beneficial holders of shares falls below 300 or the aggregate market value of such publicly held shares is $1,000,000. Shares held directly or indirectly by an officer or director of the issuer or by any beneficial owner of more than 5% of the shares of the issuer ordinarily will not be considered as being publicly held for this purpose.

  This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed via EDGAR by the Issuer with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Issuer and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference as of their respective dates: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) Report on Form 10-K/A filed with the Commission on or about April 29, 1997, and (iii) Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 and the three months ended June 30, 1997. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement or a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

  The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits hereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Corporate Secretary, T/SF Communications Corporation, 888 Seventh Avenue, 28th Floor, New York, New York 10106. Telephone inquiries may be directed to Corporate Secretary, at (212) 247-5160.

               CAUTIONARY STATEMENT REGARDING INDUSTRY FORECASTS

  Market data and certain industry forecasts used throughout this Prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified and the Issuer does not make any representation as to the accuracy of such information.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," "seek," "plan," as well as variations of such words and similar expressions, are intended to identify forward-looking statements. While management believes these statements are reasonable, prospective purchasers of the Notes should be aware that actual results could differ materially from those projected by such forward-looking statements as a result of the risk factors set forth in this Prospectus, including, without limitation, in "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," or other factors.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR THE EXCHANGE AGENT (AS DEFINED HEREIN). NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                    SUMMARY

  This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as the context otherwise requires, as used in this Prospectus, all references to the Company refer to T/SF Communications Corporation, its subsidiaries and, following the Drop-Down Restructuring, the LLCs (as such terms are defined herein).

                                  THE COMPANY

  The Company is a diversified business media company which principally operates two lines of business: (i) business and professional information services ("Information Services") and (ii) business to business communications, publishing and related services ("Business to Business Communications"). Information Services includes: (i) Transportation Information Services, Inc. ("TISI"), which, with its proprietary database, is the leading provider of pre-employment screening information used by the trucking industry to facilitate compliance with U.S. Government regulations and (ii) CORSEARCH(R), Inc. ("CORSEARCH"), the second largest provider in the United States of trademark and trade name research to law firms and corporations. Business to Business Communications is conducted through several individual businesses, each of which is characterized by leading competitive positions within specialized market niches. Business to Business Communications includes: (i) Atwood Convention Publishing, Inc. ("Atwood"), the largest domestic independent publisher of exposition and association related publications and directories;
(ii) Galaxy Registration, Inc. ("Galaxy"), the largest independent provider of trade show and convention registration, exhibitor information and "lead" management services in the United States and (iii) G.E.M. Communications, Inc. (together with its subsidiaries and affiliates, "GEM"), which owns and operates the World Gaming Congress(R), the world's largest trade show catering to the legalized gaming industry, and publishes trade magazines directed to the legalized gaming industry, principally IGWB (formerly International Gaming and Wagering Business), the leading publication catering to gaming industry executives. On a pro forma basis, the Company's consolidated revenues and adjusted EBITDA (as defined herein) for the twelve-month period ended September 30, 1997 were approximately $78.9 million and $17.3 million, respectively. Of such pro forma consolidated revenues, approximately 40% represented Information Services and approximately 60% represented Business to Business Communications. Of such pro forma adjusted EBITDA, 55% represented Information Services and 45% represented Business to Business Communications.

INFORMATION SERVICES

  Information Services provides specialized information and database management services to precise market segments. From October 1, 1992 through September 30, 1997, Information Services' revenues have grown at a compounded annual growth rate of 22% (without any pro forma adjustment).

  TISI, which since 1983 has operated its transportation services business under the trade name DAC Services ("DAC"), is the leading supplier of comprehensive pre-employment screening information to the trucking industry and a provider of driving record-related and other risk assessment and underwriting information to the insurance industry. DAC, endorsed by the American Trucking Associations since 1986 and the trucking associations of 41 states, currently maintains a computer network providing on-line electronic access to a proprietary employment history database of over 2.6 million job records concerning over 1.4 million truck drivers. This proprietary database, which is DAC's key asset, is operated as an information cooperative through which DAC's approximately 2,000 transportation industry members contribute employment records in return for an economic credit against DAC services and the ability to access DAC's employment history database. The Company is not aware of any comparable databases offered by competitors and believes its large cooperative membership and proprietary database represent significant competitive advantages which would take a potential competitor several years to replicate.

  Management believes the demand for the information in its DAC database is driven primarily by federal government regulation, the Company's ability to provide the information on a timely basis and the Company's success in marketing to the "truckload" segment of the trucking industry, which historically exhibits high driver turnover.

  DAC is an integral component of the U.S. trucking industry, providing information services to over 5,600 transportation-related customers, including its 2,000 members and 93 of the largest 100 U.S. "for hire" carriers. In addition, 40 of the 41 largest U.S. "truckload" carriers and 30 of the 59 largest "route" carriers are contributing members to DAC's employment records database. Non-member customers are precluded from accessing the cooperative employment records database; however, they are provided access to DAC's other services, including motor vehicles records ("MVRs") and criminal records.

  DAC provides comprehensive information which is used by transportation industry customers to satisfy current U.S. Department of Transportation ("DOT") pre-employment screening requirements. Due to public safety concerns, DOT regulations currently require trucking companies to investigate the driving history, previous three-year employment history and, since 1995, previous drug and alcohol test results of prospective drivers, but do not require previous employers to respond to such inquiries. If certain proposed DOT regulations, which would require previous employers to respond to such inquiries, are adopted, management believes there could be greater demand for DAC's services.

  In addition to providing MVRs to the transportation industry, TISI supplies MVRs to the insurance industry for the screening of insurance applications. TISI, endorsed by the Professional Insurance Agents' Association, provides over 5,000 insurance industry customers access to TISI's computer network to request MVRs and other information. Approximately 85% of these customers are insurance agents, with the remaining 15% representing branch offices, managing general agents, brokers and a small number of regional and home office locations. These customers primarily utilize TISI's data in assessing insurance underwriting risk and also purchase TISI's workers' compensation and credit report information.

  CORSEARCH, acquired by the Company in 1996, is the second largest provider of trademark and trade name search services in the United States. CORSEARCH provides comprehensive trademark and trade name searches for over 1,100 law firm and corporate clients. Management believes the increase in recent filings of applications for new trademarks and trade names, a greater corporate emphasis on protecting existing trademarks and trade names, growing Internet usage and the increased international expansion of U.S. companies collectively have created greater demand for CORSEARCH's services, and provide significant opportunities to expand CORSEARCH's database operations. The U.S. Patent and Trade Office ("PTO") estimates that the number of domestic trademark filings will increase at a rate of 12% per annum through the year 2000. The number of basic trademark and trade name searches executed by CORSEARCH grew from 13,795 in 1992 to 19,491 in 1996, a 41% increase.

  CORSEARCH's highly trained, industry-focused researchers use CORSEARCH's proprietary software, proprietary CORBASE(R) and CORSTATE(R) databases, third party databases and, to a lesser extent, published resources for completing customer searches. Although the majority of the information contained in CORSEARCH's databases is publicly available from governmental authorities and others, management believes that because of the cycle of intellectual property registration renewals, it likely would take a new competitor several years to compile a database containing the state registration information currently maintained by CORSEARCH and its two primary competitors. New competitors may purchase the federal database from the PTO, but significant computer programming would be needed to make it usable. Management believes that CORSEARCH, which competes primarily on the quality, accuracy and timeliness of its data, provides a consistently high level of service to its clients.

BUSINESS TO BUSINESS COMMUNICATIONS

  Business to Business Communications, through several individual businesses, provides a wide range of business to business communications, publishing and related services.

  Atwood, founded in 1982, is the leading independent publisher of daily trade show and convention newspapers, directories and related publishing products that are directed to the attendees of U.S. trade shows and conventions. During 1996, Atwood provided publishing, communications or promotional services to approximately 7,000 exhibitors at approximately 207 trade shows and conventions, including 44 of the "Tradeshow 200" exhibitions as named by the 1997 Tradeshow Week Data Book. Of the 207 trade shows Atwood provided services to in 1996, 81% represented trade shows served by Atwood in 1995. Atwood also publishes the trade journal EXPO(R), The Magazine for Exposition Management ("EXPO"), the official publication of the International Association for Exposition Management.

  Galaxy, founded in 1982, markets its comprehensive registration services, automated "lead" management products and information services on an exclusive basis to trade associations, promoters, exhibitors and attendees of expositions, trade shows and conventions. Multiple versions of Galaxy's "ExpoCards" (magnetic stripe or "smartcards") are utilized in the registration process to allow convention and trade show exhibitors to digitally capture and manipulate attendee information for "lead" management and follow-up. Galaxy can provide the attendee information collected by its proprietary systems either in the form of customized reports or digitally, so that the data can be manipulated by its customers to meet their individual requirements. In 1996, Galaxy provided services to 41 of the "Tradeshow 200" exhibitions, including four of the top five such exhibitions. Of the 211 trade shows Galaxy provided services to in 1996, 84% represented trade shows served by Galaxy in 1995. Management believes that Galaxy, from its experience servicing a wide variety of expositions, has developed a unique set of organizational skills and technical expertise which provides Galaxy with competitive advantages.

  To date, Atwood and Galaxy have focused primarily on North American trade shows, which during 1996 represented approximately 4,300 shows, in excess of 101 million attendees and 1.25 million exhibiting companies. According to the Center for Exhibition Industry Research, the number of trade shows and attendees in North America is forecasted to increase to approximately 4,500 and approximately 140 million, respectively, by the year 2000.

  GEM, founded in 1986 as BMT Publications, Inc., is the leading global provider of business information and marketing resources for the legalized gaming industry. GEM owns and operates the World Gaming Congress, the largest legalized gaming industry trade show in the world and the only trade show endorsed by the American Gaming Association as the organization's official trade show. In 1996, the World Gaming Congress sold over 185,000 square feet of exhibition space and included over 21,700 attendees, an increase from 117,000 square feet and 17,500 attendees in 1994. GEM also publishes IGWB, which, with a controlled circulation of over 26,000, is the leading trade journal directed to the worldwide legalized gaming industry.

                       BUSINESS AND OPERATING STRATEGIES

  Management has significant experience in the information services, exposition services and publishing businesses and has developed a business and operating strategy to: (i) maximize the strengths of the Company's core businesses; (ii) expand into new products, services and geographic markets; (iii) expand through selective acquisitions to enhance the Company's established business platforms and (iv) improve operating efficiencies.

INFORMATION SERVICES

  Management believes that both TISI and CORSEARCH have been successful because they target well defined market niches and possess competitive advantages through their proprietary databases, value added information products and superior customer service. Management's growth strategy for expanding upon these existing business platforms consists of:

  . Broadening TISI's Customer Focus into Additional Trucking and Transportation Segments. TISI has historically enjoyed success with "truckload" carriers due to the high employee turnover rates associated with this segment of the trucking industry. Management intends to continue capitalizing on this success, but believes the employment history database can be more aggressively marketed to the other segments of the U.S. trucking and transportation industry. Specifically, management intends to expand marketing of its database services to "private fleet" carriers, which include approximately 14,000 trucking companies. Management believes that, by expanding the number of employment records contained in the DAC database, TISI will increase revenues and profits through higher customer "hit rates" per search.

  . Expanding DAC's Business Model to Other Industries. Management believes that there are opportunities to expand the successful DAC pre-employment screening business model and core competencies to other industries that tend to raise public safety concerns, involve substantial financial risks for employers or have high employee turnover rates. Management plans to build employment history databases and market pre-employment screening services to employers in industries possessing these characteristics.

  . Enhancing CORSEARCH's International Search Capabilities. CORSEARCH has historically focused on providing domestic searches for U.S. and foreign based clients. With the growing presence of global businesses and the proliferation of Internet usage, there is a growing customer need for international trademark database searches. As a result, CORSEARCH is in the process of identifying international trademark and trade name information sources and building databases similar to those used in its domestic operations.

  . Broadening CORSEARCH's On-Line Product Offering. Management believes that by expanding CORSEARCH's on-line and Internet products to allow customers to perform pre-screening searches, CORSEARCH can increase revenues from existing customers who are currently utilizing these products from competitors and attract new customers.

  . Expanding into Patent Search Services. Management intends to expand its product offering to include patent searches, likely through acquisitions. Such acquisitions would provide the Company with greater breadth of products for the intellectual property market and an increased ability to serve its existing client base.

BUSINESS TO BUSINESS COMMUNICATIONS

  Management believes that each of the business units comprising Business to Business Communications is a leader in its respective markets and that there are numerous opportunities to enhance the value of these existing franchises.

  . Cross-Selling and Product Bundling Opportunities between Atwood and Galaxy. Galaxy and Atwood have traditionally been operated as separate entities and currently have only 13 mutual clients among the 75 clients which Galaxy and Atwood collectively serve within the "Tradeshow 200." Management intends to capitalize on the loyal customer base of both Atwood and Galaxy by marketing both unit's products on a packaged basis to position Atwood and Galaxy as a comprehensive provider of multiple media, information and exhibitor services to their customers.

  . Expanding Atwood's Custom Publishing Customer Base. Atwood historically has focused its custom publishing activities on the exposition and trade association markets. Management has identified additional markets, such as corporate publishing and corporate gatherings, where Atwood can capitalize on its custom publishing capabilities.

  . Augmenting Galaxy's Exhibitor Products and Services. Management intends to expand the scope and level of information gathered with respect to attendees to create additional value-added information products for exhibitors and trade show managers. For example, Galaxy provided Sony Electronics, Inc.

     ("Sony") with a series of sophisticated electronic "lead" management tools at the 1997 National Association of Broadcasters ("NAB") trade show, which, according to TradeShow & Exhibit Manager magazine, enabled Sony to increase the number of booth visitors it "qualified" to 12,000 from 5,000 during the 1996 NAB show, representing an increase of 140%.

  . Expanding Galaxy's Services to the European Marketplace. According to 1996 M&A Exhibition Directory, the exposition and trade show marketplace in Europe is approximately five times as large as that in the U.S. (based on total square footage of exhibition space). Galaxy has historically provided registration and "lead" management services to the European exposition marketplace through a licensee, Galaxy Expocard Europe. The Company acquired 73% of Galaxy Expocard Europe in 1997 and management intends to enhance Galaxy's international capabilities by more aggressively marketing products to European exposition managers through Galaxy Expocard Europe.

  .  Pursuing Selective Acquisitions of Exposition Services
     Companies. Management believes that the exposition services industry is highly fragmented and plans to pursue opportunistic acquisitions to enhance Galaxy's existing service offerings so that Galaxy, in concert with Atwood, can become a comprehensive provider of exposition media services.

  . Leveraging Key GEM Franchises. GEM's leading position in the legalized gaming market is a direct result of its strong brand names. IGWB and the World Gaming Congress are widely recognized domestically and internationally as the leading sources of business information regarding the legalized gaming market. Management intends to utilize this position to increase revenues through (i) launching or acquiring additional gaming related trade publications targeting specific high-growth gaming markets (e.g., slot machines and bingo), (ii) exploring the acquisition or launch of trade shows complementary to the World Gaming Congress and
     (iii) working closer with the American Gaming Association to develop ancillary revenue sources.

  . Rationalizing GEM's Overhead Costs. IGWB, GEM's flagship publication, was formerly part of a group of five trade magazines, four of which were sold in 1994 and 1995. Following this sale, IGWB continued to occupy the same office space, although the organization's publishing revenue had been reduced by approximately 71%. Management has identified opportunities for cost savings through integration with other publications.

  . Expanding GEM to New Gaming Markets. Management believes portions of the world's gaming markets are relatively immature and underserved. As a result, management plans to capitalize on trade show and publishing opportunities in Europe, Latin America, Asia and Sub-Saharan Africa. As a first step, the Company recently purchased a 49% ownership stake in Gaming for Africa, the leading trade show and magazine targeting the legalized gaming industry in South Africa, one of the world's growing gaming markets. Management intends to seek other acquisitions and joint venture opportunities for worldwide expansion.

                             THE EQUITY INVESTORS

  After giving effect to the Recapitalization (as defined below), VS&A-T/SF, L.L.C. ("VS&A-T/SF") and The Fir Tree Value Fund, L.P. and its affiliates (collectively, "Fir Tree" and together with VS&A-T/SF, the "Equity Investors") will own 64% and 36% of the Common Stock, respectively. VS&A-T/SF is controlled by VS&A Communications Partners II, L.P. ("VS&A Fund II), a private equity fund affiliated with Veronis, Suhler & Associates, Inc. ("VS&A"), an investment banking and research firm specializing in the media and communications industry. Other investors in VS&A-T/SF include two institutional investors and an affiliate of Ian L. M. Thomas, the new President and Chief Executive Officer of the Issuer.

  Since its founding in 1981, VS&A has provided investment banking services to media and communications companies in over 360 completed transactions totaling approximately $20.0 billion in aggregate transaction value. The objective of VS&A's private equity funds is to capitalize on the industry knowledge and transactional experience of VS&A's professionals in order to enhance the value of acquisitions and generate substantial capital appreciation. VS&A's first private equity fund, VS&A Communications Partners, L.P. ("VS&A Fund I"), was a $57.0 million fund formed in 1987. VS&A Fund I invested in eight entities in the consumer and trade magazine publishing, television and radio broadcasting and cable television industries and sold its last investment in 1996. According to Venture Economics, VS&A Fund I's performance placed it in the top 10% of peer equity funds during its time period. VS&A Fund II was formed in 1995 with a capital commitment of $330.0 million. As of September 30, 1997, VS&A Fund II had invested or committed approximately $185.0 million in eight entities in the trade magazine, exposition, cable television, information services, radio broadcasting and advertising directories publishing industries.

  Fir Tree has been an investor in the Issuer since 1994 and prior to the Recapitalization owned 14.6% of the Issuer's common stock (the "Common Stock"). In connection with the Recapitalization, Fir Tree maintained its existing ownership interest (the "Fir Tree Rollover") which, after the Recapitalization, will constitute 36% of the Common Stock. Fir Tree is a private investment firm formed in 1994 by Jeffrey D. Tannenbaum. Mr. Tannenbaum previously was an investment professional with Kohlberg & Co.

  The Equity Investors believe their collective transactional experience, coupled with VS&A's specialized knowledge of media and communications and Fir Tree's history with the Company, will provide the unique ability to identify opportunities to grow the Company's core businesses.

                                THE TRANSACTIONS

  The Recapitalization. Pursuant to a tender offer (the "Tender Offer") completed on October 9, 1997 by the Issuer for its Common Stock, a purchase, consummated on October 9, 1997 (the "Stock Purchase") by a subsidiary of VS&A-T/SF of 881,988 shares of Common Stock, the repurchase, consummated on October 9, 1997 by the Issuer of certain employee stock options (the "Option Repurchase"), a merger or reverse stock split (the "Second Step Transaction") which has not yet occurred, and the Drop Down Restructuring described below, the Company will be recapitalized and VS&A-T/SF and Fir Tree will own 64% and 36% of the Common Stock, respectively. The Tender Offer, Stock Purchase, Option Repurchase, Second Step Transaction and Drop Down Restructuring are collectively referred to herein as the "Recapitalization." See "Description of the Transactions."

  As part of the Recapitalization, VS&A-T/SF and Fir Tree caused the Company to contribute to T/SF Holdings, LLC ("Holdings LLC") substantially all of the assets and liabilities of Atwood, Galaxy and GEM in exchange for a $45.0 million preferred equity interest in Holdings LLC. VS&A-T/SF and Fir Tree contributed $4.5 million to acquire the common equity interests in Holdings LLC in the same proportion as their ownership of the Common Stock immediately following the consummation of the Recapitalization. The preferred equity interest held by the Issuer carries an 11% annual distribution rate and gives the Issuer voting, operational and management control of Holdings LLC. Holdings LLC has contributed the assets of Galaxy, Atwood and GEM (together with the Company's contribution of such Assets to Holdings LLC, the "Drop Down Restructuring") into three wholly-owned limited liability companies (the "Operating LLCs"). Holdings LLC and the Operating LLCs are collectively referred to herein as the "LLCs." As a result of the control of the LLCs directly or indirectly, by the Issuer, the financial results of the LLCs will be included in the consolidated financial statements of the Company. Each of the LLCs has jointly and severally unconditionally guaranteed, on an unsecured senior subordinated basis, the payment of principal, premium, if any, and interest on the Notes, which guarantees are subordinated to all Senior Debt of the LLCs and the other Guarantors. After giving effect to the Recapitalization, the Company's organizational structure will be as shown on the following chart:

                                      LOGO

  The Financing Plan. The Offering (as defined herein) was part of a plan designed to enable the Issuer to finance the Recapitalization. In connection with the Recapitalization, the Issuer: (i) borrowed $20.0 million under a $25.0 million revolving senior credit facility (the "Senior Credit Facility") with First Union National Bank ("FUNB"), an affiliate of the Initial Purchaser (as defined herein); (ii) issued $80.0 million aggregate principal amount of notes pursuant to a facility (the "Bridge Financing Facility") provided by First Union Corporation, an affiliate of the Initial Purchaser; (iii) maintained Fir Tree's ownership interest through the Fir Tree Rollover valued at approximately $19.6 million and (iv) received $40.0 million(/1/) of equity contributions (the "Equity Contributions") from VS&A-T/SF and Fir Tree. The Recapitalization, the borrowings under the Senior Credit Facility and the Bridge Financing Facility, the Fir Tree Rollover and the Equity Contributions are collectively referred to herein as the "Transactions." The net proceeds of the notes sold pursuant to the Offering were applied to repay indebtedness incurred in connection with the Recapitalization under the Senior Credit Facility and the Bridge Financing Facility.

  The following table sets forth the sources and uses of funds in connection with the Recapitalization (dollars in thousands).

SOURCES OF FUNDS:
-----------------
Senior Credit Facility (1)..  $ 20,000
Bridge Financing Facility...    80,000
Equity Contributions (2)....    40,000
Fir Tree Rollover...........    19,600
                              --------
  Total sources.............  $159,600
                              ========

USES OF FUNDS:
--------------
Share repurchase and other (1).................................... $130,067
Fir Tree Rollover.................................................   19,600
Fees and expenses (3).............................................    8,250
Working capital...................................................    1,683
                                                                   --------
  Total uses...................................................... $159,600
                                                                   ========

--------
(1) Reflects consideration paid to repurchase shares pursuant to the Tender Offer, Option Repurchase and Second Step Transaction, as well as severance and bonus expenses associated with the Recapitalization. The amounts drawn on the Senior Credit Facility and used to repurchase shares, as well as certain related expenses, were drawn and used in connection with transactions in both October 1997 (i.e., the Tender Offer and Option Repurchase) and January 1998 (i.e., the Second Step Transaction).
(2) The Equity Contributions consist of $35.5 million contributed by VS&A-T/SF to the Issuer and $4.5 million contributed to Holdings LLC as part of the Drop Down Restructuring. Of the $4.5 million contributed to Holdings LLC, VS&A-T/SF and Fir Tree contributed approximately $2.9 million and $1.6 million, respectively.
(3) Includes fees and expenses related to the Transactions and the Offering (including the Initial Purchaser's discount).

                           OFFERING OF THE OLD NOTES

  On October 29, 1997, the Issuer completed the private sale to First Union Capital Markets Corp. (the "Initial Purchaser") of $100.0 million principal amount of the Old Notes at a price of 97% of the principal amount thereof. The Initial Purchaser resold the Old Notes to a limited number of qualified institutional buyers at an initial price to investors of 100% of the principal amount thereof, with net proceeds to the Issuer of $97.0 million (the "Offering"). The Offering was a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144A and
Section 4 thereof.

                               THE EXCHANGE OFFER

  The Exchange Offer relates to the exchange of up to $100,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of the Issuer entitled to the benefits of the Indenture relating to the Old Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not contain terms with respect to transfer restrictions or interest rate increases as described herein. In addition, following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the provisions of the Exchange Offer Registration Rights Agreement relating to contingent increases in the interest rates provided for pursuant thereto. See "Description of the New Notes."

The Exchange Offer......  $1,000 principal amount of New Notes will be issued in exchange for each $1,000 principal amount of Old Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, $100,000,000 in aggregate principal amount of Old Notes are outstanding. The Issuer will issue the New Notes to tendering holders of Old Notes on or promptly after the Expiration Date.

Resale..................  The Issuer believes that the New Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except that any of its "affiliates" or any "dealer," as such terms are defined under the Securities Act, that exchanges Old Notes held for its own account (a "Restricted Holder") may be required to deliver copies of this Prospectus in connection with any resale of the New Notes issued in exchange for such Old Notes (the "Prospectus Delivery Requirement"). A broker-dealer will be required to acknowledge that it has no arrangements with any person to participate in the distribution of the New Notes. A broker-dealer which purchased Old Notes from the Issuer may not participate in the Exchange Offer. See "The Exchange Offer--General" and "Plan of Distribution."

Expiration Date.........  5:00 p.m., New York City time, on       , 1997,
                          unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended See "The
                          Exchange Offer--Expiration Date; Extensions;
                          Amendments."

Accrued Interest on the   Interest on each New Note will accrue from the last
 New Notes and the Old    Interest Payment Date on which interest was paid on
 Notes..................  the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from October 29, 1997. Holders of Old Notes whose Old
                          Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from the last Interest

                          Payment Date or October 29, 1997 (as the case may be) to the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on the same Interest Payment Date that they would have received had they not accepted the Exchange Offer. See "The Exchange Offer--Interest on the New Notes."

Termination of the
 Exchange Offer.........  The Issuer may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation. Holders of Old Notes will have certain rights against the Issuer under the Registration Rights Agreement if the Issuer fails to consummate the Exchange Offer. See "The Exchange Offer--Termination." No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than applicable requirements under federal and state securities laws.

Procedures for            Each holder of Old Notes wishing to accept the
 Tendering Old Notes....  Exchange Offer must complete, sign and date the
                          Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old
                          Notes to be exchanged and any other required documentation to IBJ Schroder Bank & Trust Company, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer--Procedures for
                          Tendering. "

Special Procedures for    Any beneficial holder whose Old Notes are registered
 Beneficial Holders.....  in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The
                          Exchange Offer--Procedures for Tendering."

Guaranteed Delivery       Holders of Old Notes who wish to tender their Old
Procedures..............  Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes (or who cannot complete the procedure for book-entry transfer on a timely basis) and a properly completed
                          Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old
                          Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                          Procedures."

Withdrawal Rights.......  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. See "The Exchange Offer--
                          Withdrawal of Tenders."

Acceptance of Old Notes
 and Delivery of New      Subject to certain conditions (as summarized above in
 Notes..................  "Termination of the Exchange Offer" and described more fully in "The Exchange Offer--Termination"), the Issuer will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the
                          Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--
                          General."

Certain Tax               The exchange pursuant to the Exchange Offer will
Consequences............  generally not be a taxable event for federal income tax purposes. See "Certain U.S. Federal Income Tax
                          Consequences."

Exchange Agent..........
                          IBJ Schroder Bank & Trust Company, the Trustee under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is:
                          IBJ Schroder Bank & Trust Company of New York, P.O. Box 84, Bowling Green Station, New York, NY 10274-0084, Attention: Reorganization Operations Department; and deliveries by hand or overnight courier should be addressed to IBJ Schroder Bank & Trust Company of New York, One State Street, New York, NY 10004, Attention: Securities Processing Window, Subcellar One (SC-1). For information with respect to the Exchange Offer and confirmation of facsimile transmissions, the telephone number for the Exchange Agent is (212) 858-2103 and the facsimile number for the Exchange Agent is (212) 858-2611.

Use of Proceeds.........  There will be no cash proceeds payable to the Issuer from the issuance of the New Notes pursuant to the Exchange Offer. The Company incurred $80.0 million of indebtedness under the Bridge Financing Facility and borrowed $20.0 million (including amounts drawn in January 1998 in connection with the Second Step Transaction) pursuant to the Senior Credit Facility pending the issuance and sale of the Old Notes. The Company applied the net proceeds from the sale of the Old Notes to repay the indebtedness incurred under the Bridge Financing Facility and the Senior Credit Facility in connection with the Recapitalization. The Bridge Financing Facility bore interest at the rate of 10.25% per annum. An affiliate of the Initial Purchaser was the lender under the Bridge Financing Facility.

                                 THE NEW NOTES

Securities Offered......  $100.0 million principal amount of 10 3/8% Series B
                          Senior Subordinated Notes Due 2007.

Maturity Date...........  November 1, 2007.

Interest Payment          Each May 1 and November 1, commencing May 1, 1998.
 Dates..................

Optional Redemption.....  The Notes will be redeemable at the option of the
                          Issuer, in whole or in part, at any time on or after November 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption.

                          Prior to November 1, 2000, the Issuer, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at 110.375% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date, with the Net Proceeds of one or more Public Equity Offerings; provided that at least 65% of the principal amount of Notes originally issued remain outstanding immediately after the occurrence of any redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering. See "Description of the New Notes-- Redemption--Optional Redemption."

Change of Control.......  In the event of a Change of Control, holders of the
                          Notes will have the right to require the Issuer to purchase the Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. See "Description of the New Notes--Change of Control."

Ranking.................  The New Notes will be general unsecured obligations of the Issuer, subordinated in right of payment to all existing and future Senior Debt of the Issuer and senior in right of payment to any subordinated indebtedness of the Issuer. As of September 30, 1997, after giving effect to the Transactions and the issuance of the Old Notes, the Issuer would have had
                          (i) approximately $3.7 million aggregate principal amount of Senior Debt outstanding and (ii) $25.0 million of borrowing availability under the Senior Credit Facility. See "Description of the New Notes-- Subordination."

Guarantees..............  The Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, as to the payment of principal, premium, if any, and interest, jointly and severally (collectively, the "Guarantees"), by each of the Issuer's subsidiaries and each of the LLCs (collectively, the "Guarantors"). The Guarantees are subordinated to all Senior Debt of the Guarantors. See "Description of the New Notes--Guarantees."

Asset Sale Proceeds.....  The Issuer is obligated in certain instances to make offers to repurchase the Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase, with the net cash proceeds of certain asset sales. See "Description of the New Notes-- Certain Covenants--Limitation on Asset Sales."

Certain Covenants.......  The Indenture (as defined herein), under which the
                          Notes will be issued, will contain covenants for the benefit of the holders of the Notes that, among other things, will restrict the ability of the Issuer and the Guarantors to: (i) incur additional indebtedness;
                          (ii) pay dividends, distributions and other restricted payments; (iii) issue stock of or other interests in subsidiaries; (iv) make certain investments; (v) repurchase stock; (vi) create certain liens; (vii) enter into certain transactions with affiliates; (viii) merge or consolidate the Issuer or any Guarantor and (ix) transfer or sell assets. These covenants are subject to a number of important qualifications and exceptions, including the permitting of Permitted Tax Distributions (as defined therein) by the LLCs. See "Description of the New Notes--Certain Covenants."

Registration Rights.....
                          Pursuant to a Registration Rights Agreement among the Issuer, the Guarantors and the Initial Purchaser (the "Exchange Offer Registration Rights Agreement"), the Issuer and the Guarantors agreed to use their best efforts to file within 30 days, and cause to become effective within 150 days, of the date of the original issuance of the Old Notes (the "Issue Date"), an Exchange Offer Registration Statement (as defined herein) with respect to an offer to exchange the Old Notes for notes of the Issuer with terms (other than those with respect to restrictions on transfer) substantially identical to those of the Old Notes. The Issuer, upon the Exchange Offer Registration Statement becoming effective, will be obligated to commence the Exchange Offer and to cause the Exchange Offer to remain open for acceptance for not less than 20 business days after the date of commencement. In addition, under certain circumstances the Issuer may be required to file a Shelf Registration Statement (as defined herein). Among other provisions, in the event that: (i) the Exchange Offer Registration Statement or Shelf Registration Statement has not been filed with the Commission within 30 days after the Issue Date; (ii) the Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 150 days after the Issue Date or (iii) the Exchange Offer is not consummated within 30 days after the Exchange Offer Registration Statement is declared effective (each such event referred to in clauses (i) through (iii) above is a "Registration Default"), the sole remedy available to holders of the Notes will be immediate assessment of additional interest ("Additional Interest") as follows: the per annum interest rate on the Notes will increase by 0.5% and the per annum interest rate will increase by an additional 0.25% for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 2% in excess of the initial 10 3/8% interest rate per annum except that such Additional Interest shall not be payable under certain circumstances. All Additional Interest will be payable to holders of the Notes in cash on each May 1 and November 1, commencing with the first such date occurring after any such Additional Interest commences to accrue, and continuing until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the Notes will revert to the interest rate originally borne by the Notes. See "The Exchange Offer."

Trading.................  The Notes have been designated for trading on the
                          Private Offerings, Resales and Tradings through Automated Linkages ("PORTAL") Market.

                                   THE ISSUER

  T/SF Communications Corporation is a Delaware corporation. The Issuer's principal executive offices currently are located at 888 Seventh Avenue, 28th floor, New York, New York 10106 and its telephone number is (212) 247-5160.

                                  RISK FACTORS

  Prospective purchasers of the Notes should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data included in this Prospectus in evaluating an investment in the Notes.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

  The following summary unaudited pro forma statement of operations data of the Company give effect to, among other things, the Transactions and the Offering, as if they had occurred at January 1, 1996. The following unaudited pro forma condensed balance sheet data of the Company give effect to, among other things, the Transactions and the Offering, as if they had occurred on September 30, 1997. Certain management assumptions and adjustments relating to the Transactions and this Offering are described in the accompanying notes hereto and elsewhere in this Prospectus. This pro forma information is not necessarily indicative of the results that would have occurred had the Transactions and the Offering been completed on the dates indicated or the Company's actual or future results or financial position. The summary unaudited pro forma statement of operations, balance sheet and other financial data should be read in conjunction with the information contained in the financial statements of the Company and the notes thereto, "Unaudited Pro Forma Consolidated Financial Information," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,
                             YEAR ENDED     ------------------  TWELVE MONTHS ENDED
                          DECEMBER 31, 1996   1996      1997    SEPTEMBER 30, 1997
                          ----------------- --------  --------  -------------------
                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Revenues
 Business to Business
  Communications........       $45,594       $28,464   $29,825        $46,955
 Information Services...        28,838        21,629    24,388         31,597
 Corporate and other in-
  come..................            23           438       749            334
                               -------      --------  --------        -------
  Total revenues........        74,455        50,531    54,962         78,886
                               -------      --------  --------        -------
 Expenses
 Operating costs........        43,900        30,868    33,684         46,716
 General and administra-
  tive expenses.........        16,203        11,510    12,889         17,582
 Depreciation and amor-
  tization..............         4,895         3,662     3,643          4,876
                               -------      --------  --------        -------
  Total expenses........        64,998        46,040    50,216         69,174
                               -------      --------  --------        -------
 Operating income.......         9,457         4,491     4,746          9,712
 Interest expense.......        11,498         8,630     8,477         11,345
                               -------      --------  --------        -------
 Loss before income tax-
  es....................        (2,041)       (4,139)   (3,731)        (1,633)
 Income tax benefit.....           913         1,519     1,221            615
                               -------      --------  --------        -------
 Net loss...............       $(1,128)     $ (2,620) $ (2,510)       $(1,018)
                               =======      ========  ========        =======
OTHER FINANCIAL DATA:
 Pro forma EBITDA (1)
  (2)...................       $14,352      $  8,153  $  8,389        $14,588
 Pro forma EBITDA margin
  (1) (2)...............          19.3%         16.1%     15.3%          18.5%
 Adjusted pro forma
  EBITDA (1) (3) .......       $17,171      $ 10,277   $10,377        $17,271
 Adjusted pro forma
  EBITDA margin (1) (3)
  ......................          23.1%         20.3%     18.9%          21.9%

FINANCIAL RATIOS:
 Ratio of net debt to adjusted pro forma EBITDA (4)........................ 5.5x
 Ratio of adjusted pro forma EBITDA to cash interest expense (5) .......... 1.6x

                       AS OF
                 SEPTEMBER 30, 1997
                 ------------------
BALANCE SHEET
 DATA:
 Cash and
  equivalents..       $  8,577
 Total assets..         74,612
 Total long-
  term debt....        103,656
 Stockholders'
  deficit......        (53,088)

--------
(1) Historical EBITDA, as shown below, represents operating income plus depreciation and amortization. EBITDA is included because management understands that such information is considered by certain investors to be an additional basis on which to evaluate the Company's ability to pay interest expense, repay debt and make capital expenditures. Excluded from EBITDA are interest expense, income taxes, depreciation and amortization, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

(2) Pro forma EBITDA, as presented, reflects the following pro forma adjustments and does not reflect additional anticipated cost savings related to management's business and operating strategy, which is currently planned. Pro forma EBITDA margin represents pro forma EBITDA as a percentage of total pro forma revenues.

                                                         TWELVE MONTHS ENDED
                                                          SEPTEMBER 30, 1997
                                                        ----------------------
                                                        (DOLLARS IN THOUSANDS)
   Historical EBITDA (1)...............................        $14,046
   Pro forma adjustments:
   Acquisitions of CORSEARCH, Casino Publishing and
    Galaxy Expocard Europe (a).........................           (260)
   Non-operating gain on sale of real estate (b).......           (316)
   General and administrative expenses and other (c)...          1,118
                                                               -------
   Total pro forma adjustments.........................            542
                                                               -------
   Pro forma EBITDA....................................        $14,588
                                                               =======

  --------
  (a) This adjustment gives effect to the acquisition of Casino Publishing Co. in February 1997 and Galaxy Expocard Europe B.V. in May 1997 as if they occurred at the beginning of the period indicated.

  (b) Represents the elimination of $316,000 gain on the sale of certain Company assets, consisting mainly of real estate.

  (c) Pro forma adjustments to general and administrative and other expenses are as follows:

                                                           TWELVE MONTHS ENDED
                                                            SEPTEMBER 30, 1997
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
     VS&A management fee.................................         $  (90)
     Elimination of management position (i)..............            353
     Nonrecurring write-down of investment (ii)..........            575
     Other (iii).........................................            280
                                                                  ------
                                                                  $1,118
                                                                  ======

    --------
    (i) Represents the elimination of salary, bonus, payroll taxes and employee benefits associated with one management position which was principally devoted to nonoperational tasks including the Transactions. Management eliminated this position as part of the Transactions.

    (ii) Represents a nonrecurring charge associated with the write-down of Midwest Energy Companies, Inc. ("MECI") common stock received in exchange for land sold to MECI in March 1995 and a write-off of an investment in a vendor used by the Company who filed for bankruptcy.

    (iii) Represents (a) the elimination of certain general and administrative costs, mainly transactional consulting fees, during the year ended December 31, 1996 and the nine months ended September 30, 1997 and (b) the elimination of amortization income associated with covenants-not-to-compete arising from the sale of the New York Shopper (as defined herein) and trade journal operations.

(3) Management believes the following additional adjustments are relevant to evaluating the future operating performance of the Company. The following additional adjustments, which eliminate the impact of certain items which management believes are nonrecurring and also reflects the estimated impact of management's business and operating strategy, are based on estimates and assumptions made and believed to be reasonable by management and are inherently uncertain and subject to change. Pro forma adjusted EBITDA margin represents pro forma adjusted EBITDA as a percentage of total pro forma revenues. The following calculation should not, therefore, be viewed as indicative of actual or future results. The following table reflects the effect of these items:

                                                           TWELVE MONTHS ENDED
                                                            SEPTEMBER 30, 1997
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   Pro forma EBITDA......................................        $14,588
   Additional adjustments:
   Net personnel costs (a)...............................          1,271
   Reorganization of loss-producing magazines (b)........            616
   Excess information acquisition costs (c)..............            196
   Shut down of business operations (d)..................            418
   Other net savings (e).................................            182
                                                                 -------
   Total additional adjustments..........................          2,683
                                                                 -------
   Adjusted pro forma EBITDA.............................        $17,271
                                                                 =======

  --------
  (a) Represents the net reduction in personnel costs for: (i) elimination of the Tulsa, Oklahoma corporate office and the related compensation and benefits for 13 individuals; (ii) addition of new management team located at a new corporate office in New York and the related compensation, benefits, occupancy and administrative costs; (iii) addition of short-term consulting agreement expenses with former officers to aid the new management in the transition phase and (iv) elimination of non-recurring costs related to the search for and hiring of research oriented personnel at CORSEARCH.

  (b) Represents losses incurred by the Company during the periods presented in connection with two magazine operations: IGWB and Casino Executive. While these publications are projected to be profitable in fiscal 1998, in the event that such publications continue to generate losses, management expects to take one or more of the following actions: (i) reorganize the publications to reduce costs; (ii) merge the publications with another party; (iii) enter into strategic alliances or partnerships with a third party or (iv) other alternatives. Management expects a decision regarding this segment will be made during fiscal 1998.

  (c) Effective for fiscal 1997, CORSEARCH changed the terms of a contract with one of its database vendors. This adjustment reflects information acquisition costs during the nine months ended September 30, 1997 under a variable pricing structure consistent with an August 1, 1997 amendment to that agreement with that vendor.

  (d) Represents losses in TISI's NESS division, a high-end employment screening service which was abandoned by the Company in fiscal 1997.

  (e) During fiscal 1996 and 1997, certain consulting costs were incurred in connection with one-time acquisition searches and one-time executive searches; a system evaluation project that was never completed; a satellite office study that was not implemented and an option and study of the feasibility of a new publication. In addition, severance costs for the officer of a closed division were incurred.

(4) The ratio of net debt to adjusted pro forma EBITDA represents total pro forma long-term debt, including current maturities, less pro forma cash and cash equivalents divided by adjusted pro forma EBITDA.

(5) The ratio of adjusted pro forma EBITDA to cash interest expense represents adjusted pro forma EBITDA divided by the sum of the cash interest expense associated with the Notes plus actual cash interest paid by the Company.

                       SUMMARY HISTORICAL FINANCIAL DATA

  The following table presents summary historical financial data for each of the five years in the period ended December 31, 1996 that have been derived from the audited consolidated financial statements of the Company. The statements of operations and changes in stockholders' equity and statements of cash flows for each of the three years in the period ended December 31, 1996 and the notes thereto appear elsewhere in this Prospectus. The summary historical balance sheet data as of September 30, 1997 and the summary historical statement of operations data for the nine months ended September 30, 1997 and 1996 of the Company have been derived from unaudited financial statements, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the nine months ended September 30, 1997 and 1996 are not necessarily indicative of results that may be expected for the entire year.

                                                                             NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                          -------------------------------------------------  ------------------
                            1992      1993       1994      1995      1996      1996      1997
                          --------  --------   --------  --------  --------  --------  --------
                                              (DOLLARS IN THOUSANDS)
                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA (1):
 Revenues
 Information Services
  (a)...................  $ 13,643  $ 14,499   $ 15,091  $ 17,950  $ 24,273  $ 17,064  $ 24,388
 Business to Business
  Communications (b)....    80,643    42,911     39,665    53,089    42,891    26,313    29,323
 Corporate and other....     1,020     1,570      2,163     1,039     1,478     1,728       955
                          --------  --------   --------  --------  --------  --------  --------
  Total revenues........    95,306    58,980     56,919    72,078    68,642    45,105    54,666
                          --------  --------   --------  --------  --------  --------  --------
 Expenses
 Operating costs........    64,613    49,658     35,069    39,665    40,314    27,549    33,474
 General and
  administrative
  expenses..............    21,341    15,361     11,862    11,841    15,207    10,289    13,000
 Depreciation and
  amortization..........     7,378     3,779      3,118     3,601     4,018     2,843     3,564
                          --------  --------   --------  --------  --------  --------  --------
  Total expenses........    93,332    68,798     50,049    55,107    59,539    40,681    50,038
                          --------  --------   --------  --------  --------  --------  --------
 Operating income
  (loss)................     1,974    (9,818)     6,870    16,971     9,103     4,424     4,628
 Interest expense.......     2,692     1,921        736       859       581       413       401
                          --------  --------   --------  --------  --------  --------  --------
 Income (loss) before
  income taxes and other
  items.................      (718)  (11,739)     6,134    16,112     8,522     4,011     4,227
 Unusual gain (2).......    24,412       --         --        --        --        --        --
 Income tax (provision)
  benefit...............   (10,569)    4,097     (2,589)      (58)   (3,101)   (1,578)   (1,803)
 Minority interest in
  consolidated
  subsidiaries..........    (3,983)    1,929       (981)     (266)      --        --        --
 Discontinued
  operations, net (3)...      (790)   (4,800)    (2,816)       37       --        --        --
 Extraordinary loss, net
  of tax of $340 (4)....       --       (560)       --        --        --        --        --
                          --------  --------   --------  --------  --------  --------  --------
 Net income (loss)......  $  8,352  $(11,073)  $   (252) $ 15,825  $  5,421  $  2,433  $  2,424
                          ========  ========   ========  ========  ========  ========  ========
 Weighted average common
  shares outstanding....     4,208     3,801      3,733     3,766     3,543     3,537     3,564
EARNINGS (LOSS) PER
 SHARE:
 Continuing operations..  $   2.17  $  (1.54)  $   0.65  $   4.19  $   1.53  $   0.69  $   0.68
 Discontinued
  operations............     (0.19)    (1.26)     (0.75)      .01       --        --        --
 Extraordinary loss.....       --      (0.15)       --        --        --        --        --
                          --------  --------   --------  --------  --------  --------  --------
                          $   1.98  $  (2.95)  $  (0.10) $   4.20  $   1.53  $   0.69  $   0.68
                          ========  ========   ========  ========  ========  ========  ========
OTHER FINANCIAL DATA
 (1):
 Capital expenditures...  $  1,402  $  5,564   $  4,382  $  2,589  $  2,641  $  1,955  $  5,460
 EBITDA (5).............     9,352    (6,039)     9,988    20,572    13,121     7,267     8,192
 EBITDA margin (5)......       9.8%    (10.2)%     17.5%     28.5%     19.1%     16.1%     15.0%
 Ratio of earnings to
  fixed charges (6).....       9.8x      --         9.3x     19.8x     15.7x     10.7x     11.2x

                                                                    AS OF
                                                              SEPTEMBER 30, 1997
                                                              ------------------
BALANCE SHEET DATA:
 Cash and equivalents........................................      $ 6,894
 Total assets................................................       62,828
 Total debt..................................................        4,862
 Stockholders' equity........................................       39,628

--------
(1) In the merger of Tribune/Swab-Fox Companies, Inc. ("Tribune/Swab Fox"), then the owner of 78% of the Common Stock, with and into the Issuer on May 25, 1995, the Issuer was the surviving entity, from a legal standpoint. However, from an accounting standpoint, the transaction was treated as a downstream merger. Thus, for financial reporting purposes, the transaction was treated as a recapitalization of Tribune/Swab-Fox, with Tribune/Swab-Fox as the survivor. Accordingly, the historical financial statements of the Company, as the surviving legal entity, are those historical financial statements of Tribune/Swab-Fox prior to the merger. In addition, the Company was a party to several events/transactions which affect the comparability of the historical information presented above. See the Notes to Consolidated Financial Statements for additional information on certain of these events/transactions.
  --------
  (a)With respect to Information Services, the Company acquired CORSEARCH in August 1996.

  (b) With respect to Business to Business Communications, the Company: (i) ceased publishing "The Tulsa Tribune" in September 1992 as a result of the termination of a joint operating agreement; (ii) sold the operating assets of Marks-Roiland Communications, Inc. (the "New York Shopper"), one of the Company's shopper-newspaper operations, in November 1993;
      (iii) acquired the stock of Galaxy in March 1994; (iv) sold the assets of Shopper's Guide, Inc. (the "New Jersey Shopper"), its other shopper-newspaper operation, in April 1994; (v) sold three trade journals and related assets in July 1995; (vi) acquired Casino Publishing Co. effective February 1, 1997 and (vii) acquired Galaxy Expocard Europe, B.V. in May 1997.

(2) Gain from early termination of newspaper joint operating agreement between the Company's newspaper and World Publishing Company, net of termination costs.

(3) Restated to reflect real estate as a discontinued operation as of November 30, 1994.

(4) Prepayment penalty on early retirement of long-term debt.

(5) EBITDA, as presented, represents operating income plus depreciation and amortization. EBITDA is included because management understands that such information is considered by certain investors to be an additional basis on which to evaluate the Company's ability to pay interest expense, repay debt and make capital expenditures. Excluded from EBITDA are interest expense, income taxes, depreciation and amortization, unusual gain, minority interest in consolidated subsidiaries, discontinued operations, net and extraordinary loss, net of tax, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. EBITDA margin represents EBITDA as a percentage of total revenues.

(6) In computing the ratio of earnings to fixed charges: (a) earnings have been based on income from continuing operations before income taxes and fixed charges and (b) fixed charges consist of interest and amortization of debt discount and expense. The coverage deficiency for the year ended December 31, 1993 was approximately $11.7 million.

                                 RISK FACTORS

CONSEQUENCES OF FAILURE TO EXCHANGE

  Untendered Old Notes not exchanged for New Notes pursuant to the Exchange Offer will remain subject to the existing restrictions upon transfer of such Old Notes. Additionally, holders of any Old Notes not tendered in the Exchange Offer prior to the Expiration Date will not be entitled to require the Issuer to file the Shelf Registration Statement and the stated interest rate on such Old Notes will remain at its initial level of 10 3/8%.

SUBSTANTIAL LEVERAGE

  The Company incurred significant debt in connection with the Transactions and the issuance of the Old Notes. As of September 30, 1997, after giving pro forma effect to the Transactions and the issuance of the Old Notes, the Company would have had outstanding indebtedness of $103.7 million. The Company's leveraged financial position poses substantial consequences to holders of the Notes, including the risks that: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on the Notes and the payment of amounts due under the Senior Credit Facility; (ii) the Company's leveraged position may impede its ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes and (iii) the Company's highly leveraged financial position may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. Management believes that it will have sufficient capital to carry on its business and will be able to meet its scheduled debt service requirements. However, there can be no assurance that the future cash flow of the Company will be sufficient to meet the Company's obligations and commitments. In addition, the Senior Credit Facility contemplates that all borrowings thereunder will become due by 2004. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected, or that if they are effected, that they could be effected on a timely basis or on satisfactory terms, or that these actions would enable the Company to continue to satisfy its capital requirements. In addition, the terms of existing or future debt agreements, including the Indenture and the Senior Credit Facility, may prohibit the Company from adopting any of these alternatives. Management's strategy contemplates strategic acquisitions, and a portion of the cost of such acquisitions may be financed through the incurrence of additional indebtedness. There can be no assurance that financing will continue to be available on terms acceptable to the Company or at all. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to fund scheduled investments and capital expenditures, to make future acquisitions and to absorb adverse operating results may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of the Senior Credit Facility," "Business--Business and Operating Strategies" and "Description of the New Notes."

DEPENDENCE UPON DISTRIBUTIONS FROM SUBSIDIARIES AND LLCS

  The ability of the Issuer to perform its obligations with respect to the Notes will be dependent on several factors. The Issuer will be dependent on its subsidiaries and the LLCs for funds with which to pay principal and interest on the Notes. The terms of the Guarantees, the Indenture and the Senior Credit Facility expressly permit the Issuer's subsidiaries and the LLCs to make certain distributions to the Issuer in connection with the Issuer's obligations with respect to the Notes. There can be no assurance, however, that the Issuer's subsidiaries or the LLCs will be profitable such that such entities are able to make distributions to the Issuer sufficient for the payment of the Issuer's obligations with respect to the Notes. Subject to the considerations described below under "Risk of Fraudulent Transfer," the Guarantees will provide the holders of the Notes with a direct claim against the Guarantors.

FULL IMPLEMENTATION OF BUSINESS AND OPERATING STRATEGY

  Following the consummation of the Tender Offer and Stock Purchase, the Company employed a new senior management team and adopted a refined business and operating strategy. See "Business--Business and Operating Strategies" and "Management." This business and operating strategy includes the implementation of certain intended operating improvements and the adoption of new strategies. There can be no assurance that the Company will be able to implement fully this new business and operating strategy or that the anticipated results of this strategy will be realized. In addition, after gaining experience with the Company's operations under its new strategy, the Company and the new senior management team may decide to alter or discontinue certain aspects of this strategy. Implementation of this strategy could also be affected adversely by a number of factors beyond the Company's control, such as operating difficulties, increased operating costs, regulatory developments, general economic conditions or increased competition. Any such failure to implement this strategy could have a material adverse effect on the Company's ability to service its indebtedness, including principal and interest payments on the Notes.

  The Company has reflected on a pro forma basis for the year ended December 31, 1996 and the nine-month periods ended September 30, 1996 and 1997 the anticipated benefits from the operating improvements and cost reduction measures included in management's business and operating strategy. These adjustments are based on a number of estimates and assumptions that, while considered reasonable by management, should not be viewed as indicative of the results that would actually have occurred had the Company's business and operating strategy been implemented on the dates indicated or of the Company's actual or future results or financial position. Prospective purchasers of the Notes are cautioned not to place undue reliance on these adjustments. See "Unaudited Pro Forma Consolidated Financial Information."

SUBORDINATION OF NOTES

  The Notes will be unsecured and subordinated to the prior right of payment of all existing and future Senior Debt of the Issuer, including obligations under the Senior Credit Facility. The indebtedness under the Senior Credit Facility will also become due prior to the time the principal obligations under the Notes become due. Subject to certain limitations, the Indenture will permit the Issuer to incur additional Senior Debt. See "Description of the Notes--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." As a result of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency, the assets of the Issuer will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, substantially all of the assets of the Issuer and its subsidiaries may in the future be pledged to secure other indebtedness of the Company. See "Description of the Senior Credit Facility" and "Description of the New Notes."

RESTRICTIONS IMPOSED BY THE SENIOR CREDIT FACILITY AND THE INDENTURE

  The Senior Credit Facility and the Indenture impose certain operating and financial restrictions on the Company. The Senior Credit Facility requires the Company to maintain specified financial ratios and tests, among other obligations, including a maximum leverage ratio, a maximum senior leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio, each as defined in the Senior Credit Facility. In addition, the Senior Credit Facility restricts, among other things, the Issuer's ability to: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale-leaseback transactions;
(iv) make loans and investments; (v) issue more debt; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures;
(viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates and (x) alter its lines of business. A failure to comply with the restrictions contained in the Senior Credit Facility could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration would constitute an event of default under the Indenture. In addition, the Indenture restricts, among other things, the Company's ability to: (i) incur additional indebtedness; (ii) pay dividends, distributions and other restricted payments; (iii) issue stock of or other interests in subsidiaries; (iv) make certain investments; (v) repurchase stock; (vi) create certain liens; (vii) enter into certain transactions with affiliates;
(viii) merge or consolidate the Issuer or any Guarantor and (ix) transfer or sell assets. A failure to comply with the restrictions in the Indenture could result in an event of default under the Indenture. See "Description of the Senior Credit Facility" and "Description of the New Notes."

VARIABILITY OF OPERATING RESULTS

  The Company's revenues and operating results may vary significantly from quarter to quarter and from year to year as a result of a number of factors. The Company's Business to Business Communications segment is affected by the timing of conventions and trade shows, with most shows operating during March to May and September to November. In addition, many conventions and trade shows are held only in certain years (e.g., bi-annually, tri-annually, etc.), which affects the comparability of the Company's revenues and other operating results from year to year. World Gaming Congress, the Company's largest owned trade show, traditionally is held in the fourth quarter of each year, and the results of the Business to Business Communications segment are significantly impacted by this timing. As a result of these variances, the Company's results of operations are subject to significant fluctuations and its results of operations for any particular quarter or year may not be indicative of results of operations for future periods.

COMPETITION

  Certain of the business lines in which the Company is engaged are highly competitive and certain of the Company's competitors are larger and have greater financial resources than the Company. There can be no assurance that the Company will be able to continue to compete successfully or that such competition will not have a material adverse effect on the Company's business or financial results. See "Business--Competition."

CONTROLLING EQUITYHOLDER

  The Common Stock currently is held approximately 60% by VS&A-T/SF and 33% by Fir Tree. It is anticipated that the Common Stock will be held 64% by VS&A-T/SF and 36% by Fir Tree following the consummation of the Second Step Transaction. As a result, VS&A-T/SF currently has the ability to control the policies and operations of the Company. Circumstances may occur in which the interests of VS&A-T/SF, as the principal equity holder of the Issuer, could be in conflict with the interests of the holders of the Notes. In addition, the equity investors may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the Notes. See "Security Ownership of Certain Beneficial Owners and Management."

LIMITATIONS ON CHANGE OF CONTROL

  In the event of a Change of Control, the Issuer will be required to make an offer for cash to repurchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, thereon to the repurchase date. Certain events involving a Change of Control may result in an event of default under the Senior Credit Facility or other indebtedness of the Company that may be incurred in the future. Moreover, the exercise by the holders of the Notes of their right to require the Issuer to repurchase the Notes would cause an event of default under the Senior Credit Facility (and may cause an event of default under such other indebtedness), even if the Change of Control does not. The Issuer's obligations under this provision of the Indenture could delay, deter or prevent a sale of the Issuer or the Guarantors which might otherwise be advantageous to the holders of the Notes. Finally, there can be no assurance that the Issuer will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the New Notes--Change of Control."

UNCERTAIN IMPACT OF ACQUISITION PLANS

  The Company intends to implement its business and operating strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations. There can be no assurance that the Company can successfully complete or finance any future acquisition. Should the Company complete any material acquisition, the Company's success or failure in integrating the operations of the acquired business may have a material impact on the future growth or success of the Company.

DEPENDENCE ON KEY PERSONNEL

  The success of the Company's operations will depend, in part, on the success of the assimilation of Mr. Thomas, Steven J. Hunt, the new Chief Financial Officer of the Company, Brian A. Meyer, the new General Counsel of the Company and the new management team (some of whom have limited experience in certain of the specific businesses in which the Company is engaged) into the Company's organization, the ability of the Company to retain other managers of the Company's businesses and its ability to attract additional experienced managers as its businesses expand and it pursues the implementation of its new business and operating strategy. Mr. Thomas has entered into an employment agreement which provides for his employment as President, Chief Executive Officer and a Director for a five-year term. Mr. Hunt and Mr. Meyer have each entered into employment agreements which provide for their employment as Chief Financial Officer and General Counsel, respectively, for five-year terms. On the closing date of the Tender Offer, the Company entered into interim consulting agreements with three senior executives of the Company. Although the Company believes it could replace key employees in an orderly fashion should the need arise, the loss of key personnel could have a material adverse effect on the Company. The Company will not maintain key person insurance for any of its officers, employees or directors. See "Management."

GOVERNMENT REGULATION

  As a "consumer reporting agency," the Company's TISI subsidiary is subject to the provisions of the Fair Credit Reporting Act (the "FCRA") and similar acts existing in the states and is regulated by the Federal Trade Commission (the "FTC") under the Federal Trade Commission Act. All TISI reports are treated by TISI as consumer reports for purposes of the FCRA. The FCRA provides for civil liabilities sanctions against a consumer reporting agency by a consumer for willful or negligent noncompliance with the FCRA. The FCRA was amended in 1997, effective October 1, 1997. Such amendments require DAC's customers to increase their compliance activities and may limit, under certain circumstances, their ability to access certain information sold by DAC, in particular certain criminal records over seven years old. While the effect of such amendments is not expected by DAC to impact materially its business or prospects, primarily because further amendments to the FCRA are anticipated (and draft legislation of such amendments has been submitted to the U.S. Congress), the need for customers to revamp procedures and for the industry to adjust to the new regulations thus far has had a negative impact on the use of DAC's services and such negative impact may, if the foregoing further amendments are not adopted, are adopted materially later than anticipated by management, or are adopted in materially different form than previously proposed, have a material and adverse effect on the use of DAC's services and on its results of operations. It is not possible at this time to predict accurately the extent of such effect.

  The Americans with Disabilities Act (the "ADA") contains pre-employment inquiry and confidentiality restrictions designed to prevent discrimination against individuals in the hiring process. Although TISI's business is not directly regulated by the ADA, the use by its customers of certain information sold to them by TISI, such as workers' compensation histories or drug and alcohol test results, is regulated, both with respect to the type of information and the timing of its use. Similar state laws also affect TISI's business. Some states have human rights laws that provide more protection than the ADA. A large number of states also regulate the type of information which can be made available to the public or to a third party or impose conditions to the release of the information.

  In the 14 years it has been in business, TISI has not been found liable for any violations of the FCRA, the ADA or similar state laws. The Company did settle one case out of court for a nominal amount to avoid litigation expenses. There can be no assurance, however, that the Company will not be found liable for any such violations and that, if found so liable, the Company will not be subject to adverse judgments in substantial amounts. Although management believes that TISI's treatment of its reports as consumer reports for purposes of the FCRA is appropriate and valid, there can be no assurance that such position would withstand legal challenge. The 1997 amendments to the FCRA require TISI's customers to increase their compliance activities and may, under certain circumstances, limit their ability to access certain information sold by TISI, in particular certain criminal records more than seven years old. In addition, there can be no assurance that the FCRA, the ADA or similar state laws will not be amended or subjected to different judicial or administrative interpretation in the future. It is not possible at this time to predict the impact that any such change might have on the Company's results of operations, financial condition or liquidity.

  The DOT is in the process of proposing and promulgating revised regulations which, among other things, concern the requirements for pre-employment screening of truck drivers. Although it is not possible at this time to predict the impact that such regulations, if adopted, might have on the Company's results of operations, financial condition or liquidity, management believes that the regulations are not likely to have an adverse effect on the foregoing. See "Business--Government Regulation" and "--Information Services--TISI."

RISK OF FRAUDULENT TRANSFER

  Under applicable provisions of the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if the Issuer, at the time it issued the Notes, or any of the Guarantors, at the time it incurred the indebtedness represented by the Guarantees: (i) incurred such indebtedness with intent to hinder, delay or defraud creditors or (ii)(a) received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b)(1) was insolvent at the time of incurrence, (2) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (3) was engaged or was about to engage in a business or transaction for which the assets remaining with such entity constituted unreasonably small capital to carry on its businesses or (4) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each case, a court of competent jurisdiction could void, in whole or in part, the Notes or the Guarantee, as the case may be, or, in the alternative, subordinate the Notes or the Guarantee, as the case may be, to existing and future indebtedness of the Issuer or the applicable Guarantor, as the case may be. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, an entity would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

  Management believes that, for purposes of the U.S. Bankruptcy Code and state fraudulent transfer or conveyance laws, the Notes are being issued, and the Guarantees entered into, without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith and that each of the Issuer and the Guarantors, after the issuance of the Notes and the application of the proceeds thereof, will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

LACK OF PUBLIC MARKET

  The New Notes will be a new issue of securities for which there is currently no trading market. The New Notes have been designated for trading in the PORTAL Market. The Company has been advised by the Initial Purchaser that it currently intends to make a market in the New Notes, but that it is not obligated to do so and, if such market making is commenced, it may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement. Although the Notes have been designated for trading in the PORTAL Market, there can be no assurance as to the development or liquidity of any market for the Notes. If a market were to exist, the Notes could trade at prices that may be lower than the initial offering price thereof, depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and the financial condition and performance of, and prospects for, the Company. The Company does not intend to apply for listing or quotation of the Notes on any securities exchange or stock market. Prospective investors in the Notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time. See "Description of the New Notes."

APPRAISAL RIGHTS

  Under Section 262 of the Delaware General Corporation Law (the "GCL"), appraisal rights are not available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger, were either (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or
(ii) held of record by more than 2,000 stockholders, unless the holders of such class or series of stock are required by the terms of such agreement to accept for such stock anything except (w) shares of stock of the corporation surviving or resulting from such merger, (x) shares of stock of any other corporation which at the effective date of the merger will be either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders,
(y) cash in lieu of fractional shares of the corporations described in clauses
(w) and (x) or (z) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (w), (x) and (y).

  In the event a merger of the Issuer is effected as the Second Step Transaction, Section 262 provides that any stockholder of record of the Issuer that does not tender its shares and objects to the merger may elect to have its shares appraised under the procedures of the GCL and to be paid the appraised value of such shares, which, pursuant to Section 262 of the GCL, will be the shares' "fair value exclusive of any element of value arising from the accomplishment or expectation" of the merger, "together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value." While management believes that $40.25 in cash per share of Common Stock (the price per share paid in the Tender Offer, Option Repurchase and the merger) is the fair value thereof, an appraisal proceeding, if any, may result in a determination of fair value less than or greater than the merger price of $40.25 in cash per share of Common Stock.

                        DESCRIPTION OF THE TRANSACTIONS

THE RECAPITALIZATION

  The Recapitalization will be effected by a series of transactions, including the Tender Offer, Stock Purchase, Option Repurchase, Second Step Transaction and Drop Down Restructuring, as described below.

  The Tender Offer

  On September 8, 1997, the Issuer commenced the Tender Offer to purchase all of its outstanding shares of Common Stock for $40.25 in cash per share of Common Stock. On October 9, 1997, the Issuer consummated the purchase of 2,742,092 shares of Common Stock pursuant to the Tender Offer. After the consummation of the Tender Offer, shareholders of the Issuer other than VS&A-T/SF and Fir Tree owned an aggregate of 102,048 shares of the Common Stock.

  The Stock Purchase

  Pursuant to a Stock Purchase Agreement, dated as of August 15, 1997 (the "Stock Purchase Agreement"), among the Issuer, VS&A Fund II and VS&A-T/SF, simultaneously with the consummation of the Tender Offer on October 9, 1997, the Issuer consummated the Stock Purchase and sold to VS&A-T/SF 881,988 newly-issued shares of Common Stock for $40.25 in cash per share (or an aggregate purchase price of $35.5 million).

  The Option Repurchase

  As a result of the consummation of the Tender Offer, the holder of each outstanding employee stock option to purchase Common Stock granted under the Issuer's 1994 Incentive Stock Plan (other than Richard Wimbish with respect to options to purchase 16,750 shares) and the Issuer's Incentive Stock Option Plan, which in the aggregate total options with respect to 343,750 shares of Common Stock, exercised such options and received an amount equal to (i) the product of the number of shares of Common Stock issuable upon exercise of such options, multiplied by $40.25, less (ii) the exercise price of such options. Accordingly, no shares of Common Stock will be issued with respect to these options. The Issuer's Incentive Stock Plan will be terminated following the closing of the Tender Offer. The Issuer's 1994 Incentive Stock Plan was not terminated because of the survival of certain options held by Mr. Wimbish issuable under such plan. The plan will survive solely with respect to such options. No further options are outstanding, or will be granted, under such plan. See "Management."

  The Second-Step Transaction

  After giving effect to the consummation of the Tender Offer and the Stock Purchase, VS&A-T/SF and Fir Tree beneficially owned approximately 60% and 33% of the outstanding Common Stock, respectively.

  VS&A-T/SF and Fir Tree have agreed to cause the Issuer, as soon as practicable following consummation of the Tender Offer and the Stock Purchase, to consummate the Second Step Transaction by either (i) a merger or (ii) a reverse stock split of the Common Stock, pursuant to which each then outstanding share of Common Stock (other than shares owned by VS&A-T/SF and Fir Tree and any shares held by stockholders who perfect appraisal rights therefor) would be converted into the right to receive $40.25 in cash for each share of Common Stock. Upon consummation of the Second-Step Transaction, the Common Stock outstanding will be held 64% by VS&A-T/SF and 36% by Fir Tree.

  The Drop Down Restructuring

  As part of the Recapitalization, VS&A-T/SF and Fir Tree caused the Issuer to effect the Drop Down Restructuring by contributing substantially all of the assets and liabilities of Atwood, Galaxy and GEM to Holdings LLC in exchange for a $45.0 million preferred equity interest in Holdings LLC. The common equity interests in Holdings LLC are owned by VS&A-T/SF and Fir Tree in the same proportion as their ownership of the Common Stock will be immediately following the consummation of the Second Step Transaction. The preferred interest held by the Issuer carries an 11% annual distribution rate and gives the Issuer voting, operational and management control of Holdings LLC. Holdings LLC in turn contributed the assets of Galaxy, Atwood and GEM into the Operating LLCs. As a result of the control of the LLCs, directly or indirectly, by the Issuer, the financial results of the LLCs will be included in the consolidated financial statements of the Company. Each of the LLCs has jointly and severally unconditionally guaranteed, on an unsecured senior subordinated basis, the payment of principal, premium, if any, and interest on the Notes, which guarantees are subordinated to all Senior Debt of the LLCs and the other Guarantors. As part of the Drop-Down Restructuring, VS&A-T/SF and Fir Tree contributed to Holdings LLC $2.9 million and $1.6 million, respectively, for their common interests in Holdings LLC.

THE FINANCING PLAN

  The Offering was part of a plan designed to enable the Issuer to finance the Recapitalization. In connection with the Recapitalization, the Issuer: (i) borrowed $20.0 million under the Senior Credit Facility; (ii) issued $80.0 million aggregate principal amount of notes pursuant to the Bridge Financing Facility; (iii) maintained Fir Tree's ownership interest through the Fir Tree Rollover valued at approximately $19.6 million and (iv) received $40.0 million in Equity Contributions from VS&A-T/SF and Fir Tree. The net proceeds of the Old Notes sold pursuant to the Offering were applied to repay indebtedness incurred under the Senior Credit Facility and the Bridge Financing Facility in connection with the Recapitalization.

  The following table sets forth the sources and uses of funds in connection with the Recapitalization (dollars in thousands).

  SOURCES OF FUNDS:
  -----------------
  Senior Credit Facility (1).. $ 20,000
  Bridge Financing Facility...   80,000
  Equity Contributions (2)....   40,000
  Fir Tree Rollover...........   19,600
                               --------
    Total sources............. $159,600
                               ========

  USES OF FUNDS:
  --------------
  Share repurchase and other (1).................................. $130,067
  Fir Tree Rollover...............................................   19,600
  Fees and expenses...............................................    8,250
  Working capital.................................................    1,683
                                                                   --------
    Total uses.................................................... $159,600
                                                                   ========

--------
(1) Reflects consideration paid to repurchase shares pursuant to the Tender Offer, Option Repurchase and Second Step Transaction as well as severance and bonus expenses associated with the Recapitalization. The amounts drawn on the Senior Credit Facility and used to repurchase shares, as well as certain related expenses, were drawn and used in connection with transactions in both October 1997 (i.e., the Tender Offer and Option Repurchase) and January 1998 (i.e., the Second Step Transaction).
(2) The Equity Contributions consisted of $35.5 million contributed by VS&A-T/SF to the Issuer and $4.5 million contributed to Holdings LLC as part of the Drop Down Restructuring. Of the $4.5 million contributed to Holdings LLC, VS&A-T/SF and Fir Tree contributed approximately $2.9 million and $1.6 million, respectively.
(3) Includes fees and expenses related to the Transactions and the Offering (including the Initial Purchaser's discount).

                                 USE PROCEEDS

  The Issuer will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Issuer will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes (except that the New Notes have been registered under the Securities Act and will not contain terms with respect to transfer restrictions or interest rate increases as described herein). The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Issuer. The Company incurred $80.0 million of indebtedness under the Bridge Financing Facility and borrowed $20.0 million pursuant to the Senior Credit Facility pending the issuance and sale of the Old Notes. The Company applied the net proceeds from the sale of the Old Notes to repay the indebtedness incurred under the Bridge Financing Facility and the Senior Credit Facility in connection with the Recapitalization. The Bridge Financing Facility bore interest at the rate of 10.25% per year. An affiliate of the Initial Purchaser was the lender under the Bridge Financing Facility.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Issuer as of September 30, 1997: (i) on a historical basis, (ii) on a pro forma basis to give effect to the Transactions and (iii) as adjusted to give pro forma effect to both the Transactions and this Offering. The information in this table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto appearing elsewhere in this Prospectus.

                                                      SEPTEMBER 30, 1997
                                               --------------------------------
                                                        PRO FORMA
                                                         FOR THE     PRO FORMA
                                               ACTUAL  TRANSACTIONS AS ADJUSTED
                                               ------- ------------ -----------
                                                        (IN THOUSANDS)
LONG-TERM DEBT (INCLUDING CURRENT PORTION):
  Senior Credit Facility (1).................. $   --   $  20,000    $     --
  Bridge Financing Facility...................     --      80,000          --
  Notes.......................................     --         --       100,000
  Other long-term debt........................   4,862      3,656        3,656
                                               -------  ---------    ---------
    Total long-term debt......................   4,862    103,656      103,656
                                               -------  ---------    ---------
STOCKHOLDERS' EQUITY:
  Preferred stock, $10.00 par value; 1,000
   shares authorized; no shares outstanding at
   September 30, 1997.........................     --         --           --
  Common Stock, $0.10 par value; 10,000 shares
   authorized; 3,332 shares outstanding at
   September 30, 1997 (4,214 on a pro
   forma basis)...............................     331        421          421
  Additional paid-in capital..................  12,773     48,185       48,185
  Retained earnings...........................  26,524     19,128       19,128
  Less: Treasury stock, 2,844 shares at cost..     --    (120,822)    (120,822)
                                               -------  ---------    ---------
    Total stockholders' equity (deficit)......  39,628    (53,088)     (53,088)
                                               -------  ---------    ---------
      Total capitalization.................... $44,490  $  50,568    $  50,568
                                               =======  =========    =========

--------
(1) The Senior Credit Facility provides for a $25.0 million revolving credit facility. On a pro forma as adjusted basis, as of September 30, 1997, the Company would have had $25.0 million of borrowing availability under the Senior Credit Facility.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma condensed consolidated financial information of the Company (the "Pro Forma Financial Information") has been prepared to give effect to the Transactions and the Offering. The pro forma adjustments presented are based upon available information and certain assumptions that management believes are reasonable under the circumstances.

  The unaudited pro forma condensed consolidated balance sheet of the Company as of September 30, 1997 (the "Pro Forma Balance Sheet") gives effect to the Transactions and the Offering, assuming that the realization and application of the net proceeds had occurred on September 30, 1997. The unaudited pro forma condensed consolidated statements of operations of the Company for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 (the "Pro Forma Statements of Operations") give effect to the Transactions and the Offering as if they had occurred as of January 1, 1996, and January 1, 1997, respectively.

  The Transactions have been accounted for as leveraged recapitalization which will have no impact on the historical basis of the Company's assets and liabilities. The Pro Forma Financial Information should be read in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of the Company and notes thereto all included elsewhere in this Prospectus. The Pro Forma Financial Information and related notes are provided for informational purposes only and do not purport to be indicative of the Company's financial condition or results of operations that would have actually been obtained had the Transactions and this Offering been consummated as of the assumed dates and for the periods presented, nor are they indicative of the Company's financial condition or results of operations for any future period.

                        T/SF COMMUNICATIONS CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997

                                              PRO FORMA
                                         ADJUSTMENTS FOR THE
                                        -----------------------      PRO FORMA
                             HISTORICAL TRANSACTIONS   OFFERING     AS ADJUSTED
                             ---------- ------------   --------     -----------
                                        (DOLLARS IN THOUSANDS)
CURRENT ASSETS:
  Cash and cash
   equivalents..............  $ 6,894     $  1,683 (a) $    -- (a)   $  8,577
  Accounts receivable.......   11,275          --           --         11,275
  Deferred tax assets.......      674        6,476 (b)      --          7,150
  Current contract
   receivables and other
   current assets...........    3,096          --           --          3,096
                              -------     --------     --------      --------
    Total current assets....   21,939        8,159          --         30,098
                              -------     --------     --------      --------
CONTRACT AND NOTES
 RECEIVABLE AND
 INVESTMENTS................    1,116          --           --          1,116
PROPERTY, PLANT AND
 EQUIPMENT, net.............    7,414          --           --          7,414
INTANGIBLES AND OTHER
 ASSETS, net................   32,359        3,625 (c)      --         35,984
                              -------     --------     --------      --------
    Total assets............  $62,828     $ 11,784     $    --       $ 74,612
                              =======     ========     ========      ========
CURRENT LIABILITIES:
  Notes payable.............  $    20          --           --       $     20
  Accounts payable..........    4,903          --           --          4,903
  Accrued liabilities.......    3,081          --           --          3,081
  Deferred revenue..........    9,010          --           --          9,010
  Current portion of long-
   term debt................    1,149          --           --          1,149
                              -------     --------     --------      --------
    Total current
     liabilities............   18,163          --           --         18,163
SENIOR CREDIT FACILITY......      --        20,000 (d)  (20,000)(d)       --
BRIDGE FINANCING FACILITY...      --        80,000 (e)  (80,000)(e)       --
NOTES OFFERED HEREBY........      --           --       100,000 (f)   100,000
OTHER LONG-TERM DEBT........    3,713       (1,206)(g)      --          2,507
DEFERRED CONTRACT
 LIABILITIES AND CREDITS....    1,324        1,206 (g)      --          2,530
                              -------     --------     --------      --------
    Total liabilities.......   23,200      100,000          --        123,200
MINORITY INTEREST...........      --         4,500(h)       --          4,500
STOCKHOLDERS' EQUITY........   39,628      (92,716)(i)      --        (53,088)
                              -------     --------     --------      --------
    Total liabilities and
     stockholders' equity...  $62,828     $ 11,784     $    --       $ 74,612
                              =======     ========     ========      ========

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED BALANCE SHEET

(a) The net increase in cash reflects the following (dollars in thousands):

                                                          TRANSACTIONS OFFERING
                                                          ------------ --------
     SOURCES:
       Senior Credit Facility............................   $ 20,000   $    --
       Bridge Financing Facility.........................     80,000        --
       Notes offered hereby..............................        --     100,000
       Equity Contributions (1)..........................     40,000        --
       Fir Tree Rollover.................................     19,600        --
                                                            --------   --------
                                                            $159,600   $100,000
                                                            ========   ========
     USES:
       Senior Credit Facility............................   $    --    $ 20,000
       Bridge Financing Facility.........................        --      80,000
       Share repurchase and other........................    130,067        --
       Fir Tree Rollover.................................     19,600        --
       Estimated fees and expenses (2)...................      8,250        --
                                                            --------   --------
                                                            $157,917   $100,000
                                                            ========   ========
         Net increase in cash............................   $  1,683   $    --
                                                            ========   ========

  -------
  (1) Includes $35.5 million contributed by VS&A-T/SF to the Issuer and $4.5 million contributed by VS&A-T/SF and Fir Tree to Holdings LLC as part of the Drop Down Restructuring.

   (2) Includes fees and expenses related to the Transactions and the Offering (including the Initial Purchaser's discount).

(b) Reflects deferred tax benefits related to tax deductible expenses including severance, bonus and related payroll taxes, deferred stock option expense, transaction structuring fees and deferred financing costs at an effective corporate tax rate of 38%.

(c) Reflects deferred financing costs of $3.6 million associated with the Company's financing of the Recapitalization.

(d) Reflects the indebtedness incurred under the Senior Credit Facility in connection with the Recapitalization and the subsequent repayment of such indebtedness from the net proceeds of this Offering. On a pro forma basis, after giving effect to the Transactions and the Offering at September 30, 1997, the Company would have no borrowings under the Senior Credit Facility, and the Company's unused availability under the Senior Credit Facility would have been $25.0 million.

(e) Reflects the indebtedness incurred under the Bridge Financing Facility in connection with the Recapitalization and the subsequent repayment of such indebtedness from the net proceeds of the Offering.

(f) Represents gross proceeds of $100.0 million from issuance of the Notes.

(g) Reflects the reclassification of certain acquisition contingent consideration from other long-term debt to deferred contract liabilities at September 30, 1997.

(h) Reflects the Company's distribution of certain net assets comprising its Business to Business Communications segment to Holdings LLC. In exchange for the net assets distributed, the Issuer received a $45.0 million preferred interest in Holdings LLC with a cumulative annual distribution of 11%. The preferred interest includes features which provide the Company with effective control of Holdings LLC and, therefore, Holdings LLC is included in the consolidated financial statements of the Company. The minority interest represents the $4.5 million of equity contributions from VS&A-T/SF and Fir Tree to Holdings LLC.

(i) The pro forma adjustment to stockholders' equity reflects the following (dollars in thousands):

     Share repurchase and other..................................... $(130,067)
     Equity Contribution............................................    35,500
     Estimated transactional fees and expenses......................    (4,625)
     Tax effect of certain fees and expenses........................     6,476
                                                                     ---------
                                                                     $ (92,716)
                                                                     =========

                        T/SF COMMUNICATIONS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                         PRO FORMA      PRO
                                           HISTORICAL ADJUSTMENTS (A)  FORMA
                                           ---------- --------------- -------
                                                 (DOLLARS IN THOUSANDS)
REVENUES:
  Business to Business Communications.....  $29,323       $    74 (b) $29,825
                                                              428 (d)
  Information Services....................   24,388           --       24,388
  Corporate and other.....................      955          (206)(e)     749
                                            -------       -------     -------
    Total revenues........................   54,666           296      54,962
                                            -------       -------     -------
COSTS AND EXPENSES:
  Operating costs.........................   33,474            47 (b)  33,684
                                                              163 (d)
  General and administrative..............   13,000            50 (b)  12,889
                                                              335 (d)
                                                             (496)(j)
  Depreciation and amortization...........    3,564             7 (b)   3,643
                                                               72 (d)
                                            -------       -------     -------
    Total expenses........................   50,038           178      50,216
                                            -------       -------     -------
  Operating income (loss).................    4,628           118       4,746
  Interest................................      401         8,067 (k)   8,477
                                                                9 (d)
                                            -------       -------     -------
INCOME (LOSS) BEFORE INCOME TAXES.........    4,227        (7,958)     (3,731)
INCOME TAX BENEFIT (PROVISION)............   (1,803)        3,024 (l)   1,221
                                            -------       -------     -------
NET INCOME (LOSS) (m).....................  $ 2,424       $(4,934)    $(2,510)
                                            =======       =======     =======
NET INCOME (LOSS) PER SHARE...............  $  0.68                   $ (1.83)
                                            =======                   =======
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING..............................    3,564                     1,369
                                            =======                   =======
OTHER DATA:
  EBITDA (n)..............................  $ 8,192                   $ 8,389
  EBITDA margin (o).......................     15.0%                     15.3%
  Adjusted pro forma EBITDA (p)...........                            $10,377
  Adjusted pro forma EBITDA margin (o)....                               18.9%

                        T/SF COMMUNICATIONS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                         PRO FORMA      PRO
                                           HISTORICAL ADJUSTMENTS (A)  FORMA
                                           ---------- --------------- -------
                                                 (DOLLARS IN THOUSANDS)
REVENUES:
  Business to Business Communications.....  $26,313       $   679 (b) $28,464
                                                            1,472 (d)
  Information Services....................   17,064         4,565 (c)  21,629
  Corporate and other.....................    1,728          (677)(e)     438
                                                             (240)(g)
                                                             (373)(h)
                                            -------       -------     -------
    Total revenues........................   45,105         5,426      50,531
                                            -------       -------     -------
COSTS AND EXPENSES:
  Operating costs.........................   27,549           502 (b)  30,868
                                                            2,121 (c)
                                                              696 (d)
  General and administrative..............   10,289           487 (b)  11,510
                                                              680 (c)
                                                              565 (d)
                                                             (511)(j)
  Depreciation and amortization...........    2,843             5 (b)   3,662
                                                              595 (c)
                                                              219 (d)
                                            -------       -------     -------
    Total expenses........................   40,681         5,359      46,040
                                            -------       -------     -------
  Operating income (loss).................    4,424            67       4,491
  Interest................................      413            36 (d)   8,630
                                                              114 (i)
                                                            8,067 (k)
                                            -------       -------     -------
INCOME (LOSS) BEFORE INCOME TAXES.........    4,011        (8,150)     (4,139)
INCOME TAX BENEFIT (PROVISION)............   (1,578)        3,097 (l)   1,519
                                            -------       -------     -------
NET INCOME (LOSS) (m).....................  $ 2,433       $(5,053)    $(2,620)
                                            =======       =======     =======
NET INCOME (LOSS) PER SHARE...............  $  0.69                   $ (1.91)
                                            =======                   =======
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING..............................    3,537                     1,369
                                            =======                   =======
OTHER DATA:
  EBITDA (n)..............................  $ 7,267                   $ 8,153
  EBITDA margin (o).......................     16.1%                     16.1%
  Adjusted pro forma EBITDA (p)...........                            $10,277
  Adjusted pro forma EBITDA margin (o)....                               20.3%

                        T/SF COMMUNICATIONS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                       PRO FORMA       PRO
                                         HISTORICAL ADJUSTMENTS (A)   FORMA
                                         ---------- ---------------  --------
                                               (DOLLARS IN THOUSANDS)
REVENUES:
  Business to Business Communications...  $42,891      $    996 (b)  $ 45,594
                                                          1,707 (d)
  Information Services..................   24,273         4,565 (c)    28,838
  Corporate and other...................    1,478          (526)(e)        23
                                                           (316)(f)
                                                           (240)(g)
                                                           (373)(h)
                                          -------      --------      --------
    Total revenues......................   68,642         5,813        74,455
                                          -------      --------      --------
COSTS AND EXPENSES:
  Operating costs.......................   40,314           685 (b)    43,900
                                                          2,121 (c)
                                                            780 (d)
  General and administrative............   15,207        (1,188)(j)    16,203
                                                            656 (b)
                                                            680 (c)
                                                            848 (d)
  Depreciation and amortization.........    4,018            14 (b)     4,895
                                                            595 (c)
                                                            268 (d)
                                          -------      --------      --------
    Total expenses......................   59,539         5,459        64,998
                                          -------      --------      --------
  Operating income......................    9,103           354         9,457
  Interest..............................      581        10,754 (k)    11,498
                                                             49 (d)
                                                            114 (i)
                                          -------      --------      --------
INCOME (LOSS) BEFORE INCOME TAXES.......    8,522       (10,563)       (2,041)
INCOME TAX BENEFIT (PROVISION)..........   (3,101)        4,014 (l)       913
                                          -------      --------      --------
NET INCOME (LOSS) (m)...................  $ 5,421      $ (6,549)     $ (1,128)
                                          =======      ========      ========
NET INCOME (LOSS) PER SHARE.............  $  1.53                    $  (0.82)
                                          =======                    ========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING............................    3,543                       1,369
                                          =======                    ========
OTHER DATA:
  EBITDA (n)............................  $13,121                    $ 14,352
  EBITDA margin (o).....................     19.1%                       19.3%
  Adjusted pro forma EBITDA (p).........                             $ 17,171
  Adjusted pro forma EBITDA margin (o)..                                 23.1%

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENT OF OPERATIONS

(a) The pro forma adjustments exclude approximately $10.1 million of estimated transaction fees and expenses and other acquisition considerations incurred in connection with the Transactions and the Offering. These fees and expenses are non-recurring and will be recorded in the consolidated statement of operations during the period in which the Transactions are consummated.

(b) Reflects the consolidation of the Company's purchase of an additional 69% of Casino Publishing's common stock in February 1997. Subsequent to this purchase, the Company owned approximately 88% of Casino Publishing. This adjustment reflects the purchase as if it had occurred on January 1, 1996.

(c) Reflects the consolidation of the Company's acquisition of CORSEARCH in August 1996. This adjustment reflects the acquisition as if it had occurred on January 1, 1996.

(d) Reflects the consolidation of the Company's acquisition of Galaxy Expocard Europe B.V. in May 1997. This adjustment reflects the purchase as if it had occurred on January 1, 1996.

(e) Represents the elimination of amortization income associated with covenants-not-to-compete arising from the sale of Marks-Roiland and trade journal operations in 1993 and 1995, respectively.

(f) Represents the elimination of $316,000 gain on the sale of certain Company assets, consisting mainly of real estate.

(g) Represents the elimination of other income associated with the elimination of a reserve related to the 1995 sale of the operations of three trade journals of GEM.

(h) Reflects the elimination of investment income on cash which was used in the August 1996 acquisition of CORSEARCH as if such cash had been used assuming CORSEARCH was acquired on January 1, 1996.

(i) Reflects the incremental interest expense in 1996 associated with the August 1996 acquisition of CORSEARCH assuming CORSEARCH was acquired on January 1, 1996. The Company incurred debt of $900,000 and $327,000 at 7.5% and 8.5%, respectively, in conjunction with the acquisition.

(j) Pro forma adjustments to general and administrative expenses are as follows:

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                          ------------------     YEAR ENDED
                                            1997      1996    DECEMBER 31, 1996
                                          --------  --------  -----------------
                                                (DOLLARS IN THOUSANDS)
   VS&A and Fir Tree management fee.....  $     68  $     68       $    90
   Elimination of management position
    (1).................................      (237)     (174)         (290)
   Nonrecurring write-off of receivable
    (2).................................       --       (405)         (405)
   Nonrecurring write-down of investment
    (3).................................       --        --           (575)
   Other adjustments (4)................      (327)      --             (8)
                                          --------  --------       -------
     Total adjustments..................  $   (496) $   (511)      $(1,188)
                                          ========  ========       =======

  --------
  (1) Represents the elimination of salary, bonus, payroll taxes and employee benefits associated with one management position which was principally devoted to nonoperational tasks including the Transactions. Management intends to eliminate this position as part of the Transactions.
  (2) Represents a nonrecurring charge associated with the write-off recorded in 1996 of a receivable recorded in conjunction with the Company's sale of the assets of Shopper's Guide, Inc. in April 1994.
  (3) Represents a nonrecurring charge associated with the write-down of MECI common stock received in exchange for land sold to MECI in March 1995 and a write-off of an investment in a vendor used by the Company who filed for bankruptcy.
  (4) Represents the elimination of certain general and administrative costs, mainly transactional consulting fees, during the year ended December 31, 1996 and the six months ended June 30, 1997. These costs are considered by the Company to be directly attributable to the Transactions and, therefore, nonrecurring in nature.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED STATEMENT OF OPERATIONS--(CONTINUED)


(k) Reflects the interest expense on indebtedness incurred by the Company in connection with the Transactions and the Offering, as if the Transactions and the Offering had been consummated as of the beginning of the periods presented, based on the borrowings and their rates expected to be in effect at the offering date, as follows:

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,
                                             -----------------    YEAR ENDED
                             RATE    AMOUNT    1997     1996   DECEMBER 31, 1996
                            ------  -------- -------- -------- -----------------
                                                   (DOLLARS IN THOUSANDS)
   Notes offered hereby.... 10.375% $100,000 $  7,782 $  7,782      $10,375
   Amortization of financ-
    ing costs..............                       285      285          379
                                             -------- --------      -------
     Interest expense......                  $  8,067 $  8,067      $10,754
                                             ======== ========      =======

(1) Reflects the pro forma income tax benefit associated with the pro forma adjustments at an assumed corporate tax rate of 38.0%.

(m) The net income of Holdings LLC was less than the amount of distributions payable for the periods on the preferred interest held by the Company. Accordingly, no minority interest in the net income of Holdings LLC has been reflected.

(n) EBITDA, as presented, represents operating income plus depreciation and amortization. EBITDA is included because management understands that such information is considered by certain investors to be an additional basis on which to evaluate the Company's ability to pay interest expense, repay debt and make capital expenditures. Excluded from EBITDA are interest expense, income taxes, and depreciation and amortization, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

(o) EBITDA margin and adjusted EBITDA margin represent EBITDA and adjusted EBITDA as percentages of total revenues.

(p) Management believes the following additional adjustments to pro forma EBITDA are relevant to evaluating the future operating performance of the Company. The following additional adjustments, which eliminate the impact of certain nonrecurring charges and reflect the estimated impact of management's business and operating strategy, are based on estimates and assumptions made and believed to be reasonable by management and are inherently uncertain and subject to change. The following calculation should not be viewed as indicative of actual or future results. The following table reflects the effects of these items.

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,
                                           -----------------    YEAR ENDED
                                             1997     1996   DECEMBER 31, 1996
                                           -------- -------- -----------------
                                                 (DOLLARS IN THOUSANDS)
   Pro forma EBITDA....................... $  8,389 $  8,153      $14,352
   Additional adjustments:
   Net personnel costs (1)................      599      529        1,201
   Reorganization of loss-producing
    magazines (2).........................      874    1,005          747
   Excess information acquisition costs
    (3)...................................      196      --           --
   Shut down of business operations (4)...      156      234          496
   Other net savings (5)..................      163      356          375
                                           -------- --------      -------
   Total additional adjustments...........    1,988    2,124        2,819
                                           -------- --------      -------
   Adjusted pro forma EBITDA.............. $ 10,377 $ 10,277      $17,171
                                           ======== ========      =======

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED STATEMENT OF OPERATIONS--(CONTINUED)

  --------
  (1) Represents the net reduction in personnel costs for: (i) elimination of the Tulsa, Oklahoma corporate office and the related compensation and benefits for 13 individuals; (ii) addition of new management team located at a new corporate office in New York and the related compensation, benefits, occupancy and administrative costs; (iii) addition of short-term consulting agreement expenses with former officers to aid the new management in the transition phase and (iv) elimination of non-recurring costs related to the search for and hiring of research oriented personnel at CORSEARCH.

  (2) Represents losses incurred by the Company during the periods presented in connection with two magazine operations: IGWB and Casino Executive. While these publications are projected to be profitable in fiscal 1998, in the event that such publications continue to generate losses, management expects to take one or more of the following actions: (a) reorganize the publications to reduce costs; (b) merge the publications with another party; (c) enter into strategic alliances or partnerships with a third party or (d) other alternatives. Management expects a decision regarding this segment will be made during fiscal 1998.

  (3) Effective for fiscal 1997, CORSEARCH changed the terms of a contract with one of its database vendors. This adjustment reflects information acquisition costs during the nine months ended September 30, 1997 under a variable pricing structure consistent with an August 1, 1997 amendment to that agreement with that vendor.

  (4) Represents losses in TISI's NESS division, a high-end employment screening service which was abandoned by the Company in fiscal 1997.

  (5) During fiscal 1996 and 1997, certain consulting costs were incurred in connection with one-time acquisition and executive searches; a system evaluation project that was never completed; a satellite office study that was not implemented and an option and study of the feasibility of a new publication. In addition, severance costs for the officer of a closed division were incurred.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following tables present selected consolidated historical financial data for each of the five years in the period ended December 31, 1996 that have been derived from the audited consolidated financial statements of the Company. The statements of operations and changes in stockholders' equity and statements of cash flows for each of the three years in the period ended December 31, 1996 and the notes thereto appear elsewhere in this Prospectus. The selected historical statement of operations and balance sheet data as of and for the nine months ended September 30, 1997 and 1996 have been derived from unaudited financial statements, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the nine months ended September 30, 1997 and 1996 are not necessarily indicative of results that may be expected for the entire year.

                                                                             NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                          -------------------------------------------------  ------------------
                            1992      1993       1994      1995      1996      1996      1997
                          --------  --------   --------  --------  --------  --------  --------
                                              (DOLLARS IN THOUSANDS)
                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA (1):
 Revenues
 Information Services
  (a)...................  $ 13,643  $ 14,499   $ 15,091  $ 17,950  $ 24,273  $ 17,064  $ 24,388
 Business to Business
  Communications (b)....    80,643    42,911     39,665    53,089    42,891    26,313    29,323
 Corporate and other....     1,020     1,570      2,163     1,039     1,478     1,728       955
                          --------  --------   --------  --------  --------  --------  --------
  Total revenues........    95,306    58,980     56,919    72,078    68,642    45,105    54,666
                          --------  --------   --------  --------  --------  --------  --------
 Expenses
 Operating costs........    64,613    49,658     35,069    39,665    40,314    27,549    33,474
 General and
  administrative
  expenses..............    21,341    15,361     11,862    11,841    15,207    10,289    13,000
 Depreciation and
  amortization..........     7,378     3,779      3,118     3,601     4,018     2,843     3,564
                          --------  --------   --------  --------  --------  --------  --------
  Total expenses........    93,332    68,798     50,049    55,107    59,539    40,681    50,038
                          --------  --------   --------  --------  --------  --------  --------
 Operating income
  (loss)................     1,974    (9,818)     6,870    16,971     9,103     4,424     4,628
 Interest expense.......     2,692     1,921        736       859       581       413       401
                          --------  --------   --------  --------  --------  --------  --------
 Income (loss) before
  income taxes and other
  items.................      (718)  (11,739)     6,134    16,112     8,522     4,011     4,227
 Unusual gain (2).......    24,412       --         --        --        --        --        --
 Income tax (provision)
  benefit...............   (10,569)    4,097     (2,589)      (58)   (3,101)   (1,578)   (1,803)
 Minority interest in
  consolidated
  subsidiaries..........    (3,983)    1,929       (981)     (266)      --        --        --
 Discontinued
  operations, net (3)...      (790)   (4,800)    (2,816)       37       --        --        --
 Extraordinary loss, net
  of tax of $340 (4)....       --       (560)       --        --        --        --        --
                          --------  --------   --------  --------  --------  --------  --------
 Net income (loss)......  $  8,352  $(11,073)  $   (252) $ 15,825  $  5,421  $  2,433  $  2,424
                          ========  ========   ========  ========  ========  ========  ========
 Weighted average common
  shares outstanding....     4,208     3,801      3,733     3,766     3,543     3,537     3,564
 Earnings (loss) per
  share:
  Continuing
   operations...........  $   2.17  $  (1.54)  $   0.65  $   4.19  $   1.53  $   0.69  $   0.68
  Discontinued
   operations...........     (0.19)    (1.26)     (0.75)      .01       --        --        --
  Extraordinary loss....       --      (0.15)       --        --        --        --        --
                          --------  --------   --------  --------  --------  --------  --------
                          $   1.98  $ (2.95)   $  (0.10) $   4.20  $   1.53  $   0.69  $   0.68
                          ========  ========   ========  ========  ========  ========  ========
OTHER FINANCIAL DATA
 (1):
 Capital expenditures...  $  1,402  $  5,564   $  4,382  $  2,589  $  2,641  $  1,955  $  5,460
 EBITDA (5).............     9,352    (6,039)     9,988    20,572    13,121     7,267     8,192
 EBITDA margin (5)......       9.8%    (10.2)%     17.5%     28.5%     19.1%     16.1%     15.0%
 Ratio of earnings to
  fixed charges (6).....       9.8x      --         9.3x     19.8x     15.7x     10.7      11.1x
BALANCE SHEET DATA:
 Cash and equivalents...  $  9,763  $  2,808    $ 4,585  $ 13,383  $  2,257  $  5,236  $  6,894
 Total assets...........    88,102    60,059     53,581    53,444    55,982    59,354    62,828
 Total debt.............    20,913    11,153      6,156     5,795     4,626     4,657     4,862
 Stockholders' equity...    38,288    26,450     23,855    32,486    38,186    35,004    39,628

  --------
  (1) In the merger of Tribune/Swab-Fox then the owner of 78% of the Common Stock, with and into the Issuer on May 25, 1995, the Issuer was the surviving entity from a legal standpoint. However, from an accounting standpoint, the transaction was treated as a downstream merger. Thus, for financial reporting purposes, the transaction was treated as a recapitalization of Tribune/Swab-Fox, with Tribune/Swab-Fox as the survivor. Accordingly, the historical financial statements of the Company, as the surviving legal entity, are those historical financial statements of Tribune/Swab-Fox prior to the merger. In addition, the Company was a party to several events/transactions which affect the comparability of the historical information presented above. See the Company's Notes to Consolidated Financial Statements for additional information on certain of these events/transactions.
    --------
    (a) With respect to Information Services, the Company acquired
        CORSEARCH in August 1996.

    (b) With respect to Business to Business Communications, the Company:
        (i) ceased publishing "The Tulsa Tribune" in September 1992 as a result of the termination of a joint operating agreement; (ii) sold the operating assets of the "New York Shopper," one of the Company's shopper-newspaper operations, in November 1993; (iii) acquired the stock of Galaxy in March 1994; (iv) sold the assets of the "New Jersey Shopper", its other shopper-newspaper operation, in April 1994; (v) sold three trade journals and related assets in July 1995; (vi) acquired Casino Publishing Co. effective February 1, 1997 and (vii) acquired Galaxy Expocard Europe, B.V. in May 1997.

  (2) Gain from early termination of newspaper joint operating agreement between the Company's newspaper and World Publishing Company, net of termination costs.

  (3) Restated to reflect real estate as a discontinued operation as of November 30, 1994.

  (4) Prepayment penalty on early retirement of long-term debt.

  (5) EBITDA, as presented, represents operating income plus depreciation and amortization. EBITDA is included because management understands that such information is considered by certain investors to be an additional basis on which to evaluate the Company's ability to pay interest expense, repay debt and make capital expenditures. Excluded from EBITDA are interest expense, income taxes, depreciation and amortization, unusual gain, minority interest in consolidated subsidiaries, discontinued operations, net and extraordinary loss, net of tax, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. EBITDA margin represents EBITDA as a percentage of total revenues.

  (6) In computing the ratio of earnings to fixed charges: (a) earnings have been based on income from continuing operations before income taxes and fixed charges and (b) fixed charges consist of interest and amortization of debt discount and expense. The coverage deficiency for the year ended December 31, 1993 was approximately $11.7 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is a diversified business media company which principally operates two lines of business: (i) business and professional information services and (ii) business to business communications, publishing and related services. On May 25, 1995, Tribune/Swab-Fox, parent of the Issuer, merged with and into the Issuer. Though the Issuer was the surviving legal entity in the merger because Tribune/Swab-Fox owned 78% of the Issuer's Common Stock prior to the merger, the transaction is accounted for as a recapitalization of Tribune/Swab-Fox with Tribune/Swab-Fox as the survivor (i.e., a downstream merger). Accordingly, the historical financial statements of the Company, as the surviving legal entity, are those historical financial statements of Tribune/Swab-Fox.

  In February 1997, the Issuer increased its ownership in Casino Publishing Company, publisher of the trade journal, Casino Executive, to 88%, which is included in the Issuer's consolidated operations since that date. Effective May 1, 1997, the Issuer acquired a majority ownership in Galaxy Expocard Europe B.V. and increased its ownership to 73% effective July 1, 1997. On August 15, 1996, the Issuer acquired 100% of the outstanding capital stock of CORSEARCH, which has been accounted for as a purchase. CORSEARCH provides trademark and trade name research and is included in the Issuer's consolidated operations since that date.

PROFITABILITY

  The following table summarizes the Company's historical results of operations as a percentage of revenue for the years ended December 31, 1994, 1995 and 1996 and for the nine month periods ended September 30, 1996 and 1997:

                                                                    NINE
                                                                MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                  ----------------------------  --------------
                                    1994      1995      1996     1996    1997
                                  --------  --------  --------  ------  ------
Revenues:
  Information Services...........     26.5%     24.9%     35.4%   37.8%   44.6%
  Business to Business
   Communications................     69.7      73.7      62.5    58.4    53.7
  Corporate and other............      3.8       1.4       2.1     3.8     1.7
                                  --------  --------  --------  ------  ------
    Total revenues...............    100.0     100.0     100.0   100.0   100.0
Expenses:
  Operating costs................     61.6      55.0      58.7    61.1    61.2
  General and administrative
   expenses......................     20.8      16.4      22.2    22.8    23.8
  Depreciation and amortization..      5.5       5.0       5.8     6.3     6.5
                                  --------  --------  --------  ------  ------
    Total expenses...............     87.9      76.4      86.7    90.2    91.5
                                  --------  --------  --------  ------  ------
Operating Income.................     12.1%     23.6%     13.3%    9.8%    8.5%
                                  ========  ========  ========  ======  ======
EBITDA...........................     17.5%     28.5%     19.1%   16.1%   15.0%
                                  ========  ========  ========  ======  ======

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1997 Versus Nine Months Ended September 30,
1996


  Revenues. Revenues of $54.7 million for the nine months ended September 30, 1997 were $9.6 million, or 21.2%, higher than the nine months ended September 30, 1996. Information Services revenue increased approximately $7.3 million, or 42.9%, for the nine months ended September 30, 1997 as compared with the nine months ended September 30, 1996, of which approximately $4.6 million is attributable to CORSEARCH and $2.7 million is attributable to continued growth in TISI's employment histories volume and criminal record volume, and higher average prices from MVRs attributable to a continued increase in the volume of TISI's premium service, "MVR Express." Business to Business Communications revenue increased $3.0 million, or 11.4%, for the nine months ended September 30, 1997 as compared with the nine months ended September 30, 1996, consisting mainly of an increase in trade show directories produced during the second quarter of 1997, the effect of higher fees effective in early 1996 for exhibitor services, and Casino Executive trade journal revenue from the date that a majority of Casino Publishing Company was acquired by the Issuer, reduced by lower registration services due to a higher number of bi-annual trade shows in 1996, fewer pages of advertising in IGWB due to the loss of several large advertisers in the lottery segment of the gaming industry and elimination of two trade shows in 1997.

  Interest and other income for the nine months ended September 30, 1997 was approximately $0.8 million, or 44.7%, lower than the nine months ended September 30, 1996, which is substantially all attributable to the reduction in interest earned in 1997 since the cash and short-term investments in 1996 were used to acquire CORSEARCH, partially offset by equity earnings in 1997 from the Issuer's interest in Gaming for Africa and interest income related to an income tax refund.

  Operating Costs. Operating costs for the nine months ended September 30, 1997 were $5.9 million, or 21.5%, higher than the nine months ended September 30, 1996. Information Services costs increased approximately $3.3 million, or 34.0%, for the nine months ended September 30, 1997 as compared with the nine months ended September 30, 1996, which consists of $2.2 million related to CORSEARCH, with substantially all of the remainder related to the criminal records volume increase and new product costs. Business to Business Communications costs increased approximately $2.7 million, or 14.9%, during the nine months ended September 30, 1997 as compared with the nine months ended September 30, 1996, attributable to the direct costs of the increase in directories published during the nine months ended September 30, 1997, additional payroll costs in 1997 related to the increase in operating personnel throughout 1996 and early 1997, and Casino Executive costs in 1997, reduced by lower trade show costs due to the elimination in 1997 of two trade shows.

  General and Administrative Expenses. General and administrative expenses were $2.7 million, or 26.3%, higher for the nine months ended September 30, 1997, as compared with the nine months ended September 30, 1996, substantially all of which is attributable to CORSEARCH and Casino Executive. Information Services expenses, exclusive of CORSEARCH, were approximately $0.3 million, or 16.0%, higher in the nine months ended September 30, 1997 as compared with the nine months ended September 30, 1996, primarily attributable to growth. Included in the nine months ended September 30, 1996 was a $0.3 million provision for losses on prepaid production costs for Business to Business Communications that had been paid to a digital information vendor during 1995 and early 1996 and a $0.4 million loss on the remaining receivables from the sale of the Shopper's Guide assets in 1994.

  Depreciation and Amortization. Depreciation and amortization were $0.7 million, or 25.4%, higher for the nine months ended September 30, 1997, as compared with the nine months ended September 30, 1996, substantially all related to CORSEARCH, including amortization of goodwill related to this acquisition.

  Interest Expense. Interest expense did not change significantly during the nine months ended September 30, 1997, as compared with the nine months ended September 30, 1996, because the decrease in interest expense attributable to a reduction in debt from principal payments during the past year was offset by interest on new debt incurred related to the acquisition of CORSEARCH.

 Year Ended December 31, 1996 Versus Year Ended December 31, 1995

  General. Operations for the year ended December 31, 1996 have two major variations from the same period ended December 31, 1995. First, operations of CORSEARCH, which was acquired on August 15, 1996, are included in Information Services in 1996 from the acquisition date. Second, the sale of three trade journals by GEM, effective July 1, 1995, resulted in a pre-tax gain of $11.7 million in 1995 and, as a result of such sale, GEM operations for the last half of 1995 for the Business to Business Communications segment includes only IGWB, the related conference and trade show, World Gaming Congress, and related activities.

  Revenues. Revenues of $68.6 million for 1996 were $3.4 million, or 4.7%, lower than for 1995. If the $11.7 million pre-tax gain in 1995 is excluded, revenues increased $8.3 million, or 13.8%, in 1996 as compared with 1995. Information Services revenue increased $6.3 million, or 35.2%, in 1996 as compared with 1995, consisting of $2.7 million of CORSEARCH revenue for the four and one-half months in 1996 that it was owned by the Issuer and $1.0 million from increases in employment histories due to increased volumes; $1.6 million from criminal records due to increased volumes and a regional provider of criminal records acquired in 1996; $0.5 million of motor vehicle reports primarily from the higher revenue product MVR Express; and most other pre-employment screening products also had higher volumes and revenues in 1996, as compared with 1995. Business to Business Communications revenue increased approximately $1.5 million, or 3.6%, in 1996 as compared with 1995, mainly consisting of increases in registration services, data management services and trade show publishing for several large bi-annual trade shows and conventions; an increase in price for data management services in mid-1995 resulting in an average increase in data management services revenue of approximately 30% in 1996 as compared with 1995; and an increase in the number of trade show directories in 1996 as compared with 1995 from both bi-annual trade shows and other new trade shows reduced by lower revenue of approximately $5.5 million related to the sale of three trade journals effective July 1, 1995. An increase in advertising pages and revenue for the remaining trade journal partially offset the loss of revenue in 1996 as compared with 1995 from the three trade journals sold.

  Operating Costs. Operating costs were $0.6 million, or 1.5%, higher in 1996, as compared with 1995. Information Services operating costs were $1.9 million, or 17.3%, higher in 1996, as compared with 1995, consisting of $1.0 million of CORSEARCH operating costs for the four and one-half months in 1996 that it was owned by the Issuer, $0.7 million of cost increases attributable to criminal record volume increases and cost increases attributable to higher volumes of other pre-employment screening products. Business to Business Communications costs were $1.2 million, or 4.3%, lower in 1996, as compared with 1995, since the increase in number of trade shows (both bi-annual and annual) for registration services, data management services, convention publishing services and directory publishing were more than offset by the decrease in costs of $3.6 million in 1996 related to the three publications sold in 1995.

  General and Administrative Expenses. General and administrative expenses were $3.4 million, or 28.8%, higher in 1996, as compared with 1995. Information Services' general and administrative expenses increased $1.8 million, or 88.7%, as compared with 1995, which includes CORSEARCH expenses of $1.0 million for the four and one-half months that it was owned by the Issuer and an increase in expenses of pre-employment screening services of $0.8 million, which mainly represent a full year of personnel costs and related expenses for employees added throughout 1995. Business to Business Communications' general and administrative expenses increased $0.5 million, or 7.5%, in 1996 as compared with 1995, attributable to additional employee costs (both full year costs for employees added in 1995 and new employees in 1996) and related expenses required for the continued growth in number of trade shows, conventions and services and products net of the decrease in costs attributable to the three trade journals sold in 1995. Corporate general and administrative expenses increased approximately $1.1 million in 1996 as compared to 1995 resulting from the write-off of $0.5 million in connection with the final settlement with the buyer of Shopper's Guide of future amounts due the Issuer, compensation recorded related to stock options granted and additional consulting costs related to investor relations, acquisition search, and income tax examinations.

  Depreciation and Amortization. Depreciation and amortization increased $0.4 million, or 11.1%, in 1996, as compared with 1995, of which $0.3 million relates to equipment depreciation and goodwill amortization of CORSEARCH for the four and one-half months that it was owned by the Issuer. The balance of the increase is related to capital expenditures for each operation, substantially offset by lower gaming media services depreciation and amortization due to the sale of the three trade journals in 1995.

  Interest Expense. Interest expense decreased $0.3 million, or 33.3%, in 1996, as compared with 1995, resulting from principal payments on debt during 1996 and lower average interest rates on variable debt, offset by increased interest on new debt related to the CORSEARCH acquisition.

 Year Ended December 31, 1995 Versus Year Ended December 31, 1994

  General. Operations for the year ended December 31, 1995 have three major variations from the same period ended December 31, 1994. First, the merger of the Issuer and Tribune/Swab-Fox was completed in May 1995, which is treated as a downstream merger for accounting, tax and financial reporting purposes. Accordingly, the Issuer was able to utilize substantially all of the income tax net operating loss carryforwards which Tribune/Swab-Fox had prior to the merger, and this significantly reduced the 1995 income tax provision. Second, the sale of three GEM trade journals, effective July 1, 1995, resulted in a pre-tax gain of $11.7 million and as a result of such sale, the GEM operations in the Business to Business Communications segment for the last half of 1995 only included IGWB and the related conference and trade show, World Gaming Congress, and related activities. Third, operations of Galaxy, acquired effective March 1, 1994, are included in Business to Business Communications for twelve months in 1995 as compared with only ten months in 1994.

  Revenues. Revenues of $72.1 million for 1995 were $15.2 million, or 26.7%, higher than for 1994. The major revenue increase is the $11.7 million pre-tax gain on the sale of the three GEM trade journals. Business to Business Communications revenue increased $1.7 million, or 4.3%, in 1995 as compared with 1994, exclusive of the gain on the sale of the three trade journals, consisting of significant growth in the trade show registration and publishing portion of this segment in 1995, including two more months of Galaxy's operations, offset by a decrease of $5.2 million in revenues 1995, primarily as a result of the sale of the three trade journals. Thus in the last half of 1995, as compared with 1994, the GEM portion of the operations included revenue from only one trade journal. In addition, an increase in advertising pages and two new executive seminars in 1995 as compared with 1994 partially offset the decrease from the trade journals sold. Revenue from the World Gaming Congress increased approximately $1.0 million in 1995 as compared with 1994. Information Services revenue increased $2.9 million, or 19.2%, in 1995 as compared with 1994 with most of the increase relating to an increase in the volume of employment histories and criminal records sold. Long distance telephone resale revenue was approximately $0.7 million lower in 1995 as a result of the Issuer exiting this business during the latter part of the first quarter of 1994 due to competitive and regulatory considerations. Other revenue is mainly interest income related to the contract receivable from the World Publishing Company ("World Publishing") which is approximately $0.4 million lower in 1995 as compared with 1994 because of continued payments received on the contract receivable, although interest income on cash received from the sale of the trade journals substantially offsets this reduction.

  Operating Costs. Operating costs were $4.6 million, or 13.1%, higher in 1995, as compared with 1994. Business to Business Communications operating costs were $2.2 million, or 8.3%, higher in 1995 as compared with 1994. The decrease in Business to Business Communications operating costs related to the three trade journals sold in 1995 reduced by the effect of the following cost increases: costs related to the European executive seminar, the costs related to the increase in advertising pages, the significant increase in the cost of paper, a postal rate increase, direct cost increase related to the World Gaming Congress which increased as a result of continued expansion of this trade show in 1995, an increase in printing costs for the convention publishing business of $1.0 million related to the higher cost of paper and an increase in the number of conventions, directories and services provided, the increase in the number of personnel at both Galaxy and Atwood (approximately $2.0 million increase in combined personnel costs) in order to continue to provide high quality service to their customers and to handle the increase in the number of trade shows serviced and the inclusion of Galaxy for twelve months of operations in 1995 versus ten months in 1994. Information Services operating costs were $2.4 million, or 27.1%, higher for 1995, as compared with 1994. The increases in such costs were related primarily to approximately $0.7 million from the new employment screening service approximately $0.4 million from the increase in criminal record volume and additional personnel related to higher volumes and new product development costs. Netted against these increases is a decrease of approximately $0.5 million in 1995 related to long distance telephone resale costs because of exiting this business in the latter part of the first quarter of 1994.

  General and Administrative Expenses. General and administrative expenses were approximately the same in 1995 as in 1994. The reduction in general and administrative expenses from the Business to Business

Communications segment during the last half of 1995, and the reduction of expenses in 1995 resulting from the merger, as compared with 1994, were generally offset by Galaxy's general and administrative expenses for the twelve months in 1995, as compared with ten months in 1994, and the accrual for potential costs under the indemnity provisions of the Termination Agreement among the Issuer, World Publishing and Newspaper Printing Corporation ("NPC") as related to settlement of lawsuits against World Publishing and NPC.

  Depreciation and Amortization. Depreciation and amortization increased $0.5 million, or 16.1%, for 1995, as compared with 1994, substantially all related to the depreciable assets of Galaxy, both the number of months Galaxy was included in each year and depreciation related to Galaxy's 1994 and 1995 capital expenditures needed to handle Galaxy's growth in 1994 and 1995.

  Interest Expense. Interest expense increased $0.1 million, or 14.3%, for 1995, as compared with 1994, resulting from higher average interest rates on variable rate debt during 1995, partially reduced by principal payments on debt during the past year. Also, in late May 1995, the Issuer borrowed $2.0 million under its bank lines of credit in connection with the merger and the related acquisition of equivalent shares for cash, which borrowings were repaid in early August 1995.

PROVISION FOR INCOME TAXES

  Provision for income taxes as a percentage of income before income taxes for all periods presented is lower than the statutory federal income tax rate mainly because of the reduction in the valuation reserve related to net operating loss carryforwards and higher tax basis in the trade journals sold reduced by goodwill amortization related to acquisitions not being deductible for federal and state income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity. The Company's principal sources of funds following the Recapitalization are anticipated to be cash flows from operating activities and borrowings under the Senior Credit Facility. Based upon the successful implementation of management's business and operating strategy, the Company believes that these funds will provide the Company with sufficient liquidity and capital resources for the Company to meet its current and future financial obligations, including the payment of principal and interest on the Notes, as well as to provide funds for the Company's working capital, capital expenditures and other needs. No assurance can be given, however, that this will be the case. As of September 30, 1997, after giving effect to the Transactions and the Offering, the Issuer would have had $25.0 million of availability under the Senior Credit Facility. The Company's future operating performance and ability to service or refinance the Notes and to repay, extend or refinance the Senior Credit Facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. In addition, any future acquisitions by the Company would likely require additional financing. See "Risk Factors-- Substantial Leverage," "--Dependence Upon Distributions from Subsidiaries and LLCs" and "--Uncertain Impact of Acquisition Plans."

  In the event of a Change of Control, the Company will be required to make an offer for cash to repurchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the repurchase date. Certain events involving a Change of Control would result in an event of default under the Senior Credit Facility or other indebtedness of the Company that may be incurred in the future. Moreover, the exercise by the holders of the Notes of their right to require the Company to repurchase the Notes may cause an event of default under the Senior Credit Facility or such other indebtedness, even if the Change of Control does not. Finally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Risk Factors--Limitations on Change of Control" and "Description of the New Notes--Change of Control."

  Capital Expenditures. Management anticipates that capital expenditures in 1997 will be approximately $6.5 million. Other than the Information Services division, the primary capital expenditures will be for computers, software, furniture and office equipment and to acquire additional "reader boxes" at Galaxy. With regard to the Information Services division, the Issuer will incur capital expenditures to develop software and purchase the computers for CORSEARCH to launch an on-line trademark and trade name search business. TISI continues to offer its customers in the trucking industry credits for providing employment information to be utilized in its database, which credits can be used against charges for future services from such division. All of the credits earned are considered capital expenditures for the acquisition of such data. In addition, the Company invested approximately $1.1 million to acquire interests in Galaxy Expocard Europe and Casino Executive. Any other acquisitions would require additional investments. Management anticipates positive cash flow from operations in 1997, even after the anticipated capital expenditures for 1997. Thus, with the Issuer's available cash reserves and cash flow, management does not anticipate a need for capital during 1997 except for possible, and as yet unidentified, acquisitions.

INFLATION

  Management anticipates the effect of inflation on the Company's operations during 1997 will be primarily limited to the effects which general inflation will have on costs in most areas in which the Company operates.

                              THE EXCHANGE OFFER

GENERAL

  The Issuer entered into the Exchange Offer Registration Rights Agreement with the Initial Purchaser pursuant to which the Issuer and the Guarantors agreed, for the benefit of the holders of the Old Notes, at the Issuer's cost,
(i) to use their best efforts to file with the Commission the Exchange Offer Registration Statement within 30 days after the date of the original issuance of the Old Notes with respect to the Exchange Offer for the New Notes, which will have terms substantially identical to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) and (ii) to use their best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the date of the original issuance of the Old Notes. The Exchange Offer Registration Rights Agreement provides that promptly after the Exchange Offer Registration Statement has been declared effective, the Issuer will offer the New Notes in exchange for surrender of the Old Notes and that the Issuer will keep the Exchange Offer open for not less than 20 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note validly tendered to the Issuer pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Old Note will receive a New Note having a principal amount equal to that of the tendered Old Note. Interest on each New Note will accrue from the last Interest Payment Date on which interest was paid on the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from October 29, 1997.

  Based on existing interpretation of the Securities Act by the Staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Issuer believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Old Notes who is an "affiliate" of the Issuer or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation by the Staff set forth in the above referenced no-action letters, (ii) will not be able to tender Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each holder of the Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) any New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder has no arrangements with any person to participate in the distribution of such New Notes and (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act of the Issuer or, if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If the holder is a Participating Broker-Dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it has no arrangements with any person to participate in the distribution of the New Notes and that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  To date, the Staff has taken the position that Participating Broker--Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus. A Participating Broker-- Dealer which delivers this Prospectus to purchasers in connection with resales of the Old Notes will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange Offer Registration Rights Agreement (including certain indemnification rights and obligations). Under the Exchange Offer Registration Rights Agreement, the Issuer is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. A broker-dealer which purchased Old Notes from the Issuer may not participate in the Exchange Offer.

  The Exchange Offer Registration Rights Agreement provides that, in the event that any changes in law or the applicable interpretations of the Staff do not permit the Issuer to effect the Exchange Offer or if for any other reason the Exchange Offer Registration Statement is not declared effective within 150 days after the original issuance of the Old Notes or the Exchange Offer is not consummated within 180 days after the original issue of the Old Notes or upon the request of the Initial Purchaser under certain circumstances, the Issuer and the Guarantors will, in lieu of effecting the registration of the New Notes pursuant to the Exchange Offer Registration Statement and at the Issuer's cost, (a) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Old Notes, (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 180th day after the original issue of the Old Notes (or promptly in the event of a request by the Initial Purchaser) and (c) use their best efforts to keep effective the Shelf Registration Statement for a period of two years after its effective date (or for a period of one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchaser or, for such shorter period, when all of the Old Notes covered by the Shelf Registration Statement have been sold pursuant thereto). The Issuer will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange Offer Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Exchange Offer Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding the increase in interest rate set forth in the following paragraph.

  In the event that either (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 30th day following the date of original issue of the Old Notes, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 150th day following the date of original issue of the Old Notes or (iii) either (A) the Issuer has not exchanged New Notes for all Old Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated for a period of 15 consecutive days without being succeeded immediately by an additional Registration Statement, filed and declared effective or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date for a period of 15 consecutive days without being succeeded immediately by an additional Shelf Registration Statement filed and declared effective, then, as liquidated damages, the interest rate stated on the Old Notes shall be increased by one-half of one percent per annum, which rate will be increased by an additional one quarter of one percent per annum for each subsequent 90-day period that any such additional interest continues to accrue, up to a maximum additional interest rate of 2% in excess of the original 10 3/8% interest rate per year. Upon (x) the filing of the Exchange Offer Registration Statement in the case of clause (i) above,
(y) the effectiveness of the Exchange Offer Registration Statement in the case of clause (ii) above or (z) the day before the date of the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, in the case of clause (iii) above, the interest rate stated on the Old Notes from the date of such filing, effectiveness or day before the date of the consummation, as the case may be, will be reduced to the original interest rate of the Old Notes; provided, however, that, if after any such reduction in interest rate, a different event specified in clause (i), (ii) or
(iii) above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

The summary herein of certain provisions of the Exchange Offer Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Exchange Offer Registration Statement.

  Notwithstanding the foregoing, to the extent applicable, there shall be added to all time limitation periods that number of days representing delays in the Issuer's filings with the Commission caused by events beyond the Issuer's control despite its best efforts in either of the following categories: (i) events affecting issuers generally, such as the temporary closure of federal agencies; or (ii) events directly affecting the Issuer, such as its inability to obtain all information of an acquisition entity constituting a significant subsidiary within a time period that would permit independent auditors to prepare required audited information on a timely basis. In addition, if at any time counsel to the Issuer has determined in good faith that it is reasonable to conclude that the filing of the Exchange Offer Registration Statement or the Shelf Registration Statement or the compliance by the Issuer with its disclosure obligations in connection with the Exchange Offer Registration Statement or the Shelf Registration Statement may require the disclosure of information which the Board of Directors of the Issuer has identified as material and which the Board of Directors has determined that the Issuer has a bona fide business purpose for preserving as confidential, then the Issuer and the Guarantors may delay the filing or the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement (if not then filed or effective, as applicable) and shall not be required to maintain the effectiveness thereof or amend or supplement the Exchange Offer Registration Statement or Shelf Registration Statement for a period expiring upon the earlier to occur of (A) the date on which such material information is disclosed to the public or ceases to be material or the Issuer is able to so comply with its disclosure obligations and Commission requirements or (B) 30 days after the Issuer notifies the holders of such good faith determination.

  As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Issuer arranged for the Old Notes initially purchased by qualified institutional buyers, as defined pursuant in Rule 144A under the Securities Act ("Qualified Institutional Buyers"), to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes also will be issuable and transferable in book-entry form through DTC.

  This Prospectus, together with the accompanying Letter of Transmittal, is
being sent to all registered holders of Old Notes as of        , 1997 (the
"Record Date").

  The Issuer shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent. See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Issuer and delivering New Notes to such holders.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Issuer will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean       , 1997, unless the Issuer, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, the Issuer will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Issuer is extending the Exchange Offer for a specified period of time.

  The Issuer reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by the Issuer (if permitted to be waived by the Issuer), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

  Without limiting the manner in which the Issuer may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Issuer shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

  Interest on each New Note will accrue from the last Interest Payment Date on which interest was paid on the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from October 29, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from the last Interest Payment Date or October 29, 1997 (as the case may be) to the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on the same Interest Payment Date that they would have received had they not accepted the Exchange Offer. Interest on the New Notes is payable semi-annually on May 1 and November 1 of each year accruing from the last Interest Payment Date or, in the case of the first payment, October 29, 1997, at a rate of 10 3/8% per annum.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The tender by a holder of Old Notes will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

  The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Issuer.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Issuer or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (including any participant in DTC whose name appears on a security position listed as the owner of Old Notes) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuer, evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Issuer's acceptance of which would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Issuer reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

  (a) the tender is made through an Eligible Institution;

  (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in prior form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

  (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

  To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Issuer. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Deposit or withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

  Notwithstanding any other term of the Exchange Offer, the Issuer will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the

Exchange Offer, which, in the Issuer's judgment, might materially impair the Issuer's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in the Issuer's judgment, might materially impair the Issuer's ability to proceed with the Exchange Offer.

  If the Issuer determines that it may terminate the Exchange Offer, as set forth above, the Issuer may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Issuer will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Issuer will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  IBJ Schroder Bank& Trust Company of New York, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:
                          IBJ Schroder Bank & Trust Company
                          P.O. Box 84
                          Bowling Green Station
                          New York, NY 10274-0084
                          Attention: Reorganization Operations Department

By Hand or   Overnight Courier:
                          IBJ Schroder Bank& Trust Company
                          One State Street
                          New York, NY 10004
                          Attention: Securities Processing Window
                                 Subcellar One (SC-1)

For Information, call:

Information and Facsimile    Confirmation: (212) 858-2103
Facsimile (212) 858-2611 (Eligible Institutions Only)

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Issuer. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Issuer and its affiliates in person, by telegraph or telephone.

  The Issuer will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Issuer may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Issuer.

  The Issuer will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  No gain or loss for accounting purposes will be recognized by the Issuer upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Issuer over the term of the New Notes under generally accepted accounting principles. Unamortized expenses relating to the Old Notes will be deferred and amortized over the life of the New Notes.

                                   BUSINESS

GENERAL

  The Company is a diversified business media company which principally operates two lines of business: (i) Information Services and (ii) Business to Business Communications. Information Services includes: (i) TISI, which, with its proprietary database, is the leading provider of pre-employment screening information used by the trucking industry to facilitate compliance with U.S. Government regulations and (ii) CORSEARCH, the second largest provider in the United States of trademark and trade name research to law firms and corporations. Business to Business Communications are conducted through several individual businesses, each of which is characterized by leading competitive positions within specialized market niches. Business to Business Communications includes: (i) Atwood, the largest domestic independent publisher of exposition and association related publications and directories;
(ii) Galaxy, the largest independent provider of trade show and convention registration, exhibitor information and "lead" management services in the United States and (iii) GEM, which owns and operates the World Gaming Congress, the world's largest trade show catering to the legalized gaming industry, and publishes trade magazines directed to the legalized gaming industry, principally IGWB, the leading publication catering to gaming industry executives. On a pro forma basis, the Company's consolidated revenues and adjusted EBITDA for the twelve month period ended September 30, 1997 were approximately $78.9 million and $17.3 million, respectively. Of such pro forma consolidated revenues, approximately 40% represented Information Services and approximately 60% represented Business to Business Communications. Of such pro forma adjusted EBITDA, 55% represented Information Services and 45% represented Business to Business Communications.

INFORMATION SERVICES

  Information Services provides specialized information and database management services to precise market segments. TISI is a leading supplier of pre-employment screening information to the trucking industry and a provider of risk assessment and underwriting information to agents, underwriters and others in the insurance industry. CORSEARCH, acquired by the Company in 1996, is the second largest supplier in the United States of trademark and trade name searches and information research.

  TISI

  Pre-Employment Screening Services

  TISI, which since 1983 has operated its transportation services business under the trade name DAC Services ("DAC"), is the leading supplier of comprehensive pre-employment screening information to the trucking industry and a provider of driving record-related and other risk assessment and underwriting information to the insurance industry. DAC, endorsed by the American Trucking Associations since 1986 and the trucking associations of 41 states, currently maintains a computer network providing on-line electronic access to a proprietary employment history database of over 2.6 million job records concerning over 1.4 million truck drivers. Management believes the demand for the information in its DAC database is driven primarily by federal government regulation, the Company's ability to provide the information on a timely basis and the Company's success in marketing to the "truckload" segment of the trucking industry, which historically exhibits high driver turnover. "Truckload" carriers, such as J.B. Hunt and Schneider, typically are differentiated from "route" carriers and "private fleet" carriers in that "truckload" carriers are hired by third parties and do not have the steady, predetermined routes of a "route" carrier, nor do they operate as a individual corporation's captive "private fleet" (e.g., a retailer's "private fleet" of delivery trucks). As a result, the Company believes the unpredictable nature of a driver's job for a "truckload" carrier leads to inherently high driver turnover, which can be more than 100% per year for some trucking companies. As federal regulations require extensive screening of new truck drivers, this high turnover rate creates demand for DAC's services.

  DAC currently has over 5,600 transportation-related customers, including 93 of the largest 100 U.S. "for hire" carriers which consist of both "truckload" and "route" carriers. DAC's key asset is its proprietary database which is operated as an information cooperative through which DAC's approximately 2,000 transportation industry members, including 40 of the 41 largest "truckload" carriers and 30 of the 59 largest "route" carriers, contribute employment records in return for an economic credit against DAC services and the ability to access DAC's employment history database. Members pay for each employment record accessed and do not pay if no record is found. Therefore, as the database grows, the "hit" rate increases and the Company's revenues and profits are favorably impacted. The Company is not aware of any comparable database offered by competitors and believes its large cooperative membership and proprietary database represent significant competitive advantages which would take a potential competitor several years to replicate. Non-member customers are precluded from accessing the employment records database; however, they are provided access to DAC's motor vehicle records as well as criminal records and drug testing databases.

  DAC's services provide comprehensive information which is used by transportation industry customers to satisfy current DOT pre-employment screening requirements. Due to public safety concerns, DOT regulations currently require trucking companies to investigate the driving history, previous three-year employment history and, since 1995, previous drug and alcohol test results of prospective drivers. Current regulations require employers to inquire of previous employers, but do not require previous employers to respond to such inquiries. Under proposed DOT regulations, trucking companies would be required to provide certain information concerning the job histories of drivers in response to inquiries made by prospective employers. If adopted in their current form, management believes such regulations could provide greater demand for the Company's services, including access to employment history and drug and alcohol test results of truck drivers. There can be no assurance, however, that such regulations will be adopted in their current form or at all, or if adopted that they will be beneficial to DAC. Previous forms of such regulations, if they had been adopted, would have been significantly burdensome to DAC's customers. While DAC was successful in working with the American Trucking Associations in modifying such regulations, there can be no assurance that new government regulation will not be adopted which could have a significant adverse effect on DAC or its customers' use of DAC services. See "Risk Factors--Government Regulation."

  DAC has virtually instantaneous computer access to MVRs maintained by 27 states and alternative methods to access the MVRs of the remaining 23 states. In addition, DAC maintains a database which contains certain workers' compensation records from 17 states, which may be used by prospective employers either to detect employers that have been omitted by a prospective employee in his or her employment application or to determine job suitability. In 1998, DAC intends to implement manual searching capability for many of those states of which the workers' compensation records are not in DAC's database.

  Criminal records are maintained by approximately 3,300 jurisdictions in the U.S. and there is no single source for all such records. However, DAC can access for its customers criminal records from any U.S. jurisdiction requested by a customer. Management believes that the database of criminal records being created by DAC will become an increasingly valuable asset, and may provide DAC access to providing criminal records and other data to industries other than trucking and insurance.

  DAC obtains its MVRs, workers' compensation and criminal records information from state or county archives, utilizing a nationwide network of agents and representatives, direct computer connections and proprietary databases. The information is resold at a mark-up over state and county fees for such information. In 1996, the information was resold to more than 14,000 customers, including 89% of the customers who requested information in 1995.

  The following table sets forth certain volume data for DAC for each of the five years ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997:

                                                             NINE MONTHS ENDED
                                YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                             ------------------------------- -----------------
                             1992  1993  1994   1995   1996    1996     1997
                             ----- ----- ----- ------ ------ -------- --------
                                              (IN THOUSANDS)
Records sold (1)............ 8,857 9,530 9,946 10,322 10,975    8,430    8,635
Employment history records
 maintained................. 1,196 1,414 1,693  1,940  2,251    2,179    2,478

--------
(1)Includes employment records, MVRs and criminal records.

  Employers who access DAC's services have the option to choose only those records that meet their specific information needs. In addition, DAC offers a "Total Applicant Screening Services" product which provides a customized package of DAC's pre-employment screening products.

  For customers that want to perform their own background checks, the Company publishes The Guide, a publication available to the general public. The Guide lists thousands of telephone numbers and addresses for criminal record jurisdictions, state motor vehicle departments and colleges and universities, among others, which may be found helpful to those conducting their own background searches.

  Insurance Industry Services

  In addition to providing MVRs to the transportation industry, the Company is also a leading supplier of MVRs to the insurance industry for the screening of insurance applications. The Company, endorsed by the Professional Insurance Agents' Association, provides over 5,000 insurance industry customers access to the Company's computer network to request MVRs and other information. Approximately 85% of these customers are insurance agents, with the remaining 15% representing branch offices, managing general agents, brokers and a small number of regional and home office locations. These customers primarily utilize the Company's data in assessing insurance underwriting risk and also purchase the Company's workers' compensation and credit report information. In its effort to provide more complete information to its insurance industry customers, DAC recently became a licensed reseller of the CLUE(R) database, an insurance company database of previous insurance claims which allows insurance companies to access claims data for underwriting purposes.

  Electronic Data Interchange Services

  DAC also has begun to develop a product line called MessageXpress(R), which provides electronic business communication services to transportation motor carriers. Electronic Data Interchange ("EDI") automates manual paper-based processes, reduces errors and reduces data transfer times. Transportation companies are increasingly required by their customers to send and receive documents via EDI. Because the installation and implementation of EDI technology is expensive and time-consuming, this requirement has been burdensome on smaller carriers. As a result, in the first quarter of 1996, TISI introduced its EDI services, tailored to small and medium sized carriers, which allow such carriers to choose among three different services to match their technical abilities, volume requirements and budget. This service handles technical details such as programming and establishing communication links with one or more shippers, and a carrier need only provide MessageXpress with the information otherwise provided on a paper document.

  CORSEARCH

  CORSEARCH, acquired by the Company in 1996, is the second largest provider of trademark and trade name research services in the United States. CORSEARCH provides comprehensive trademark and trade name searches for 1,100 law firm and corporate clients. Management believes the increase in recent filings of applications for new trademarks and trade names, a greater corporate emphasis on protecting existing trademarks and trade names, growing Internet usage and the increased international expansion of U.S. companies collectively have created greater demand for CORSEARCH's services, and provide significant opportunities to expand CORSEARCH's database operations. The PTO estimates that the number of domestic trademark filings will increase at a rate of 12% per annum through the year 2000. The number of basic trademark and trade name searches executed by CORSEARCH grew from 13,795 in 1992 to 19,491 in 1996 (a 41% increase) and CORSEARCH's revenues grew from $4.2 million in 1992 to $7.2 million in 1996 (a 69.1% increase).

  CORSEARCH currently searches three major classifications of trademark information for its customers: (i) through its proprietary database, CORBASE, the Company searches all federal trademarks that have been filed with and registered by the PTO; (ii) through its proprietary database CORSTATE, the Company searches trademarks that have been filed with the Secretary of State offices of the 50 states and Puerto Rico and (iii) through databases licensed to the Company by third parties, the Company searches for common law usages of company names, product names, trade names and brand names appearing in thousands of magazines, monographs, journals, newspapers, press releases and periodicals.

  The prices for CORSEARCH's basic search services vary depending upon the turn-around time requested by the client for the particular search performed. CORSEARCH provides five levels of pricing of basic searches which increase incrementally for the five levels of timing provided, from CORSEARCH's "standard" three to four day service to "ultrarush" (two hour same day service). As the costs for each search remains substantially constant, CORSEARCH's profit margins on searches increase along with the prices charged for such services when services are ordered on a "rush" basis. A typical search may consist of a search of the federal, state and common law usage databases of trade names and trademarks.

  CORSEARCH's highly trained, industry-focused researchers use CORSEARCH's proprietary software, proprietary CORBASE and CORSTATE databases, third party databases and, to a lesser extent, published resources for completing customer searches. Although the majority of the information contained in CORSEARCH's state databases is publicly available from governmental authorities and others, management believes that because of the cycle of intellectual property registration renewals, it likely would take a new competitor several years to compile a database containing the state registration information currently maintained by CORSEARCH and its two primary competitors. New competitors may purchase the federal database from the PTO but significant computer programming would be needed to make it usable. Management believes that CORSEARCH, which competes primarily on the quality, accuracy and timeliness of its data, provides a consistently high level of service to its clients. CORSEARCH's customers include small to mid-size law firms and corporations as well as major companies.

  CORSEARCH recently has added international search capabilities, primarily in selected European countries, Canada and Mexico, and is in the process of implementing an Internet online search service which currently is scheduled to begin beta-testing in December 1997 and to become operational during 1998. The online service is expected to serve as a quick and easy research tool for clients to "screen" the availability of trademarks and trade names before undertaking more expensive searches. Access to an international database of pharmaceutical trademarks in use in 49 countries also recently has been added.

BUSINESS TO BUSINESS COMMUNICATIONS

  The Company's Business to Business Communications operations are conducted through several individual businesses, each of which is characterized by leading competitive positions within specialized market niches. Business to Business Communications includes: (i) Atwood, the largest domestic independent publisher of exposition and association related publications and directories;
(ii) Galaxy, the largest independent provider of trade show and convention registration, exhibitor information and "lead" management services in the United States and (iii) GEM, the owner and operator of the World Gaming Congress, the world's largest trade show catering to the legalized gaming industry and the publisher of trade magazines directed to the legalized gaming industry, principally IGWB, catering to gaming industry executives.

 Atwood

  Atwood, founded in 1982, is the leading independent publisher of daily trade show and convention newspapers, directories, and related publishing products that are directed to the attendees of U.S. trade shows and conventions. Atwood competes primarily with trade magazines and the owners and operators of expositions with in-house publishing capabilities who participate only in their particular industry and do not have diverse markets or the capabilities of Atwood. Atwood also publishes the trade journal EXPO, the official publication of the International Association of Exposition Management, and maintains an Internet website which is a database for trade show managers and exhibitors.

  Approximately 69% of Atwood's 1996 revenues were derived from its publication of dailies and directories. During 1996, Atwood provided publishing, communication or promotional services to approximately 7,000 exhibitors at approximately 207 trade shows and conventions, including 44 of the "Tradeshow 200" exhibitions. Of the 207 trade shows to which Atwood provided services in 1996, 81% represented trade shows served by Atwood in 1995. Related products provided by Atwood include pre- and post- convention materials, literature kiosks and LeSack, a plastic bag filled with literature, publications, product samples and other marketing information that is distributed to attendees. Atwood also produces advertising and marketing products such as Internet Guides, specialty products and restaurant and city guides distributed to show attendees. Atwood provides magazine publishing related services to trade associations, including editorial content, layout and design of trade publications, advertising sales and circulation services. Atwood's digital group provides CD ROMs, Internet applications, electronic conference planners and buyer's guides.

  Atwood has recently provided the rental of Marketing-oriented Interactive Kiosks for Exhibitors ("MIKE"). MIKE permits exhibitors to create customized interactive multimedia programs which are accessed by show attendees via touchscreen technology on a kiosk that takes up minimal floor space. The program can be customized to include survey questions that elicit information from attendees, which allows exhibitors to qualify leads.

 Galaxy

  Galaxy, founded in 1982, markets its comprehensive registration services, automated "lead" management products and information services on an exclusive basis to trade associations, promoters, exhibitors and attendees of exposition and trade shows and conventions. In 1996, Galaxy provided services to 41 of the "Tradeshow 200" exhibitions, including four of the top five such exhibitions. Of the 211 trade shows Galaxy provided services to in 1996, 84% represented trade shows served by Galaxy in 1995. Management believes Galaxy, from its experience servicing a wide variety of expositions, has developed a unique set of organizational skills and technical expertise which provides Galaxy with competitive advantages.

  Multiple versions of Galaxy's "Expocards" (magnetic stripe or "smartcards") are utilized in the registration process to allow convention and trade show exhibitors to digitally capture and manipulate attendee information for "lead" management and follow-up. Galaxy's Expocard technology encodes attendee registration data on a magnetic stripe attached to a plastic card or on a computer chip "smartcard" which can be read by trade show and convention exhibitors renting Galaxy's Expocard readers. The Expocard provides lead data to exhibitors in electronic form and allows for other product applications. For example, attendees can leave and retrieve messages at a message center kiosk established by the Company on site for a fee. The Expocard permits the conference host (usually a trade association or a for-profit show manager) to receive information including demographic data, attendance results and exhibit visitation patterns.

  "Smartcards," which have more data storage area, but are more expensive than the magnetic stripe Expocards, can be utilized to store additional demographic or other data and can give some "write-on" capability to Expocard. In addition, the "smartcard" can provide the capability to store credits redeemable at vending machines and is usable for the purchase of meals, convention products and paper and media convention materials (outlines, taped seminars, etc.), for attendance at pre-paid continuing education and other seminars and for collecting and disseminating seminar evaluations. Most customers prefer the lower-cost magnetic stripe version of Expocard. Galaxy is currently seeking to acquire a lower cost Smartcard that more customers would find economically attractive.

  Galaxy's "Expocard Connect" is a PC-based system that reads the Expocard's magnetic strip, allows the exhibitor to add qualifying information to the data file, saves the data to the PC hard drive in a format compatible with any data management program and, when networked, can transfer data directly to a data management program.

  Galaxy's InfoStation product is a touchscreen kiosk which allows a show attendee to insert an Expocard, request product information, record comments and complete a questionnaire. The database is fully customized and can be transmitted offsite for fulfillment. The InfoStation package includes programming, software and hardware and on-site services. The Company's newest product, still in the test marketing stage, is the iGoExpo, a portable lead gathering tool, which can be custom designed as a combination card reader and data input vehicle, a card reader and information service, etc. This hand-held Personalized Digital Assistant product was used first by Sony at the NAB show in Las Vegas in the spring of 1997 to make the lead qualification process more user-friendly, streamline its literature distribution process, improve traffic flow through its exhibit and more efficiently track buyer interest. According to TradeShow & Exhibit Manager magazine, this enabled Sony to increase the number of booth visitors it "qualified" during the show from 5,000 in 1996 to 12,000 in 1997, representing an increase of 140%.

  Galaxy Classics provides graphic design and printing services to its and Atwood's convention and trade show and trade association customers, as well as to select customers in the geographic areas surrounding Galaxy's headquarters in Frederick, Maryland. Services include customized graphic design for multimedia use and printing services, primarily for promotional and marketing purposes.

  Several of Galaxy's customers hold trade shows on a bi-annual or tri-annual basis. Consequently, Galaxy's revenues vary from year to year. The following table sets forth, for the years ended December 31, 1994, 1995 and 1996, the percentage of revenues of Galaxy generated from trade shows of varying frequencies.

                                                  YEARS ENDED DECEMBER 31,
                                                 -------------------------
                                                 1994   1995   1996
                                                 ------ ------ ------
      Annual Shows..............................   87%    97%    85%
      Bi-Annual Shows...........................   13      2     11
      Tri-Annual Shows..........................   --     --      3
      Other Shows...............................   --      1      1
                                                 ----   ----   ----
                                                  100%   100%   100%
                                                 ====   ====   ====

  GEM

  GEM, founded in 1986 as BMT Publications, Inc., is the leading global provider of business information and marketing resources for the legalized gaming industry. GEM owns and operates the World Gaming Congress, the largest legalized gaming industry trade show in the world and the only trade show endorsed by the American Gaming Association as the organization's official trade show. The conference traditionally has been held annually in Las Vegas during the fourth quarter of each year. Consequently, GEM's financial results are heavily skewed towards the fourth quarter. In 1996, the World Gaming Congress sold over 185,000 square feet of exhibition space and included over 21,700 attendees, an increase from 117,000 square feet and 17,500 attendees in 1994.

  GEM publishes several trade magazines directed to the legalized gaming industry, including IGWB. IGWB, with a qualified circulation of over 26,000, is the leading trade journal directed to the worldwide legalized gaming industry. In addition, the Company has an 88% interest in Casino Publishing Company, the publisher of Casino Executive, a trade magazine directed to casino management executives in North America, and has entered into an agreement for the purchase of the remaining 12% third-party owned interest.

  The following table sets forth certain information with respect to World Gaming Congress and IGWB:

                                                   YEARS ENDED DECEMBER 31,
                                              ----------------------------------
                                               1993     1994     1995     1996
                                              ------- -------- -------- --------
World Gaming Congress:
 Exhibitor companies.........................     360      454      540      609
 Booths......................................     640    1,162    1,540    1,850
 Net square footage..........................  64,000  117,100  154,000  185,000
 Total attendance............................  10,836   17,479   21,767   21,700
IGWB:
 Advertising pages...........................     350      411      497      572

  GEM has a 49% interest in Gaming for Africa Expo, a gaming trade show and conference held in South Africa, and Gaming for Africa, the leading trade magazine for gaming in Sub-Saharan Africa. GEM also has entered into a partnership with a European publishing company. In 1997, the partnership, in association with European Gaming Organization, a European gaming supplier trade group, produced the European Casino Executive Congress, a conference targeted at senior executives in the European casino industry. The optimal frequency of this conference is currently being evaluated by management.

BUSINESS AND OPERATING STRATEGIES

  Management has significant experience in the information services, exposition services and publishing businesses and has developed a business and operating strategy to: (i) maximize the strengths of the Company's core businesses; (ii) expand into new products, services and geographic markets;
(iii) expand through selective acquisitions to enhance the Company's established business platforms and (iv) improve operating efficiencies.

INFORMATION SERVICES

  Management believes that both TISI and CORSEARCH have been successful because they target well defined market niches and possess competitive advantages through their proprietary databases, value added information products and superior customer service. Management's growth strategy for expanding upon these existing business platforms consists of:

  . Broadening TISI's Customer Focus into Additional Trucking and Transportation Segments. TISI has historically enjoyed success with "truckload" carriers due to the high employee turnover rates associated with this segment of the trucking industry. Management intends to continue capitalizing on this success, but believes the employment history database can be more aggressively marketed to the other segments of the U.S. trucking and transportation industry. Specifically, management intends to expand marketing of its database services to "private fleet" carriers, which include approximately 14,000 trucking companies. Management believes that, by expanding the number of employment records contained in the DAC database, TISI will increase revenues and profits through higher customer "hit rates" per search.

  . Expanding DAC's Business Model to Other Industries. Management believes that there are opportunities to expand the successful DAC pre-employment screening business model and core competencies to other industries that tend to raise public safety concerns, involve substantial financial risks for employers or have high employee turnover rates. Management plans to build employment history databases and market pre-employment screening services to employers in industries possessing these characteristics.

  . Enhancing CORSEARCH's International Search Capabilities. CORSEARCH has historically focused on providing domestic searches for U.S. and foreign based clients. With the growing presence of global businesses and the proliferation of Internet usage, there is a growing customer need for international trademark database searches. As a result, CORSEARCH is in the process of identifying international trademark and trade name information sources and building databases similar to those used in its domestic operations.

  . Broadening CORSEARCH's On-Line Product Offering. Management believes that by expanding CORSEARCH's on-line and Internet products to allow customers to perform pre-screening searches, CORSEARCH can increase revenues from existing customers who are currently utilizing these products from competitors and attract new customers.

  . Expanding into Patent Search Services. Management intends to expand its product offering to include patent searches, likely through acquisitions. Such acquisitions would provide the Company with greater breadth of products for the intellectual property market and an increased ability to serve its existing client base.

BUSINESS TO BUSINESS COMMUNICATIONS

  Management believes that each of the business units comprising Business to Business Communications is a leader in its respective markets and that there are numerous opportunities to enhance the value of these existing franchises.

  . Cross-Selling and Product Bundling Opportunities between Atwood and Galaxy. Galaxy and Atwood have traditionally been operated as separate entities and currently have only 13 mutual clients among the 75 clients which Galaxy and Atwood collectively serve within the "Tradeshow 200." Management intends to capitalize on the loyal customer base of both Atwood and Galaxy by marketing both unit's products on a packaged basis to position Atwood and Galaxy as a comprehensive provider of multiple media, information and exhibitor services to their customers.

  . Expanding Atwood's Custom Publishing Customer Base. Atwood historically has focused its custom publishing activities on the exposition and trade association markets. Management has identified additional markets, such as corporate publishing and corporate gatherings, where Atwood can capitalize on its custom publishing capabilities.

  . Augmenting Galaxy's Exhibitor Products and Services. Management intends to expand the scope and level of information gathered with respect to attendees to create additional value-added information products for exhibitors and trade show managers. For example, Galaxy provided Sony Electronics, Inc. ("Sony") with a series of sophisticated electronic "lead" management tools at the 1997 National Association of Broadcasters ("NAB") trade show, which, according to TradeShow & Exhibit Manager magazine, enabled Sony to increase the number of booth visitors it "qualified" to 12,000 from 5,000 during the 1996 NAB show, representing an increase of 140%.

  . Expanding Galaxy's Services to the European Marketplace. According to 1996 M&A Exhibition Directory, the exposition and trade show marketplace in Europe is approximately five times as large as that in the U.S. (based on total square footage of exhibition space). Galaxy has historically provided registration and "lead" management services to the European exposition marketplace through a licensee, Galaxy Expocard Europe. The Company acquired 73% of Galaxy Expocard Europe in 1997 and management intends to enhance Galaxy's international capabilities by more aggressively marketing products to European exposition managers through Galaxy Expocard Europe.

  .  Pursuing Selective Acquisitions of Exposition Services
     Companies. Management believes that the exposition services industry is highly fragmented and plans to pursue opportunistic acquisitions to enhance Galaxy's existing service offerings so that Galaxy, in concert with Atwood, can become a comprehensive provider of exposition media services.

  . Leveraging Key GEM Franchises. GEM's leading position in the legalized gaming market is a direct result of its strong brand names. IGWB and the World Gaming Congress are widely recognized domestically and internationally as the leading sources of business information regarding the legalized gaming market. Management intends to utilize this position to increase revenues through (i) launching or acquiring additional gaming related trade publications targeting specific high-growth gaming markets (e.g., slot machines and bingo),
     (ii) exploring the acquisition or launch of trade shows complementary to the World Gaming Congress and (iii) working closer with the American Gaming Association to develop ancillary revenue sources.

  . Rationalizing GEM's Overhead Costs. IGWB, GEM's flagship publication, was formerly part of a group of five trade magazines, four of which were sold in 1994 and 1995. Following this sale, IGWB continued to occupy the same office space, although the organization's publishing revenue had been reduced by approximately 71%. Management has identified opportunities for cost savings through integration with other publications.

  . Expanding GEM to New Gaming Markets. Management believes portions of the world's gaming markets are relatively immature and underserved. As a result, management plans to capitalize on trade show and publishing opportunities in Europe, Latin America, Asia and Sub-Saharan Africa. As a first step, the Company recently purchased a 49% ownership stake in Gaming for Africa, the leading trade show and magazine targeting the legalized gaming industry in South Africa, one of the world's growing gaming markets. Management intends to seek other acquisitions and joint venture opportunities for worldwide expansion.

COMPETITION

  Each of the Company's businesses is in competition with other suppliers and vendors of services or products similar to those provided by the Company and many of such competitors are significantly larger and have greater resources than the Company. The following is a brief description of the competitive environment in which each of the Company's businesses operates.

  TISI

  TISI has a leading market position in the trucking industry. In the insurance industry, there are two TISI competitors which are significantly larger and sell significantly more MVRs than TISI, as well as many regional providers. Management believes that TISI's ability to maintain and grow its MVR business in the insurance industry is dependent upon its ability to continue to resell Choice Point's CLUE(R) data, as described above. Choice Point is the largest competitor selling MVRs to the insurance industry.

  CORSEARCH

  The trademark search business is dominated by Thomson & Thomson, which CORSEARCH estimates controls 80% of the domestic market and an even higher percentage of international searches done by domestic customers. Thomson & Thomson is owned by a large international media/information conglomerate. There is also one smaller competitor which, while doing fewer searches than CORSEARCH, is owned by a large publishing/information company which specializes in selling to law firms.

  Galaxy

  Galaxy has two significant competitors, both of which provide services to fewer shows in any given year than Galaxy and management believes that they do not possess the resources of the Company. There are also smaller and regional competitors as well as some large companies which provide other exposition services which will compete in certain aspects of Galaxy's business.

  Atwood

  As a custom publisher, Atwood competes primarily on price, quality and service and has been successful by targeting the publishing needs of the trade show, convention and trade association market. Outside of that market there are many custom publishers, some with significantly greater resources than the Company. In the trade show, convention and trade association market, there are competitors which, while concentrating on another set of services they perform for their customers, will also provide publishing services as part of their package of services. While several of these competitors are significantly larger than Atwood, management believes that stronger competitors are trade shows or associations with "in house" publishing capabilities and trade magazine publishers with specialized knowledge in the industry that is the subject of the trade show or convention.

  GEM

  In the gaming trade show business, there is one other significant U.S. show (which is smaller than World Gaming Congress), a large show held in London each year, and a variety of smaller niche or regional shows and conferences throughout the world. A few of these are owned or managed by competitors which are significantly larger than GEM.

  From a publishing standpoint, there is one other significant competitive magazine serving the U.S. casino industry and several successful magazines and newsletters serving vertical niches of the gaming industry in the U.S. and worldwide industry, such as lotteries and pari-mutuals. Internationally, there are several magazines, particularly in Europe, which successfully serve the casino industry and compete with the Company. To management's knowledge, none of such competitors are significantly larger than GEM. In addition, GEM must compete with other media for advertising dollars, such as direct mail and direct selling. The latter is particularly important for potential U.S. casino advertisers as so much of the industry is concentrated in a few locations.

EMPLOYEES

  As of October 31, 1997, the Company employed 599 persons on a full-time basis including 252 in Information Services, 341 in Business to Business Communications and 6 at the Company's corporate offices. None of the Company's employees are subject to collective bargaining agreements. The Company considers relations with its employees to be satisfactory. Most employees are salaried, with sales personnel receiving commissions on sales. In connection with the Recapitalization and the reorganization of the Company's management, the corporate offices have been relocated to New York and the number of employees in the corporate offices will be reduced to approximately five.

PROPERTIES

  The Company conducts its principal operations at the facilities set forth below:

              LOCATION                          SQUARE FOOTAGE         LEASED/OWNED
              --------                          --------------         ------------
Information Services:
  Tulsa, Oklahoma (TISI) (1)                        38,800     Leased (Expires June 1999)
  New York, New York (CORSEARCH)                    22,000     Leased (Expires February 2009)
Business to Business Communications:
  Frederick, Maryland (Galaxy) (2)                  40,000     Leased (Expires January 2003)
  Overland Park, Kansas (Atwood)                    22,715     Leased (Expires May 2000)
  New York, New York (GEM) (3)                      10,400     Leased (Expires August 2000)
Corporate:
  Tulsa, Oklahoma (4)                                5,400     Owned
  New York, New York                                 1,565     Sub-leased (Expires December
                                                               1998)

--------
(1) TISI also leases office space in Chicago, Illinois.
(2) Galaxy's office and warehouse space is currently in two locations in Frederick, Maryland. The primary facility currently is being expanded from 25,000 to 51,000 square feet and, upon the scheduled completion of the expansion, Galaxy will vacate the secondary location (which is 15,000 square feet) and occupy the new portion of the primary facility in December 1997 or January 1998.
(3) GEM also leases small offices in Chicago, Illinois and Las Vegas, Nevada.
(4) The Company plans to sell its office space in Tulsa, Oklahoma.

  Management believes that its facilities are suitable and adequate for its immediate needs and that additional or substitute space is available if needed to accommodate expansion.

  As a result of the merger of Tribune/Swab-Fox with and into the Issuer, the Company acquired a 49.99% membership interest in 1995 Land Company, L.L.C., an Oklahoma limited liability company which owns undeveloped real estate in Tulsa, Oklahoma. The majority member of this entity has sole management responsibility for this property and the entity's business. The entity purchased three significant parcels of raw land from the Company on December 30, 1994 for approximately $1.4 million in cash and notes.

GOVERNMENT REGULATION

  As a "consumer reporting agency," TISI is subject to the provisions of the FCRA and similar acts existing in the states and is regulated by the FTC under the Federal Trade Commission Act. Under the FCRA, a consumer reporting agency may furnish a "consumer report" to a customer only for a permissible purpose allowed by the FCRA. Permissible purposes include extension or review of credit, collecting an account, employment purposes, underwriting of insurance, determining eligibility for a license or permit granted by a governmental entity, or in connection with a business transaction involving the consumer. All reports of TISI are treated by TISI as consumer reports for purposes of the FCRA. In addition, TISI's Total Applicant Screening reports are treated by TISI as "investigative consumer reports" within the meaning of that term under the FCRA because they involve contacting third parties. Certain additional restrictions apply to these reports.

  The FCRA requires a consumer reporting agency to maintain reasonable procedures designed to ensure that the restrictions on the use of certain information are not violated. In addition, a consumer reporting agency must follow reasonable procedures to assure maximum possible accuracy of the information concerning the consumer about whom the report relates. The FCRA also requires a consumer reporting agency, upon request from a consumer, to disclose all information about that consumer in its file, together with the source and the recipients of the information. In some cases, this information must be delivered to the consumer at no cost, and in others the agency may charge a reasonable fee. TISI does not charge a fee to a driver or other individual or entity about whom or which data is provided to a customer if that individual or entity has been turned down for a job or denied insurance within the last 30 days. Otherwise, TISI may charge a $10.00 fee.

  The ADA contains pre-employment inquiry and confidentiality restrictions designed to prevent discrimination against individuals in the hiring process. Although TISI's business is not directly regulated by the ADA, the use by its customers of certain information sold to them, such as workers' compensation histories or drug and alcohol test results, is regulated, both with respect to the type of information and the timing of its use. Similar state laws also affect TISI's business. Some states have human rights laws that provide more protection than the ADA. A large number of states also regulate the type of information which can be made available to the public or to a third party or impose conditions to the release of the information.

  While the FCRA provides for civil liability sanctions against a consumer reporting agency by a consumer for willful or negligent noncompliance with the FCRA, and, as a result of the 1997 amendments, criminal penalties for willful violations, by complying in good faith with the FCRA, TISI is protected from liability by the FCRA even if there are inadvertent errors in the information provided. TISI has developed and implemented internal policies designed to help ensure that background information retrieved by it concerning a consumer is accurate and that it otherwise complies with the provisions of the FCRA and applicable state laws. In addition, each customer of TISI is required to sign a user agreement, in which the customer agrees to accept responsibility for using information provided by TISI in accordance with the provisions of the FCRA, the ADA and local laws. TISI also has internal checks in place regarding access and release of such information. The Company currently maintains liability insurance to cover claims by customers or the subjects of reports for alleged inaccurate information or misuse of information.

  The FCRA was amended in 1997, effective October 1, 1997. Such amendments require DAC's customers to increase their compliance activities and may limit, under certain circumstances, their ability to access certain information sold by DAC, in particular certain criminal records over seven years old. While the effect of such amendments is not expected by DAC to impact materially its business or prospects, primarily because further amendments to the FCRA are anticipated (and draft legislation of such amendments has been submitted to the U.S. Congress), the need for customers to revamp procedures and for the industry to adjust to the new regulations thus far has had a negative impact on the use of DAC's services and such negative impact may, if the foregoing further amendments are not adopted, are adopted materially later than anticipated by management, or are adopted in materially different form than previously proposed, have a material and adverse effect on the use of DAC's services and on its results of operations. It is not possible at this time to predict accurately the extent of such effect.

  In the 14 years it has been in business, TISI has not been found liable for any violations of the FCRA, the ADA or similar state laws. The Company did settle one case out of court for a nominal amount to avoid litigation expenses. There can be no assurance, however, that the Company will not be found liable for any such violations and that, if found so liable, the Company will not be subject to adverse judgments in substantial amounts. In addition, there can be no assurance that the FCRA, the ADA or similar state laws will not be amended or subjected to different judicial or administrative interpretation in the future. It is not possible at this time to predict the impact that any such change might have on the Company's results of operations, financial condition or liquidity.

  The DOT is in the process of proposing and promulgating revised regulations which, among other things, concern the requirements for pre-employment screening of truck drivers. It is not possible at this time to predict the impact that such regulations, if adopted, might have on the Company's results of operations, financial condition or liquidity. If adopted in their current form, such regulations would likely provide a greater demand for access to employment history, MVRs and drug and alcohol test results of truck drivers, such as the information provided by the Company.

LITIGATION AND GOVERNMENT PROCEEDINGS

  The Company's 1992-1994 New York State income tax returns are in process of a review. No assessments have been made to date. Management believes that the tax positions taken by the Company were correct and that adjustments, if any, for income taxes will not have a material effect on the Company's consolidated financial statements. The income tax refund from the State of Oklahoma included in "Refundable Income Taxes" in the Company's balance sheets as of December 31, 1996 has been received by the Company.

  In the ordinary course of its business, the Company and its subsidiaries have been named as defendants in lawsuits and a party in various governmental proceedings from time to time. While in the past, such matters have not had a material adverse effect on the financial position, results of operation or liquidity of the Company, and management does not anticipate that such matters will have such an effect in the future, the outcome of suits and proceedings cannot be predicted with certainty and, due to such inherent uncertainty of litigation, there can be no assurance that the Company will not be subject to adverse judgments in substantial amounts.

FOREIGN SALES

  The Company's pro forma net revenues for 1996 and the nine months ended September 30, 1997 to customers outside the U.S. and Canada were $2.4 million and $1.1 million, respectively, representing 3.2% and 2.0% of net revenues, respectively. All of such 1996 net revenues and 1997 revenues are attributable to Business to Business Communications.

TRADEMARKS, LICENSES AND PATENTS

  The Company has registered numerous trademarks, including DAC Services(R), CORSEARCH(R), CORSTATE(R), CORBASE(R), EXPO(R), World Gaming Congress(R), IGWB (pending) and MessageXpress(R), in the United States and, in certain cases, in foreign countries in which the Company does business. The Company believes that it owns or licenses all intellectual property rights necessary to conduct its business.

                                  MANAGEMENT

  The following table sets forth information with respect to the current Directors and executive officers of the Issuer and certain other key employees of the Issuer and its subsidiaries. All Directors of the Issuer hold office until the next Annual Meeting of Stockholders and until the election and qualification of their successors. Each individual listed below is a citizen of the United States, except for Ian L.M. Thomas who is a citizen of the United Kingdom.

           NAME           AGE                     POSITION
           ----           ---                     --------
 John S. Suhler..........  54 Chairman of the Board and Director
 Ian L. M. Thomas........  60 President, Chief Executive Officer and Director
 John J. Veronis.........  69 Director
 Jeffrey T. Stevenson....  37 Vice President and Director
 S. Gerard Benford.......  59 Treasurer, Secretary and Director
 Jeffrey Tannenbaum......  34 Director
 John Rolfe..............  29 Director
 Stefan M. Selig.........  34 Director
 Steven J. Hunt..........  53 Chief Financial Officer
 Brian A. Meyer..........  37 General Counsel
 Richard A. Wimbish......  53 President of TISI
 Robert Frank............  46 President and Chief Operating Officer of
                              CORSEARCH
 W. Michael Goodwin......  47 President and Chief Executive Officer of Atwood
                              and Galaxy

  John S. Suhler co-founded VS&A in 1981 and VS&A Fund I in 1987 with Mr. Veronis. Mr. Suhler currently is President and Co-Chief Executive of VS&A and is a Founding General Partner of VS&A Fund I. Prior to forming VS&A, Mr. Suhler was a Corporate Vice President of CBS and President of CBS Publishing Group.

  Ian L. M. Thomas was previously employed as a Managing Director at VS&A. Prior to his employment at VS&A, Mr. Thomas completed a 24-year career at Reed Elsevier plc, where he served as Chairman and Chief Executive Officer of Reed Telepublishing Ltd. and as a member of the Board of Directors of both Reed Elsevier plc and Reed International plc. In late September 1997, Reed Elsevier announced that "irregularities" had been uncovered in its circulation statements for certain of the publications of one of the divisions in Reed Telepublishing Ltd. and that it had launched a full investigation. The announcement stated that the irregularities had been traced back to 1991 and that a charge to 1997 earnings would be taken as a result of the company's commitment to recompense advertisers in the affected publications and the board's intent to make a substantial writedown of the division's intangible asset values. Mr. Thomas has informed the Company that he has no knowledge of the circumstances referred to in the Reed announcement and related press reports.

  John J. Veronis co-founded VS&A in 1981 and VS&A Fund I in 1987 with Mr. Suhler. Mr. Veronis currently is Chairman and Co-Chief Executive of VS&A and is a Founding General Partner of VS&A Fund I. Prior to forming VS&A, Mr. Veronis co-founded Psychology Today and its parent company, CRM; served as President of Curtis Magazines and Publisher of its Ladies Home Journal and was a general corporate executive at Interpublic Group of Companies.

  Jeffrey T. Stevenson has served as President and General Partner of VS&A Fund II since November 1994 and as President of VS&A Fund I since 1989. Mr. Stevenson joined VS&A in 1982 and prior to joining VS&A Fund I was Executive Vice President of VS&A in charge of corporate finance.

  S. Gerard Benford has served as Executive Vice President and General Partner of VS&A Fund II since November 1994 and as Executive Vice President of VS&A Fund I since 1990. Prior to 1990, Mr. Benford was a Corporate Vice President of Warner Communications Corporation and a principal at Arthur Young & Company.

  Jeffrey Tannenbaum founded Fir Tree Partners, a private investment firm, in January 1994. From 1988 through 1993, Mr. Tannenbaum was an investment professional at Kohlberg & Co., a corporate acquisition firm.

  John Rolfe joined Fir Tree in February 1997. Prior to joining Fir Tree, Mr. Rolfe was an investment banker with Donaldson, Lufkin & Jenrette specializing in media and communications.

  Stefan M. Selig has been a Managing Director in the Merger & Acquisition Department of UBS Securities since August 1994. Prior to joining UBS, Mr. Selig was an investment banker in the Mergers and Acquisitions Group at The First Boston Corporation.

  Steven J. Hunt was appointed Chief Financial Officer in November 1997. Prior to joining the Company, he was the founder of Value Growth Partners, International, a strategic and financial consulting firm, from 1995 to October 1997. Mr. Hunt previously served as Executive Vice President Business Development and Planning and Chief Financial Officer of Patrick Media Group, Inc., a subsidiary of GE Capital Corp. from 1991 to 1995.

  Brian A. Meyer was appointed General Counsel in November 1997. Prior to joining the Company, Mr. Meyer served as Senior Counsel at Revlon, Inc. from May 1993 to October 1997. From January 1990 to April 1993, he was an attorney at the law firm of Latham & Watkins.

  Richard A. Wimbish joined TISI, a wholly-owned subsidiary of the Issuer, as Controller in 1987 and became Executive Vice President in 1990. Mr. Wimbish was made President and Chief Operating Officer of TISI in 1991. Prior to joining TISI, Mr. Wimbish was Controller and Chief Financial Officer of Carlson Reserve Corporation from 1981 through 1986.

  Robert Frank founded CORSEARCH in 1983 and has been the President and Chief Operating Officer of such company on a full time basis since such time (CORSEARCH was acquired by the Issuer in August 1996).

  W. Michael Goodwin joined the Company in December 1996, as President and Chief Executive Officer of both Atwood and Galaxy. Prior to joining the Company, Mr. Goodwin was founder and President of Falcon Sports Group, Inc., a company which focused on developing and introducing new sports media properties. Prior to this, Mr. Goodwin was Executive Vice President and Chief Operating Officer of Professional Sports Publications, a publisher of sporting event game day magazines (1992-1995).

EXECUTIVE COMPENSATION

  COMPENSATION

  Set forth below is certain information with respect to the compensation of each of the five most highly compensated executive officers of the Issuer and its subsidiaries, based on salary and bonus earned during 1996, for services in all capacities to the Issuer and its subsidiaries during each of the Issuer's last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                     LONG TERM COMPENSATION
                                                 ------------------------------
                                    ANNUAL
                                COMPENSATION(1)    AWARDS         PAYOUTS
                               ----------------- ----------- ------------------
                                                             NUMBER OF
                                                 RESTRICTED    SHARES
NAME AND PRINCIPAL                                  STOCK    UNDERLYING  LTIP      ALL OTHER
POSITION                  YEAR  SALARY  BONUS(2) AWARD(S)(3) OPTIONS(4) PAYOUTS COMPENSATION(5)
------------------        ---- -------- -------- ----------- ---------- ------- ---------------
Howard G. Barnett,        1996 $270,000 $189,000   $   --      30,000      --       $7,600
Jr.(6)                    1995  210,904  175,000       --          --      --        5,575
Chairman, President and   1994  207,704   77,889   77,889      75,000      --        5,544
Chief Executive Officer
J. Gary Mourton           1996  166,400  116,480       --      21,000      --        6,541
Senior Vice President &   1995  157,410   63,000       --          --      --        5,047
Chief Financial Officer   1994  151,410   34,067   34,067      37,500      --        4,620
Robert E. Craine, Jr.     1996  159,000  111,300       --      21,000      --        6,418
Executive Vice President  1995  150,000   55,000       --          --      --        5,154
                          1994  133,900   30,127   30,127      37,500      --        4,107
Richard A. Wimbish        1996  155,000   41,491       --      10,000      --        5,429
President, TISI           1995  140,000   36,083       --          --      --        4,959
                          1994  125,000   36,192       --      22,500      --        3,960
Stuart P. Honeybone       1996  154,000  107,800       --      21,000      --        7,585
Vice President            1995  132,000   52,000       --      15,000      --        5,369
                          1994  120,150   27,500       --      10,000      --        4,064

--------
(1) No cash compensation other than the annual amounts described was paid to any of the named executives attributable to the periods shown. Certain executives are also entitled to car allowances or are provided cars, and club dues are paid for certain executives. The value of such perquisites is not required to be disclosed because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named executive.
(2) Includes bonuses earned for the year, even if paid in another year.
(3) Under the T/SF Communications Corporation 1994 Incentive Stock Plan, approved by the stockholders of the Company at the 1994 Annual Meeting of Stockholders, one-half of the 1994 bonus paid to Howard G. Barnett, Jr.,
    J. Gary Mourton and Robert E. Craine, Jr., was paid in the form of restricted stock grants. The amount shown here represents the dollar amount of such stock grants, which were granted at a rate of $6.25 per share, being the closing price on the AMEX for Common Stock on December 30, 1994 (the last trading day of 1994). As of December 31, 1996, Mr. Barnett, Mr. Mourton and Mr. Craine held the following number of shares awarded as restricted stock grants: Mr. Barnett held 12,462 shares, valued at $345,820 in the aggregate; Mr. Mourton held 5,451 shares, valued at $151,265 in the aggregate; and Mr. Craine held 4,820 shares, valued at $133,755 in the aggregate. Values as of December 31, 1996 are based on the closing price on the AMEX for Common Stock on December 31, 1996 (the last trading day of 1996).
(4) Consists solely of options to acquire shares of Common Stock.
(5) These amounts represent the total value of the Issuer's contributions made or accrued to the Issuer's 401(k) plan. All such persons are 100 percent vested in their accounts under the Issuer's plan.
(6) The cash compensation shown for Howard G. Barnett, Jr. in the table does not include amounts paid to him as a director of Tribune/Swab-Fox in 1994 and 1995. Employees who are Directors of the Issuer do not receive fees from the Issuer for their service as Directors.

OPTIONS

  The following table sets forth certain information with respect to options exercised by the named executive officers of the Company and its subsidiaries during 1996, and the number and value of unexercised options held by such persons at the end of 1996. The Company has never granted any stock appreciation rights ("SAR").

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF
                                                           SECURITIES
                                                           UNDERLYING        VALUE OF
                                                           UNEXERCISED  UNEXERCISED IN-THE-
                                                           OPTIONS AT    MONEY OPTIONS AT
                                                          FISCAL YEAR-    FISCAL YEAR-END
                                                               END           ($)(1)(2)
                                                          ------------- -------------------
                          SHARES ACQUIRED      VALUE      EXERCISABLE/     EXERCISABLE/
       NAME               ON EXERCISE (#) REALIZED ($)(1) UNEXERCISABLE    UNEXERCISABLE
       ----               --------------- --------------- ------------- -------------------
Howard G. Barnett,
 Jr. ...................         --              --       30,000/75,000 $382,500/$1,762,500
J. Gary Mourton.........         --              --       21,000/37,500  267,750/881,250
Robert E. Craine, Jr. ..         --              --       21,000/37,500  267,750/881,250
Richard A. Wimbish......         --              --           --/32,500       --/667,500
Stuart P. Honeybone.....         --              --       21,000/25,000  267,750/561,250

--------
(1) Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.
(2) Based on the closing price for the Common Stock on the American Stock Exchange on December 31, 1996, the last trading day of fiscal 1996, which was $27.75.

  The following table sets forth certain information with respect to options granted to the named executive officers of the Company and its subsidiaries during 1996. The Company has never granted any stock appreciation rights.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL
                                                                             REALIZABLE VALUE
                                                                             AT ASSUMED ANNUAL
                                          INDIVIDUAL GRANTS                   RATES OF STOCK
                          --------------------------------------------------       PRICE
                            NUMBER OF     % OF TOTAL                           APPRECIATION
                            SECURITIES     OPTIONS                              FOR OPTION
                            UNDERLYING    GRANTED TO  EXERCISE OF                 TERM(2)
                             OPTIONS     EMPLOYEES IN BASE PRICE  EXPIRATION -----------------
       NAME               GRANTED (#)(3) FISCAL YEAR  (PER SHARE)    DATE       5%      10%
       ----               -------------- ------------ ----------- ---------- -------- --------
Howard G. Barnett,
 Jr. ...................      30,000(3)     19.61       $15.00     3/18/03   $135,700 $361,200
J. Gary Mourton.........      21,000(3)     13.73        15.00     3/18/03     95,000  252,800
Robert E. Craine, Jr. ..      21,000(3)     13.73        15.00     3/18/03     95,000  252,800
Richard A. Wimbish......      10,000(4)      6.54        13.875    3/18/06     87,700  221,100
Stuart P. Honeybone.....      21,000(3)     13.73        15.00     3/18/03     95,000  252,800

--------
(1) Consists solely of options to acquire shares of Common Stock. The option exercise price may be paid in cash, by delivery of already-owned shares and, in some instances, by offset of the underlying shares, or by a combination of such methods. Tax withholding obligations, if any, related to exercise may be paid by offset of the underlying shares, subject to certain conditions.
(2) Potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term (ten years from the date of grant as to the options granted Mr. Wimbish and seven years from the date of grant as to all other options in the table), assuming that the Common Stock appreciates in value from the date of grant to the end of the option term at rates of 5% and 10%, respectively, compounded annually.
(3) These options were granted for a term of seven years, subject to earlier termination in certain events related to the termination of employment. The exercise price of $15.00 was higher than the $13.88 per share market price of the Common Stock on the date of grant. These options vested in three tranches as the price of the Common Stock reached $18.00, $21.00 and $24.00, all of which were achieved in 1996.
(4) The options were granted for a term of ten years, subject to earlier termination in certain events related to the termination of employment. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant.

  See "Description of the Transactions--The Option Repurchase" for information on the effect of the Recapitalization on these options.

  COMPENSATION OF DIRECTORS. Directors receive no additional compensation for service on the Board of Directors or any committee thereof. Directors are reimbursed by the Issuer for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof.

  EMPLOYMENT AGREEMENTS. The Company is subject to employment agreements with certain Directors, officers or key employees, as follows:

  Ian L. M. Thomas is President and Chief Executive Officer and a Director of the Issuer. Mr. Thomas is party to an employment agreement with the Issuer that provides for a five-year term at a base salary of $175,000 per year, with annual increases based upon the Consumer Price Index, plus a bonus (of up to 100% of his base salary) based upon certain performance targets. Mr. Thomas also will participate in the Issuer's Phantom Stock Plan. See "--Phantom Stock Plan."

  Steven J. Hunt, hired by the Company in November 1997, is the Chief Financial Officer of the Issuer. Mr. Hunt is party to an employment agreement with the Issuer that provides for a five-year term at a base salary of $175,000 per year, with annual increases based upon the Consumer Price Index, plus a bonus (of up to 50% of his base salary) based upon certain performance targets. Mr. Hunt also will participate in the Issuer's Phantom Stock Plan.

  Brian A. Meyer, hired by the Company in November 1997, is the General Counsel of the Issuer. Mr. Meyer is party to an employment agreement with the Issuer that provides for a five-year term at a base salary of $160,000 per year, with annual increases based upon the Consumer Price Index, plus a bonus (of up to 50% of his base salary) based upon certain performance targets. Mr. Meyer also will participate in the Issuer's Phantom Stock Plan.

  W. Michael Goodwin was hired by the Company in December 1996, to serve as President and Chief Executive Officer of both Atwood and Galaxy. Mr. Goodwin is employed pursuant to an employment agreement which extends to December 31, 1997 at a base salary of $165,000 annually. The employment agreement provides for various incentives and bonus possibilities, with $20,000 of such bonus guaranteed. To induce Mr. Goodwin to relocate his family to Frederick, Maryland (Galaxy's location), Mr. Goodwin's Employment Agreement was amended, in August 1997, to provide for a severance arrangement which would pay him, if his employment is terminated other than "for cause", his base salary until the later of (i) 12 months after such termination or (ii) August 31, 1999. Pursuant to such Employment Agreement, Mr. Goodwin was granted on January 16, 1997 options for 20,000 shares of Common Stock at an exercise price of $28.00 per share, the closing price of the Common Stock on the American Stock Exchange on such date of grant. Upon consummation of the Tender Offer, Mr. Goodwin exercised the options and was paid $245,000.

  Richard A. Wimbish entered into an employment agreement with TISI, effective January 1, 1997, which, among other things, provides for a salary in 1997 of $165,000 and in 1998 of $175,000 and bonuses consistent with prior practices of TISI (reference is made to the above compensation table for information concerning Mr. Wimbish's historical bonus earnings). Upon consummation of the Tender Offer, Mr. Wimbish received a bonus of $535,000 and was paid $567,000 upon the exercise of certain options. Mr. Wimbish continues to hold options granted under the Issuer's 1994 Incentive Stock Plan. 16,750 shares of Common Stock are issuable upon exercise of such options, 10,000 of which have an exercise price of $13.874 per share and 6,750 of which have an exercise price of $4.25 per share. The Issuer's 1994 Incentive Stock Plan, under which such options were granted, therefore will survive (solely with respect to such options). If Mr. Wimbish is terminated at any time after the consummation of the Transactions, he will receive a severance package equal to two years of his then base salary.

  In connection with the acquisition of CORSEARCH in August 1996, CORSEARCH entered into an employment agreement with Mr. Frank employing him as its President through December 31, 1999. Mr. Frank is employed at a salary of $236,250 in 1997, subject to five percent annual raises if certain income targets for CORSEARCH are achieved each year. Mr. Frank can receive bonuses based on the net income of CORSEARCH exceeding certain thresholds each year. Under the agreement by which CORSEARCH was acquired, in the years 2000 and 2001, Mr. Frank can receive significant additional payments for his interest in CORSEARCH sold to the Company based on the earnings of CORSEARCH in 1997, 1998 and 1999. Mr. Frank's additional payments are predicated upon CORSEARCH achieving certain pre-tax income levels in such years and will be determined according to a formula set forth in the Agreement by which CORSEARCH was acquired.

  In connection with his employment, Mr. Frank was granted options for 15,000 shares of Common Stock at an exercise price of $20.00 per share and 15,000 options at an exercise price of $24.00 per share, both of which were greater than the closing price of the Common Stock on the AMEX on the date of such grant. Upon consummation of the Tender Offer, Mr. Frank exercised the options and was paid $547,500.

  In addition, in connection with the Recapitalization, the Company entered into consulting agreements on October 9, 1997 with Howard G. Barnett, Jr., J. Gary Mourton and Robert E. Craine, Jr. Mr. Barnett's agreement has a term of one year, extendable at the option of the Company for a second year; Mr. Mourton's agreement has a term of one year; and Mr. Craine's agreement has a term of 90 days. Each agreement pays the consultant compensation at a rate equal to his base salary from the Company at the time of the Stock Purchase, except that Mr. Mourton's compensation for the second six months of the year is at a rate equal to 50% of his current base salary.

  Messrs. Mourton, Craine and Stuart P. Honeybone also were parties to a special bonus plan pursuant to which, upon consummation of the Tender Offer, they shared, pro rata with their respective salaries, a bonus pool equal to $1,637,500. Messrs. Barnett, Mourton, Craine and Honeybone are each entitled to participate in a severance plan whereby each person will be paid one year's salary for every 10 years of service with the Company, plus an amount equal to all bonus and overtime wages paid for 1996.

PHANTOM STOCK PLAN

  The Company has established a Key Employee Equity Appreciation Plan (the "Phantom Stock Plan") for executives of the Company. Pursuant to the Plan, executives can be awarded Equity Appreciation Units (the "Units") which constitute a "phantom" equity interest in any appreciation in the value of the equity of the Company above the $59.6 million originally invested by VS&A-T/SF and Fir Tree in the Company and Holdings LLC (the "Equity Appreciation"). The maximum number of Units issuable under the Plan would constitute approximately 9% of the common equity interests of the Company.

  The Units vest 20% per year over five years, provided that the executive remains an employee of the Company and the annual EBITDA budget for the Company is achieved (or, if not achieved, that 110% of the annual EBITDA budget for the next year is achieved).

  Upon termination of an executive's employment by the Company for any reason (other than Cause (as defined in the Plan) or voluntary termination by the executive), the executive is entitled to receive an amount equal to the value of his or her vested Units, payment of which can be deferred until a Change in Control (as defined in the Plan) of the Company. All Units vest on a Change in Control, and the executive is entitled to receive an amount equal to the value of his or her Units (unless his or her employment terminated prior to the Change in Control).

  Ian L. M. Thomas, President and Chief Executive Officer of the Issuer, will be awarded Units equal to 2.5% of the Equity Appreciation and will be awarded Units equal to an additional 2.5% of the Equity Appreciation if VS&A Fund II achieves a 20% internal rate of return for its investors. Mr. Hunt, Chief Financial Officer of the Issuer, will be awarded Units equal to 1.5% of the Equity Appreciation. Mr. Meyer, General Counsel of the Issuer, will be awarded Units equal to 1% of the Equity Appreciation. It is anticipated that Messrs. Goodwin, Wimbish and Frank will also participate in the Phantom Stock Plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS AGREEMENT

  VS&A-T/SF, Fir Tree (each, a "Stockholder") and the Issuer are parties to a Stockholders Agreement (the "Stockholders Agreement"), dated as of October 9, 1997, with respect to the management of the Company and their ownership of shares of the Common Stock.

  The Stockholders Agreement provides each Stockholder the right to "tag" along on any sale of shares by the other Stockholder, provides to VS&A-T/SF the right to "drag" along Fir Tree on any sale of all of the Common Stock and provides preemptive rights to each Stockholder.

  The Stockholders Agreement provides that VS&A-T/SF and Fir Tree will vote for a board consisting of a majority of members designated by VS&A-T/SF and a number of Fir Tree designees in proportion to Fir Tree's ownership of Common Stock. Accordingly, the board of directors of the Issuer consists of eight members, five designated by VS&A-T/SF and three designated by Fir Tree. See "Management."

  The Stockholders Agreement provides that certain actions require approval by a majority of the Fir Tree designees on the board, including an amendment of the Certificate of Incorporation or By-Laws, a transaction with VS&A-T/SF or an affiliate, certain borrowings or management equity plans pursuant to which management receives more than 10% of the common equity interests of the Company.

  At any time after October 9, 2002, Fir Tree has the right to force a sale of the Issuer or its assets and the Stockholders are required to sell their shares or vote in favor of a sale. If a definitive agreement for the sale of the Issuer is not executed within 18 months after the notice from Fir Tree, the Stockholders will vote their shares to elect a board consisting of a majority of members designated by Fir Tree.

  The Stockholders Agreement terminates in 10 years or upon an earlier underwritten initial public offering of Common Stock.

  Upon consummation of the Recapitalization, VS&A will be paid an investment banking fee of $1.5 million by the Issuer, which will be shared with Fir Tree pro rata (based on the ratio in which VS&A-T/SF and Fir Tree own shares of the Common Stock).

CERTAIN FEES

  VS&A will be paid an annual monitoring fee of $90,000 per year by the Company and may be paid advisory fees (not to exceed 1% of the transaction value) in connection with future acquisitions or dispositions by the Company; Fir Tree will be entitled to receive from VS&A 50% of Fir Tree's pro rata share of any such fee (based on the ratio in which VS&A-T/SF and Fir Tree own shares of the Common Stock).

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Upon consummation of the Recapitalization, VS&A-T/SF will hold 881,988 shares (or 64%) and Fir Tree will hold 487,506 shares (or 36%) of the Common Stock, constituting all of the outstanding Common Stock. Upon consummation of the Tender Offer, Stock Purchase and Option Repurchase, pending the Second Step Transaction, public shareholders held 102,048 shares of the Common Stock (or 7%), and VS&A-T/SF's shares constituted approximately 60% and Fir Tree's shares constituted approximately 33% of the outstanding shares of the Common Stock. No directors or executive officers of the Company own any shares of the Common Stock. An affiliate of Ian L. M. Thomas, President and Chief Executive Officer of the Issuer, has invested $750,000 to purchase 1.95% of VS&A-T/SF.

                   DESCRIPTION OF THE SENIOR CREDIT FACILITY

  In connection with the Recapitalization, FUNB provided $25.0 million of borrowing availability to the Issuer pursuant to the Senior Credit Facility.

  Repayment. The Senior Credit Facility is a revolving credit facility which is due and payable at maturity in September, 2004.

  Security; Guaranty. The Senior Credit Facility will be secured by a first priority lien on substantially all of the properties and assets of the Issuer and its subsidiaries (which for all purposes includes the LLCs), owned now or acquired later. The Senior Credit Facility will be guaranteed by the Guarantors.

  Interest. At the Issuer's option, the interest rate per annum applicable to the Senior Credit Facility will be a fluctuating rate of interest measured by reference either to: (i) LIBOR plus the applicable borrowing margin or (ii) FUNB's base rate, which is the greater of the published prime rate of FUNB or the overnight federal funds rate plus 0.5% (the "FUNB Rate") plus the applicable borrowing margin. The applicable borrowing margin for the Senior Credit Facility will range from 1.75% to 2.75% for LIBOR based borrowings and 0.5% to 1.5% for FUNB Rate based borrowings.

  Fees. The Issuer has agreed to pay certain fees with respect to the Senior Credit Facility including (i) upfront facility fees, (ii) agent and arrangement fees and (iii) commitment fees of 0.5% per annum on the unused portion of the Senior Credit Facility.

  Use of Proceeds. The entire amount of the Senior Credit Facility was made available to the Issuer concurrently with the closing of the Tender Offer.

  Prepayments; Reduction of Commitments. The commitments under the Senior Credit Facility are required to be permanently reduced with: (i) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of the property by the Issuer and its subsidiaries, including insurance and condemnation proceeds, subject to limited exceptions and (ii) 100% of the net proceeds of issuances of equity or debt obligations of the Issuer and its subsidiaries, subject to limited exceptions (including the Offering). The Issuer may voluntarily reduce the commitment in amounts of $1.0 million or more at any time without premium or penalty.

  Covenants. The Senior Credit Facility contains covenants, among others, restricting the ability of the Issuer and the Guarantors to: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale-leaseback transactions;
(iv) make loans and investments; (v) issue more debt; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures;
(viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates and (x) alter its lines of business. The Issuer must also make certain customary indemnifications of the lenders and their agents and will also be required to comply with financial covenants (based on adjusted pro forma EBITDA) with respect to: (i) a maximum leverage ratio; (ii) a maximum senior leverage ratio; (iii) a minimum interest coverage ratio and (iv) a minimum fixed charge coverage ratio. The Senior Credit Facility also contains certain customary affirmative covenants.

  Events of Default. Events of default under the Senior Credit Facility include: (i) the Issuer's failure to pay principal or interest when due; (ii) the Issuer's material breach of any covenant, representation or warranty contained in the loan documents; (iii) customary cross-default provisions;
(iv) events of bankruptcy, insolvency or dissolution of the Issuer or the Guarantors; (v) the levy of certain judgments against the Issuer, any Guarantor, or its assets; (vi) certain adverse events under ERISA plans of the Issuer or the Guarantors; (vii) the actual or asserted invalidity of security documents or guarantees of the Issuer or the Guarantors and (viii) a change of control of the Issuer.

                         DESCRIPTION OF THE NEW NOTES

GENERAL

  The New Notes will be issued under an indenture (the "Indenture"), dated as of October 29, 1997 by and among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"). As used in this "Description of the New Notes" section, references to the Notes mean the New Notes.

  The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its Subsidiaries.

  The New Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

  All of the Company's Subsidiaries and the LLCs will be Restricted Subsidiaries and each of the active Wholly Owned Restricted Subsidiaries (including the LLCs) will be Guarantors.

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $100.0 million and will mature on November 1, 2007. Interest on the Notes will accrue at the rate of 10 3/8% per annum and will be payable semiannually in cash on each May 1 and November 1, commencing on May 1, 1998, to the persons who are registered Holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

  The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

  Optional Redemption. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after November 1, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on November 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2002............................................................  105.188%
     2003............................................................  103.458%
     2004............................................................  101.729%
     2005 and thereafter.............................................  100.000%

  Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to November 1, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem the Notes at a redemption price equal to 110.375% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 90 days after the consummation of any such Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

  In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

  The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

  In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

  By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.

  After giving effect to the Offering of the Old Notes and the application of the proceeds therefrom, the Recapitalization and the transactions contemplated thereby, on a pro forma basis, at September 30, 1997, the aggregate amount of Senior Debt would have been approximately $2.8 million. In addition, the Company would have had $25.0 million of additional borrowing availability under the Credit Agreement.

GUARANTEES

  Each Guarantor unconditionally guarantees, on a senior subordinated basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

  Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "--Certain Covenants--Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "-- Certain Covenants--Limitation on Asset Sales," the Guarantor's Guarantee will be released.

  Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

HOLDING COMPANY STRUCTURE

  The Company is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Company is dependent upon the distribution of the earnings of its Restricted Subsidiaries (and distributions with respect to its preferred ownership interest in Holdings LLC), whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the Holders of Notes are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Restricted Subsidiaries. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the Company and its Restricted Subsidiaries to satisfy the claims of the Holders of Notes. See "Risk Factors--Dependence Upon Distributions from Subsidiaries and LLCs."

CHANGE OF CONTROL

  The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

  The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (iii) and not in clause (ii) under "Events of Default" below.

  Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

  Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Subsidiaries of the Company may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the ratio of the total Indebtedness of the Company and its Restricted Subsidiaries (excluding any Indebtedness owed to a Restricted Subsidiary by any other Restricted Subsidiary or the Company and any Indebtedness owed to the Company by any Restricted Subsidiary) to the Company's Consolidated EBITDA (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination) is less than 6.0 to 1; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect to (on a pro forma basis, as if the transaction had occurred at the beginning of the four-quarter period) both the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by the Issuers and the inclusion in the Company's Consolidated EBITDA of the Consolidated EBITDA of the acquired Person, business, property or assets and any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act as in effect and as applied as of the date hereof.

  Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution on any Capital Stock of the Company or Holdings LLC (other than, in the case of the Company, dividends or distributions payable solely in Qualified Capital Stock of the Company or in the case of Restricted Subsidiaries, dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company), (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses
(a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto,
(i) a Default or an Event of Default shall have occurred and be continuing or
(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments including such proposed Restricted Payment made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (x) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period) minus the aggregate amount of Permitted Tax Distributions paid subsequent to the Issue Date; plus
(y) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (z) without duplication of any amounts included in clause (iii) (y) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii )(y) and (z), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes pursuant to the redemption provisions herein).

  Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; (4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company or payments by the Company to enable VS&A-T/SF to repurchase common Equity Interests of VS&A-T/SF, in either case, without duplication, from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed in any calendar year the sum of (A) $750,000 and (B) any amounts permitted to have been paid in any preceding calendar years under subclause
(A) above to the extent such amounts were not so paid in any such prior calendar years; provided that such payments shall not exceed $3.0 million in the aggregate; (5) if no Default or Event of Default shall have occurred and be continuing, or would result from any such distribution, Permitted Tax Distributions and (6) payments in connection with the Recapitalization. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (4) and (5) shall be included in such calculation.

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

  Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors); (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 270 days of receipt thereof either (A) to prepay any Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B) or (iv) the Company makes the offer described in the following sentence. On the 271st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and
(iii)(C) of the preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase

(the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph).

  In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

  Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

  Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock (other than dividends or distributions in respect to the common Equity Interest in Holdings LLC); (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; or (6) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5).

  Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

  Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt and Liens securing Guarantor Senior Debt;
(C) Liens securing the Notes and the Guarantees; (D) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

  Prohibition on Incurrence of Senior Subordinated Debt. Neither the Company nor any Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is expressly by its terms subordinate or junior in right of payment to any Indebtedness of such person and senior in any respect of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

  Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be

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

performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be,
(1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

  Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "--Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant. Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (iv) of the first paragraph of this covenant.

  Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common

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

plan) involving aggregate payments or other property with a fair market value in excess of $250,000 shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate payment or other property with a fair market value of more than $3.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

  (b) The restrictions set forth in paragraph (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (iv) Restricted Payments permitted by the Indenture; and (v) payments as contemplated by the Stockholders Agreement.

  Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest additional monies in (x) another Restricted Subsidiary having total assets with a book value in excess of $500,000 or (y) a Foreign Subsidiary designated as a Restricted Subsidiary having total assets with a book value in excess of $3.0 million, then such transferee or acquired or other Restricted Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

  Modification of Holdings LLC Equity Interest. The Company will not and will not permit any of the Guarantors to amend or modify in any material respect or in any manner adverse to the Company or the Holders or permit such an amendment or modification of any provisions of Holdings LLC Equity Interest, including but not limited to, the provisions granting voting control of Holdings LLC to the Company or its termination prior to the satisfaction and discharge of the Indenture.

  Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

  Reports to Holders. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA (S) 314(a).

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

  Notwithstanding the foregoing covenants, nothing in the Indenture shall prohibit the Company from the consummation of the Recapitalization and the transactions contemplated thereby including the contribution of certain assets and liabilities of Atwood Convention Publishing, Inc., Galaxy Registration Inc. and G.E.M. Communications, Inc. to Holdings LLC in exchange for a $45.0 million Holdings LLC Preferred Equity Interest.

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default":

    (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

    (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

    (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

    (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

    (v) one or more judgments in an aggregate amount in excess of $2.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

    (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

    (vii) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

  If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice. If an Event of Default specified in clause (vi) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

  The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind

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and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

  The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a

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change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

  From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest,

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

including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;
(vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify in any respect materially adverse to Holders any of the provisions or definitions with respect thereto; or (vii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

  The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

  The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

  "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

  "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any

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

Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $500,000 and (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "--Certain Covenants--Merger, Consolidation and Sale of Assets."

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Holdings LLC to any Person or group of related Persons for purposes of Section 13(d)

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of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company or common Equity Interests of Holdings LLC of any plan or proposal for the liquidation or dissolution of the Company or Holdings LLC, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or common Equity Interests of Holdings LLC, as the case may be, and the Permitted Holders shall own less than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or common Equity Interests of Holdings LLC, as the case may be; and (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Company" means T/SF Communications Corporation, a Delaware corporation.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries (including the LLCs) paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of all cash and non-cash interest expense (minus amortization or write-off of deferred financing costs included in cash or non-cash interest expense) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto, (b) items classified as extraordinary, nonrecurring or unusual gains, losses or charges, and the related tax effects, each determined in accordance with GAAP,
(c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary (other than Holdings LLC) of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

  "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

  "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

  "Credit Agreement" means the Credit Agreement dated as of October 9, 1997, between the Company, the lenders party thereto in their capacities as lenders thereunder and First Union National Bank, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

  "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

  "Equity Interest" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Equity Interests.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

  "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of

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

whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

  "Fir Tree" means Fir Tree Value Fund L.P., Fir Tree Institutional Value Fund L.P. and Fir Tree Partners L.D.C. and its Affiliates.

  "Foreign Subsidiary" means any Subsidiary of the Company organized under the laws of a country or jurisdiction other than the United States or any state or territory thereof or the District of Columbia.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

  "Guarantor" means: (i) Atwood Convention Publishing, Inc., a Missouri corporation, CORSEARCH, Inc., a Delaware corporation, Crimesearch, Inc., an Oklahoma corporation, Expo Magazine, Inc., a Kansas corporation, Galaxy Design & Printing, Inc., a Delaware corporation, Galaxy Registration, Inc., a Maryland corporation, G.E.M. Communication, Inc., an Oklahoma corporation, Transportation Communications Services, Inc., an Oklahoma corporation, T/SF Europe, Inc., an Oklahoma corporation, T/SF Investment Co., a Delaware corporation, T/SF of Nevada, Inc., a Nevada corporation and Transportation Information Services, Inc., an Oklahoma corporation; (ii) upon their formation, Holdings LLC and each of the Operating LLCs and (iii) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

  "Guarantor Senior Debt" means with respect to any Guarantor, (i) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not/to the extent such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include (i) any Indebtedness of such Guarantor to a Restricted Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Restricted Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under the covenant "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

  "Holdings LLC" means T/SF Holdings, LLC, a Delaware limited liability company, whose Common Equity Interests shall be owned by VS&A-T/SF and Fir Tree in the same proportion as their ownership interest

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

in the Common Stock of the Company pursuant to the Recapitalization and whose preferred Equity Interests shall be owned by the Company. For purposes of the Indenture, Holdings LLC shall be treated as a Wholly Owned Restricted Subsidiary.

  "Holdings LLC Preferred Equity Interests" as applied to the Equity Interests of Holdings LLC, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of Holdings LLC over Equity Interests of any other class of such Person.

  "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

  "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary

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

and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

  "Issue Date" means the date of original issuance of the Notes.

  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

  "LLCs" means Holdings LLC and the Operating LLCs. For purposes of the Indenture, the LLCs shall be treated as Wholly Owned Restricted Subsidiaries.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Operating LLCs" means, upon their formation, each of (i) Galaxy Registration LLC, a Delaware limited liability company, (ii) Atwood, LLC, a Delaware limited liability company and (iii) GEM Gaming, LLC, a Delaware limited liability company, each of whose common Equity Interests is owned by Holdings LLC. For purposes of the Indenture, the Operating LLCs shall be treated as Wholly Owned Restricted Subsidiaries.

  "Permitted Holders" means Fir Tree and VS&A Fund II.

  "Permitted Indebtedness" means, without duplication, each of the following:

    (i) Indebtedness under the Notes, the Indenture and the Guarantees;


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

    (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $25.0 million in the aggregate, reduced by any required permanent repayments pursuant to the provisions under "Certain Covenants--Limitation on Assets Sales" (which are accompanied by a corresponding permanent commitment reduction) thereunder;

    (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

    (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

    (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (vi) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Guarantor of the Company for so long as such Indebtedness is held by the Company or a Guarantor of the Company, in each case subject to no Lien held by a Person other than the Company or a Guarantor of the Company; provided that if as of any date any Person other than the Company or a Guarantor of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

    (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

    (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

    (ix) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    (x) Refinancing Indebtedness; and

    (xi) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding.

  "Permitted Investments" means each of the following:

    (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

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

    (ii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

    (iii) Investments in cash and Cash Equivalents;

    (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $500,000 at any one time outstanding;

    (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

    (vi) Investments in Unrestricted Subsidiaries or other entities not to exceed $4.0 million at any one time outstanding;

    (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and

    (viii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant.

  "Permitted Liens" means the following types of Liens:

    (i) Liens for taxes, assessments or governmental charges or claims either
  (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

    (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

    (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

    (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

    (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

    (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

    (xii) Liens securing Indebtedness under Currency Agreements; and

    (xiii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and
  (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company.

  "Permitted Tax Distributions" means, subject to the "Limitation of Restricted Payments" covenant, distributions by Holdings LLC to Fir Tree and VS&A-T/SF to the extent necessary to permit the direct or indirect beneficial owners of the common Equity Interests of Holdings LLC to pay federal and state income tax liabilities arising from income of Holdings LLC irrespective of any other income or loss such holders may have and attributable to them solely as a result of Holdings LLC (and any intermediate entity through which such holder owns such Equity Interests) being a partnership or similar pass-through entity for federal income tax purposes.

  "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

  "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

  "Recapitalization" means the recapitalization of the Company as contemplated by the Stock Purchase Agreement.

  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional

Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi),
(vii), (viii), (ix) or (xi) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced; provided, further that Indebtedness incurred currently with an irrevocable offer to purchase on a date not more than 60 days from the date of incurrence of such Indebtedness an amount of Notes equal to such Indebtedness shall be deemed Refinancing Indebtedness.

  "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

  "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

  "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, to the extent such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Guarantor of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

  "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

  "Stock Purchase Agreement" means the stock purchase agreement dated as of August 15, 1997, as amended, by and among VS&A-T/SF, VS&A Fund II and the Company, relating to the Recapitalization.

  "Stockholders Agreement" means the stockholders agreement dated as of October 9, 1997 among VS&A-T/SF, Fir Tree and the Company.

  "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

  "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

  "VS&A Fund II" means VS&A Communications Partners II, L.P. a Delaware limited partnership and its Affiliates.

  "VS&A-T/SF" means VS&A-/T/SF Inc., a Delaware corporation and, after the merger of VS&A-T/SF into the Company, VS&A-T/SF L.L.C.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  The following summary presents the material U.S. federal income tax consequences of the Exchange Offer and the ownership and disposition of the New Notes. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed Treasury regulations) ("Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions currently in effect, all of which are subject to change, possibly on a retroactive basis.

  This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to investors in light of their personal investment circumstances, including any elections made by the investors under any applicable tax law. This summary applies to beneficial owners of the Notes who hold such Notes as capital assets and does not apply to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, dealers in securities, tax-exempt organizations, insurance companies, persons other than the initial holders of the New Notes, persons that will hold notes as a position in an integrated transaction (including a "straddle") consisting of Notes and one or more other positions and persons that have a "functional currency" other than the U.S. dollar) and does not discuss the consequences to a holder under state, local or foreign tax laws.

  The Issuer has not sought and will not seek any rulings from the IRS with respect to the positions discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the Exchange Offer and ownership or disposition of the Old Notes or New Notes or that any such position would not be sustained.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (iv) any other person or entity whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business.

  PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSIDERATIONS OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NOTES.

  (i) Exchange Offer. The exchange pursuant to the Exchange Offer of Old Notes for New Notes will not be treated as a taxable exchange for U.S. federal income tax purposes and the New Notes will be treated as a continuation of the Old Notes, because the terms of the New Notes are identical in all material respects to the terms of the Old Notes. Accordingly, a U.S. Holder will not recognize gain or loss upon such exchange.

  (ii) Interest. Interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes.

  (iii) Sales, Exchange or Retirement of Notes. Upon the sale, exchange (except pursuant to the Exchange Offer as provided above), retirement or other disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will be equal to the cost of the Note, increased by accrued market discount, if any, if the U.S. Holder has included such market discount in income (see "Market Discount" below), and decreased by any amortized bond premium (defined below) and payments received. Generally, and subject to the discussion under "Market Discount" below, any gain or loss recognized by a U.S. Holder upon a sale, retirement or other disposition of the Note will be long-term capital gain or loss if the Note has been held for more than one year, generally subject to maximum tax rate of 28 percent. Pursuant to recently enacted legislation, with respect to any capital asset held for more than 18 months, capital gains will be subject to tax at a rate of 20 percent.

  (iv) Acquisition at a Premium. If a subsequent U.S. Holder acquires a Note for an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the Note's stated redemption price at maturity ("Bond Premium"), the U.S. Holder may elect, in accordance with applicable Code provisions, to amortize the Bond Premium using a constant yield method. The amount of Bond Premium amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note.

  (v) Market Discount. If a U.S. Holder purchases a Note for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its "revised issue price," as defined in the Code) as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue such discount on the basis of the constant interest method, in accordance with applicable Code provisions.

  A U.S. Holder of a Note with market discount generally will be required to treat as ordinary income any gain recognized on the sale, exchange, retirement or other disposition of the Note to the extent of accrued market discount unless the U.S. Holder elects in accordance with the applicable Code provisions to include market discount in income as it accrues. A U.S. Holder of a Note acquired at market discount who does not make a current inclusion election will be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the maturity of the Note or its earlier disposition in a taxable transaction.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  The "backup" withholding and information reporting requirements may apply to certain payments of principal, redemption or repurchase premium, if any, and interest on a Note and to certain payments of proceeds of the sale or retirement of a Note. The Issuer, its agent, a broker, or any paying agent, as the case may be, will be required to withhold tax from any payment that is not subject to backup withholding at a rate of 31 percent of such payment if the U.S. Holder of the Note fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such U.S. Holder is not subject to backup withholding or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

  Any amount withheld under the backup withholding rules from a payment to a U.S. Holder may be claimed as a credit against such U.S. Holder's United States federal income tax liability.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that for a period of 10 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Issuer will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market rates prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  The legality of the New Notes offered hereby will be passed upon for the Issuer by Proskauer Rose LLP, 1585 Broadway, New York, New York 10036. Proskauer Rose LLP also represents VS&A, VS&A Fund I, VS&A Fund II and VS&A-T/SF, including, without limitation, representation of such entities in connection with the Tender Offer, Stock Purchase and Second Step Transaction.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements of the Issuer and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus and included elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS
                T/SF COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                                                            PAGE
                                                                            ----
Report of independent public accountants..................................  F-2
Consolidated balance sheets as of September 30, 1997 (unaudited) and
 December 31, 1996 and 1995...............................................  F-3
Consolidated statements of operations for the nine months ended September
 30, 1997 and 1996 (unaudited) and the years ended December 31, 1996, 1995 and 1994.................................................................  F-4
Consolidated statements of changes in stockholders' equity for the nine months ended September 30, 1997 and 1996 (unaudited) and the years ended
 December 31, 1996, 1995 and 1994.........................................  F-5
Consolidated statements of cash flows for the nine months ended September
 30, 1997 and 1996 (unaudited) and the years ended December 31, 1996, 1995 and 1994.................................................................  F-6
Notes to consolidated financial statements................................  F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of T/SF Communications Corporation:

  We have audited the accompanying consolidated balance sheets of T/SF Communications Corporation (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of T/SF Communications Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Tulsa, Oklahoma
February 21, 1997

                        T/SF COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                  SEPTEMBER 30, ---------------
                                                      1997       1996    1995
                                                  ------------- ------- -------
                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents......................    $ 6,894    $ 2,257 $13,383
  Short-term investments.........................        --         --    1,000
  Accounts receivable, less reserve for doubtful
   accounts of $593 in 1997, $412 in 1996 and
   $516 in 1995..................................     11,275     10,194   8,209
  Inventories (Note 1)...........................        224        193     181
  Deferred tax assets (Notes 1 and 6)............        674        896     494
  Current contract receivable and other current
   assets........................................      2,872      2,604   3,050
  Refundable income taxes........................        --       2,102   3,239
                                                     -------    ------- -------
    Total current assets.........................     21,939     18,246  29,556
                                                     -------    ------- -------
CONTRACT AND NOTES RECEIVABLE AND INVESTMENTS....      1,116      1,203   2,721
                                                     -------    ------- -------
PROPERTY, PLANT AND EQUIPMENT, at cost (Notes 1
 and 4):
  Exposition equipment...........................      3,761      3,107   2,987
  Data processing and office furniture and
   equipment.....................................     12,739      8,635   6,653
                                                     -------    ------- -------
                                                      16,500     11,742   9,640
  Less--accumulated depreciation.................      9,086      7,182   4,739
                                                     -------    ------- -------
                                                       7,414      4,560   4,901
                                                     -------    ------- -------
DEFERRED TAX ASSETS (Note 6).....................        326        578   1,456
                                                     -------    ------- -------
INTANGIBLES AND OTHER ASSETS, net (Notes 1 and
 2)..............................................     32,033     31,395  14,810
                                                     -------    ------- -------
                                                     $62,828    $55,982 $53,444
                                                     =======    ======= =======
CURRENT LIABILITIES:
  Notes payable (Note 5).........................    $    20    $   500 $   --
  Accounts payable...............................      4,903      3,496   4,200
  Accrued liabilities (Note 11)..................      3,081      5,028   5,509
  Deferred revenue...............................      9,010      2,343   3,255
  Current portion of long-term debt (Note 5).....      1,149      1,133   1,266
                                                     -------    ------- -------
    Total current liabilities....................     18,163     12,500  14,230
                                                     -------    ------- -------
LONG-TERM DEBT (Note 5)..........................      3,713      3,493   4,529
                                                     -------    ------- -------
DEFERRED CONTRACT LIABILITIES AND CREDITS........      1,324      1,803   2,199
                                                     -------    ------- -------
COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY, per accompanying statement
 (Notes 1, 7 and 9):
  Preferred stock, $10 par value, 1,000 shares
   authorized.........................................     --      --      --
  Common stock, $.10 par value, 10,000 shares
   authorized.........................................     331     332     332
  Additional paid-in capital..........................  12,773  13,754  13,475
  Retained earnings...................................  26,524  24,100  18,679
                                                       ------- ------- -------
    Total stockholders' equity........................  39,628  38,186  32,486
                                                       ------- ------- -------
                                                       $62,828 $55,982 $53,444
                                                       ======= ======= =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        T/SF COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                             ----------------------- -------------------------
                                1997        1996      1996     1995     1994
                             ----------- ----------- -------  -------  -------
                             (UNAUDITED) (UNAUDITED)
REVENUES (Notes 1, 2 and
 3):
  Operating revenues.......    $53,711     $43,377   $66,816  $59,805  $54,054
  Interest and other
   income..................      1,165       1,400     1,478    1,039    2,163
  (Loss) gain on sale of
   assets, net.............       (210)        328       348   11,234      702
                               -------     -------   -------  -------  -------
                                54,666      45,105    68,642   72,078   56,919
                               -------     -------   -------  -------  -------
COSTS AND EXPENSES (Notes
 1, 2, 3 and 4):
  Operating costs..........     33,474      27,549    40,314   39,665   35,069
  General and
   administrative..........     13,000      10,289    15,207   11,841   11,862
  Interest.................        401         413       581      859      736
  Depreciation and
   amortization............      3,564       2,843     4,018    3,601    3,118
                               -------     -------   -------  -------  -------
                                50,439      41,094    60,120   55,966   50,785
                               -------     -------   -------  -------  -------
INCOME BEFORE INCOME
 TAXES.....................      4,227       4,011     8,522   16,112    6,134
INCOME TAX PROVISION (Notes
 1 and 6)..................     (1,803)     (1,578)   (3,101)     (58)  (2,589)
MINORITY INTEREST IN
 CONSOLIDATED SUBSIDIARIES
 (Note 1)..................        --          --        --      (266)    (981)
                               -------     -------   -------  -------  -------
INCOME FROM CONTINUING
 OPERATIONS................      2,424       2,433     5,421   15,788    2,564
DISCONTINUED OPERATIONS,
 net (Note 4)..............        --          --        --        37   (2,816)
                               -------     -------   -------  -------  -------
NET INCOME (LOSS)..........      2,424       2,433     5,421   15,825     (252)
DIVIDENDS ON PREFERRED
 SHARES....................        --          --        --       --      (139)
                               -------     -------   -------  -------  -------
INCOME (LOSS) APPLICABLE TO
 COMMON SHARES.............    $ 2,424     $ 2,433   $ 5,421  $15,825  $  (391)
                               =======     =======   =======  =======  =======
EARNINGS (LOSS) PER COMMON
 AND COMMON EQUIVALENT
 SHARE (Note 1):
  Continuing operations....    $  0.68     $  0.69   $  1.53  $  4.19  $  0.65
  Discontinued operations..        --          --        --      0.01    (0.75)
                               -------     -------   -------  -------  -------
                               $  0.68     $  0.69   $  1.53  $  4.20  $ (0.10)
                               =======     =======   =======  =======  =======
CASH DIVIDENDS PER COMMON
 SHARE.....................    $   --      $   --    $   --   $  0.27  $   --
                               =======     =======   =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        T/SF COMMUNICATIONS CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                             ----------------------- -------------------------
                                1997        1996      1996     1995     1994
                             ----------- ----------- -------  -------  -------
                             (UNAUDITED) (UNAUDITED)
PREFERRED STOCK:
 Beginning balance..........   $   --      $   --    $   --   $   --   $   459
 Conversion and redemption
  of preferred stock........       --          --        --       --      (459)
                               -------     -------   -------  -------  -------
 Balance at end of period...       --          --        --       --       --
                               -------     -------   -------  -------  -------
COMMON STOCK:
 Beginning balance..........       332         332       332      342      336
 Conversion of preferred
  stock.....................       --          --        --       --        17
 Conversion of Class B
  common stock..............       --          --        --        46      --
 Issuance of common stock...         4           1         1      --       --
 Retirement of common
  stock.....................        (5)        --         (1)    (165)      (2)
 Retirement of stock held by
  subsidiary................       --          --        --        (9)     --
 Acquisition of outside
  minority interest through
  merger....................       --          --        --       109      --
 Reclassification of common
  stock subject to put......       --          --        --         9       (9)
                               -------     -------   -------  -------  -------
 Balance at end of period...       331         333       332      332      342
                               -------     -------   -------  -------  -------
COMMON STOCK, CLASS B:
 Balance at end of period...       --          --        --       --        46
                               -------     -------   -------  -------  -------
ADDITIONAL PAID-IN CAPITAL:
 Beginning balance..........    13,754      13,475    13,475   20,128   21,879
 Conversion and redemption
  of preferred stock........       --          --        --       --    (1,077)
 Issuance of common stock...        55          84       111       43      --
 Retirement of common
  stock.....................    (1,372)        --       (196) (13,342)    (158)
 Retirement of stock held by
  subsidiary................       --          --        --      (556)     --
 Acquisition of outside
  minority interest through
  merger....................       --          --        --     6,686      --
 Compensation recognized on
  stock option grants.......       --          --        364      --       --
 Income tax benefit for
  stock options exercised...       336         --        --       --       --
 Reclassification of common
  stock subject to put......       --          --        --       516     (516)
                               -------     -------   -------  -------  -------
 Balance at end of period...    12,773      13,559    13,754   13,475   20,128
                               -------     -------   -------  -------  -------
RETAINED EARNINGS:
 Beginning balance..........    24,100      18,679    18,679    3,904    4,295
 Net income (loss)..........     2,424       2,433     5,421   15,825     (252)
 Dividends paid.............       --          --        --    (1,050)    (139)
                               -------     -------   -------  -------  -------
                                26,524      21,112    24,100   18,679    3,904
 Less stock of parent com-
  pany held by subsidiary...       --          --        --       --      (565)
                               -------     -------   -------  -------  -------
                               $39,628     $35,004   $38,186  $32,486  $23,855
                               =======     =======   =======  =======  =======
PREFERRED SHARES:
 Beginning balance..........       --          --        --       --        46
 Conversion and redemption
  of preferred stock........       --          --        --       --       (46)
                               -------     -------   -------  -------  -------
 Balance at end of period...       --          --        --       --       --
                               =======     =======   =======  =======  =======
COMMON SHARES:
 Beginning balance..........     3,318       3,318     3,318    3,424    3,363
 Conversion of preferred
  stock.....................       --          --        --       --       174
 Conversion of Class B
  common stock..............       --          --        --       464      --
 Issuance of common stock...        41          10         1        4      --
 Retirement of common
  stock.....................       (50)        --         (1)  (1,654)     (25)
 Retirement of stock held by
  subsidiary................       --          --        --       (95)     --
 Acquisition of outside
  minority interest through
  merger....................       --          --        --     1,087      --
 Reclassification of common
  stock subject to put......       --          --        --        88      (88)
                               -------     -------   -------  -------  -------
 Balance at end of period...     3,309       3,328     3,318    3,318    3,424
                               =======     =======   =======  =======  =======
COMMON SHARES, CLASS B:
 Balance at end of period...       --          --        --       --       464
                               =======     =======   =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        T/SF COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                              NINE MONTHS ENDED
                                SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                           ----------------------- ----------------------------
                              1997        1996       1996      1995      1994
                           ----------- ----------- --------  --------  --------
                           (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss).......    $ 2,424     $ 2,433   $  5,421  $ 15,825  $   (252)
                             -------     -------   --------  --------  --------
 Adjustments to reconcile
  net income (loss) to
  net cash provided by
  operating activities:
  Depreciation and
   amortization..........      3,564       2,843      4,018     3,601     3,163
  Accretion of interest
   expense...............        150         177        282       133        47
  Loss (gain) on sale of
   assets................        210       (328)       (348)  (11,234)     (702)
  Reserves provided on
   investments...........        --          --         425         8     2,812
  Compensation recognized
   on stock option
   grants................        --          --         364       --        --
  Changes in assets and
   liabilities:
   Accounts receivable
    and refundable income
    taxes................      1,238        (178)      (483)   (3,686)   (1,907)
   Inventories...........         71         (11)       (12)      187      (213)
   Current contract
    receivable and other
    current assets.......       (848)       (645)       390      (816)     (399)
   Intangibles and other
    assets...............       (166)       (150)      (160)     (282)       77
   Accounts payable and
    accrued liabilities..     (1,117)        465     (1,389)   (1,006)    1,877
   Deferred revenue......      6,667       4,863       (912)      383       266
   Deferred income
    taxes................        474         766        309      (641)     (343)
   Minority interests....        --          --         --        266       981
                             -------     -------   --------  --------  --------
    Total adjustments....     10,243       7,802      2,484   (13,087)    5,659
                             -------     -------   --------  --------  --------
Net cash provided by
 operating activities....     12,667      10,235      7,905     2,738     5,407
                             -------     -------   --------  --------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Net sales (purchases) of
  short-term
  investments............        --        1,000      1,000     1,000    (2,000)
 Collections on contract
  and notes receivables..        643       1,305      1,372     6,538     5,033
 Investments, net of
  distributions..........       (132)        (27)      (212)     (315)     (165)
 Capital expenditures....     (5,460)     (1,955)    (2,641)   (2,589)   (3,254)
 Proceeds from the sale
  of assets..............         35         770        772    18,816     8,983
 Payments for
  acquisitions, net of
  cash acquired..........       (939)    (15,691)   (15,691)      --     (1,114)
 Payments on deferred
  contract liabilities...       (482)       (603)      (685)     (616)     (502)
                             -------     -------   --------  --------  --------
Net cash (used in)
 provided by investing
 activities..............     (6,335)    (15,201)   (16,085)   22,834     6,981
                             -------     -------   --------  --------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Payments of notes
  payable, net...........        --          --         --        --       (151)
 Principal payments of
  long-term debt.........     (1,410)     (3,265)    (3,361)   (2,477)   (6,378)
 Issuance of long-term
  debt...................      1,267         --         --        --        --
 Borrowings under bank
  lines-of-credit........        --          --       3,500     2,900     3,300
 Payments under bank
  lines-of-credit........       (500)        --      (3,000)   (2,900)   (3,300)
 Issuance of common
  stock..................         63          84        111        43       347
 Repurchase of common
  stock..................     (1,381)        --        (196)  (13,290)   (2,770)
 Redemption of preferred
  stock..................        --          --         --        --     (1,520)
 Dividends paid..........        --          --         --     (1,050)     (139)
 Compensation of stock
  options................        336         --         --        --        --
                             -------     -------   --------  --------  --------
Net cash used in
 financing activities....     (1,625)     (3,181)    (2,946)  (16,774)  (10,611)
                             -------     -------   --------  --------  --------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS.............      4,707      (8,147)   (11,126)    8,798     1,777
CASH AND CASH EQUIVALENTS
 AT BEGINNING OF PERIOD..      2,257      13,383     13,383     4,585     2,808
                             -------     -------   --------  --------  --------
CASH AND CASH EQUIVALENTS
 AT END OF PERIOD........    $ 6,964     $ 5,236   $  2,257  $ 13,383  $  4,585
                             =======     =======   ========  ========  ========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
 Cash paid for:
  Interest...............    $   214     $   256   $    294  $    642  $  1,039
  Income taxes...........      1,211       2,046      3,845     3,168     2,783

  The accompanying notes are an integral part of these consolidated financial statements.

                        T/SF COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
   (ALL REFERENCES TO ACTIVITY OR AMOUNTS SUBSEQUENT TO FEBRUARY 21, 1997ARE UNAUDITED EVENTS AND ARE SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT
                              PUBLIC ACCOUNTANTS)
          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Business

  T/SF Communications Corporation and subsidiaries (collectively, the "Company," unless the context indicates otherwise) are engaged in providing media services to the gaming industry with trade magazines, newsletters, conferences and a trade show; providing exposition services, primarily registration, lead management and publication (primarily convention/trade show newspapers and directories) services; and providing information services in the form of pre-employment information, primarily for the insurance and trucking industries, and trademark/trade name research.

  On January 25, 1995, the Company entered into an Agreement and Plan of Merger, as amended with Tribune/Swab-Fox Companies, Inc. ("Tribune/Swab-Fox") whereby, subject to approval of the Company and Tribune/Swab-Fox stockholders (the Company as a 78% owned subsidiary of Tribune/Swab-Fox), Tribune/Swab-Fox would be merged with and into the Company. On May 25, 1995, Tribune/Swab-Fox was merged (the "Merger") with and into the Company. In the Merger, each share of Tribune/Swab-Fox stock was converted into 0.1255 of a share of the Company or, at the election of the holder, $0.88 in cash. While the Merger was structured for legal purposes as a merger of Tribune/Swab-Fox with and into the Company, for accounting purposes the Merger has been treated as a recapitalization of Tribune/Swab-Fox, with Tribune/Swab-Fox as the survivor (downstream merger). Thus, for financial reporting purposes, Tribune/Swab-Fox is the acquiring and surviving entity. Accordingly, the historical financial statements of the Company, as the surviving entity, are those historical financial statements of Tribune/Swab-Fox. Earnings per share for the periods prior to the Merger are restated to reflect the number of equivalent shares giving effect to the recapitalization. The Company acquired 1,110,675 equivalent shares (8,850,000 Tribune/Swab-Fox shares) for cash in the Merger, the effect of which is taken into account as of the date of the Merger. In connection with the Merger, the Board of Directors of Tribune/Swab-Fox declared a one-time dividend of $0.0344 per share ($0.27 per equivalent share) which was paid on May 24, 1995.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interest represents the minority stockholders' interest in the Company prior to the Merger.

 Inventories

  Inventories are recorded at the lower of cost or market determined on first-in, first-out and average cost methods.

 Depreciation

  Depreciation of property, plant and equipment is provided using the straight-line method based on estimated useful lives ranging from 3 to 25 years.

                        T/SF COMMUNICATIONS CORPORATION

 Intangibles and Other Assets

  Intangibles and other assets include mainly goodwill related to acquisitions and credits granted for truck driver employment information files. These assets are being amortized over periods of 3 1/2 to 30 years and consist of the following:

                                                              DECEMBER 31,
                                AMORTIZATION    SEPTEMBER 30 ----------------
                                   PERIOD           1997      1996     1995
                              ----------------- ------------ -------  -------
                                                (UNAUDITED)
Goodwill..................... 30 years            $31,982    $30,857  $13,663
Employment information costs
 and other................... 3 1/2 to 11 years     5,697      5,192    4,046
Covenants-not-to-compete and
 consulting agreements....... 5-10 years              895        895    1,273
                                                  -------    -------  -------
                                                   38,574     36,944   18,982
Accumulated amortization.....                      (6,541)    (5,549)  (4,172)
                                                  -------    -------  -------
                                                  $32,033    $31,395  $14,810
                                                  =======    =======  =======

  Goodwill impairment is assessed at each balance sheet date based upon a review of the acquired entity's operations as to income, growth of income in relation to the expected growth of income when acquired and, if the entity is considered for sale, estimated realizable value. Valuation reserves are provided if the carrying value of acquired goodwill is determined to be permanently impaired.

 Revenue Recognition

  Revenues from information services are net of the cost of charges from state motor vehicle record departments which are incurred by the Company as an agent for its customers. As provided in the agreements with customers, the Company charges a fee for its service and is also reimbursed for state charges.

  Exposition services revenues are recognized when the services are provided. Advertising revenues from publishing are recognized when each publication is published and distributed. Subscription revenue is recognized ratably over the subscription period. Trademark research revenues are recognized when the research is completed and reports transmitted to the client.

 Income Taxes

  The Company accounts for income taxes under SFAS No. 109 which requires an asset and liability approach to financial accounting and reporting. The difference between the financial statement and tax bases of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income.

 Postretirement Benefits

  No postretirement medical or insurance benefits are offered to any employees.

 Statements of Cash Flows

  For purposes of the statements of cash flows, all highly liquid debt instruments purchased with a maturity of three months or less are considered to be cash equivalents.

                        T/SF COMMUNICATIONS CORPORATION

 Earnings (Loss) per Common Share

  Earnings (loss) per common and common equivalent share are computed by dividing net income (loss), adjusted for dividends on preferred stock and before deduction of interest expense (net of tax) on certain previously outstanding Tribune/Swab-Fox subordinated convertible debentures, by the weighted average number of common and common equivalent shares, when dilutive, outstanding during the year. Outstanding incentive stock options, warrants and common shares that would be issued assuming the previously outstanding Tribune/Swab-Fox 6 1/2% convertible preferred shares and the 11% subordinated convertible debentures due in 1997 were converted into common stock are considered common stock equivalents and, when dilutive, are included in the calculation of earnings (loss) per common share.

  The weighted average number of common and common equivalent shares outstanding was 3,543 in 1996, 3,766 in 1995, 3,733 in 1994 and 3,564 and
3,537 for the nine months ended September 30, 1997 and 1996, respectively. Common shares that would be issued assuming conversion of the previously outstanding Tribune/Swab-Fox new senior preferred shares and the 11% subordinated convertible debentures due in 1998 were not included in the calculations of the applicable years since the effect would have been antidilutive. The above shares for 1995 and 1994 are as if converted into the Company's shares at 0.1255 of a share for each previous outstanding share of Tribune/Swab-Fox.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) ACQUISITIONS:

 CORSEARCH, Inc. ("CORSEARCH")

  On August 15, 1996, the Company acquired all of the issued and outstanding capital stock of CORSEARCH, a leading provider of trademark and tradename research and information services, using both proprietary and public databases. The Company paid $14,400 in cash, $900 in notes and assumed approximately $1,300 in additional nonoperating liabilities. In addition, the Company agreed to pay additional consideration in 2000 and 2001 to the two senior managers/stockholders of CORSEARCH predicated upon CORSEARCH achieving certain pretax income levels in the years 1997, 1998 and 1999. The minimum additional consideration to be paid in 2000 and 2001 is $1,500 which has been discounted at a rate of 8 1/2% and recorded in long-term debt. Costs in excess of assets acquired were approximately $16,750 and are recorded in "Other Assets."

  In connection with the closing of the transaction, the two senior managers entered into employment agreements with CORSEARCH through December 31, 1999, which provide for base salaries, bonuses based on achieving escalating income targets and covenants-not-to-compete.

  Unaudited pro forma results of operations, had the CORSEARCH acquisition occurred on January 1, 1996, with respect to 1996 are revenues of $72,834; income from continuing operations of $5,529; and earnings (loss) per common share from continuing operations of $1.56. This unaudited pro forma information is presented in response to applicable accounting rules and is not necessarily indicative of the actual results that would have been achieved had the CORSEARCH acquisition occurred on January 1, 1996.

                        T/SF COMMUNICATIONS CORPORATION

 Galaxy Registration, Inc. ("Galaxy")

  Effective March 1, 1994, the Company completed the acquisition of Galaxy, a provider, on a national basis, of registration, information and marketing services to the convention/trade show industry. The Company acquired Galaxy with the payment of $1,200 in cash plus a note payable for $900. If certain earnings targets were achieved, the former principal owner of Galaxy, who was employed as President and Chief Operating Officer of Galaxy, would receive additional payments not to exceed $2,900 by 1997. In connection with this transaction, on March 17, 1994, the former principal owner of Galaxy purchased 75,000 shares of the Company's Common Stock at $4.625 per share for a total purchase price of $347. A covenant-not-to-compete and an employment agreement were also entered into with the former principal owner. The earnings target for 1994 was achieved and the Company accrued $300 of purchase price adjustments payable to the former owner. In 1995, the agreement with the former principal owner was amended to provide that substantially all of the additional purchase price would be paid over the period set forth in the acquisition agreement. The additional purchase price was discounted and recorded as additional goodwill in 1995. In addition, the former owner earned $100 of incentive compensation in both of the periods ended December 31, 1995 and 1994, which was expensed each year.

  Unaudited pro forma results of operations, had the Galaxy acquisition occurred on January 1, 1994, with respect to 1994, are revenues of $58,469; income from continuing operations of $2,726 and earnings (loss) per common share from continuing operations of $0.73. This unaudited pro forma information is presented in response to applicable accounting rules and is not necessarily indicative of the actual results that would have been achieved had the Galaxy acquisition occurred on January 1, 1994, with respect to the 1994 information.

(3) DISPOSITION OF ASSETS:

  In 1994, the Company's Board of Directors authorized the sale of three of the Company's trade journals. An Asset Purchase Agreement was signed June 16, 1995, and the sale of these trade journals was closed on August 2, 1995, for $21,000 cash. The "Gain on sale of assets" in 1995 in the statement of operations includes the $11,739 pretax gain from this transaction.

  On April 30, 1994, the Company sold the assets of Shopper's Guide, Inc. The Company received $1,750 in cash, a $1,100 cash payment for post-closing adjustments, and the buyer assumed certain liabilities totaling $930. The Company also received the right to receive a maximum of $3,450 out of future cash flow from the business conducted with the assets sold, as defined, over the next five years and after the buyer receives a certain sum. In addition, the Company entered into a five-year covenant-not-to-compete in exchange for $750 in cash. No gain or loss was recorded on the sale or in connection with the covenant-not-to-compete. In 1996, the Company received $200 from the buyer as final settlement of the future payments. A loss of approximately $500 was recognized in 1996 related to this final settlement.

(4) REAL ESTATE:

  Effective November 30, 1994, Tribune/Swab-Fox's Board of Directors approved a plan to dispose of the remaining real estate operations. As a result, the real estate business was reclassified as discontinued operations and the sale of these discontinued assets in 1995 resulted in a nominal net gain. Prior to the Merger, Tribune/Swab-Fox and the Company filed separate income tax returns. Due to Tribune/Swab-Fox's history of losses, no deferred tax asset was recognized related to net operating loss carryforwards. Therefore, no income tax benefit was recognized on the real estate business losses. The following summarizes the components of the loss from discontinued operations:

                        T/SF COMMUNICATIONS CORPORATION

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                        1995         1994
                                                     ----------- -------------
     Revenues....................................... $      100  $         589
     Costs and expenses.............................        (63)        (3,405)
                                                     ----------  -------------
     Income (loss) from discontinued operations..... $       37  $      (2,816)
                                                     ==========  =============

  On December 30, 1994, significant parcels of raw land were sold to 1995 Land Company L.L.C., an Oklahoma limited liability company ("1995 Land Company"), for $1,387, including cash of $600 and a note receivable of $786 which was paid in early 1995. 1995 Land Company is owned 49.99% by the Company, but the funding for the purchase was provided through a loan from the owner of the remaining 50.01%, who oversees, manages and funds the development and sale of these properties.

  In March 1995, the Company entered into an Acquisition Agreement with Midwest Energy Companies, Inc. ("MECI"), which is indirectly controlled by a director of the Company. Under the agreement approximately 900 acres of raw land, with a book value of $1,650 at December 31, 1994, was exchanged for 7,422,773 shares of MECI common stock.

  As a part of the liquidation plan, periodical reviews of the market value for each property were made and a write-down of the real estate assets of approximately $2,800 was recognized in 1994. This write-down is reflected in "costs and expenses" in the table above and included in discontinued operations.

(5) LONG-TERM DEBT:

  Long-term debt outstanding consists of the following:

                                                                DECEMBER 31,
                                                 SEPTEMBER 30, ----------------
                                                     1997       1996     1995
                                                 ------------- -------  -------
                                                  (UNAUDITED)
Note payable under Galaxy Purchase Agreement,
 discounted at 8.5%, annual payments per
 agreement with final payment in April 2000,
 effective April 1, 1997, the discount period
 ended and the note now accrues interest at
 7%............................................     $1,219     $ 1,859  $ 1,898
Payable under CORSEARCH Purchase Agreement,
 discounted at 8.5%, payable in equal annual
 payments in 2000 and 2001.....................      1,206       1,130      --
Promissory Notes, unsecured, payable
 semiannually, plus interest through August 15,
 1999, interest rate adjusts 1% below the base
 rate of Citibank, N.A. (8.5% at September 30,
 1997).........................................        600         900      --
Promissory Note, unsecured, payable quarterly,
 plus interest, through December 2000, interest
 rate adjusts semiannually to the base rate of
 Chase Manhattan Bank (8.5% at September 30,
 1997).........................................        270         332    3,034
7.5% Promissory Notes, unsecured, annual
 payments of $155, plus interest, with final
 payments in August 1998 and March 1999........        175         330      484
Capital lease agreement, monthly payments of
 $38 including interest, through June 2000.....      1,175         --       --
Other..........................................        217          75      379
                                                    ------     -------  -------
Total long-term debt...........................      4,862       4,626    5,795
Less portion due within one year...............     (1,149)     (1,133)  (1,266)
                                                    ------     -------  -------
                                                    $3,713     $ 3,493  $ 4,529
                                                    ======     =======  =======

                        T/SF COMMUNICATIONS CORPORATION

  Installments due on long-term debt during each of the five years subsequent to December 31, 1996, are as follows:

            YEAR
            ----
            1997.................................. $1,133
            1998..................................    963
            1999..................................    898
            2000..................................  1,252
            2001..................................    380
                                                   ------
                                                   $4,626
                                                   ======

  At December 31, 1996, the Company has a revolving credit arrangement with a bank which allows the Company to borrow up to $16,000 and at the Company's election can be converted into a four-year term loan. A balance of $500 was outstanding under this arrangement at December 31, 1996. Common stock of the Company's operating subsidiaries, except CORSEARCH, is pledged as collateral under this revolving credit arrangement, which also provides for various covenants including restricting the payment of dividends in any fiscal year to a maximum of $2,000. Interest on amounts borrowed is payable monthly at the Chase Manhattan base rate (8.5% at December 31, 1996). The revolving credit arrangement expired June 30, 1997. Management elected not to renew the arrangement. A one-quarter (.25)% annum fee is payable to the bank on the unused portion of the credit facility.

(6) INCOME TAXES:

  The provision for income taxes is comprised of the following:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1996    1995     1994
                                                       ------- -------  -------
   CURRENT:
     Federal.......................................... $ 2,487 $  (679) $ 2,600
     State............................................     305   1,378      332
                                                       ------- -------  -------
                                                         2,792     699    2,932
                                                       ------- -------  -------
   DEFERRED:
     Federal..........................................     266    (521)    (339)
     State............................................      43    (120)      (4)
                                                       ------- -------  -------
                                                           309    (641)    (343)
                                                       ------- -------  -------
                                                       $ 3,101 $    58  $ 2,589
                                                       ======= =======  =======

                        T/SF COMMUNICATIONS CORPORATION

  The reconciliation of income tax computed at the federal statutory rate (34%) to income tax expense is as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1996      1995     1994
                                                   -------  --------  -------
   Income tax provision at statutory rates........ $ 2,897  $  5,478  $ 1,128
   Amortization of acquired assets not deductible
    for income tax purposes.......................     262       193      224
   Losses without tax benefit.....................     --        --     1,061
   Utilization of losses previously subject to
    valuation allowance...........................     --     (3,570)     --
   Excess of tax basis of assets sold over book
    basis, not previously tax effected............     --     (1,591)     (36)
   State income taxes.............................     232      (428)     217
   Reduction in previously provided taxes related
    to settlement of tax examinations.............    (300)      --       --
   Other..........................................      10       (24)      (5)
                                                   -------  --------  -------
                                                   $ 3,101  $     58  $ 2,589
                                                   =======  ========  =======

  Significant components of deferred tax assets and liabilities are as follows:

                                                                DECEMBER 31,
                                                                --------------
                                                                 1996    1995
                                                                ------  ------
   DEFERRED TAX ASSETS:
   Income recognized in different accounting period for income tax purposes..............................................  $  236  $1,028
   Deferred severance benefits payable........................     686     805
   Reserves on assets.........................................     343     293
   Accrued expenses deductible when paid......................     606     304
   Fixed asset basis differences..............................     100     --
                                                                ------  ------
     Deferred tax assets......................................   1,971   2,430
                                                                ------  ------
   DEFERRED TAX LIABILITIES:
   Fixed asset basis difference...............................     --     (144)
   Unusual gain recognized in different accounting period for
    income tax reporting purposes.............................     --     (336)
   Other asset basis difference...............................    (497)    --
                                                                ------  ------
     Deferred tax liabilities.................................    (497)   (480)
                                                                ------  ------
   NET DEFERRED TAX ASSETS....................................  $1,474  $1,950
                                                                ======  ======

  Net deferred tax assets are reflected on the accompanying balance sheets as follows:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1995
                                                                  ------ ------
   CURRENT ASSETS--Deferred tax assets........................... $  896 $  494
   LONG-TERM--Deferred tax assets................................    578   1456
                                                                  ------ ------
                                                                  $1,474 $1,950
                                                                  ====== ======

                        T/SF COMMUNICATIONS CORPORATION

  Subsequent to December 31, 1996, the Company was notified by the taxing authority of a state that the income tax refund receivable from the state would be contested and was also notified by the taxing authority of a second state of proposed adjustments to certain prior years' income taxes paid. Management believes that the tax positions taken by the Company were correct and that the amounts included in "refundable income taxes" in the consolidated balance sheet as of December 31, 1996, will ultimately be received and that adjustments, if any, for income taxes will not be material to the consolidated financial statements.

(7) CAPITAL STOCK:

  The Company has authorized 10,000,000 shares of $0.10 par value Common Stock and 1,000,000 shares of $10.00 par value preferred stock. No shares of preferred stock have been issued. (Reference is made to Note 1 for the capital stock transactions in connection with the Merger.)

  In 1996, 1995 and 1994, the Company purchased and retired 7,900 shares ($24.94 per share), 78,819 shares ($10.50 and $5.48 per share), and 25,000 shares ($6.37 per share), respectively, of its Common Stock owned by certain officers and directors. As part of these transactions, the Company received payments on loans of $300 in 1995 and $24 in 1994.

  Capital stock transactions prior to the Merger included conversion, in December 1994, of the 6 1/2% Cumulative Convertible Preferred Stock of Tribune/Swab-Fox into 1,386,675 common shares (174,027 equivalent shares) and redemption of the remaining outstanding preferred stocks for approximately $1,520 which were the 1,400 shares of Class A Preferred Stock redeemed at a price of $110 per share and the 13,657 shares of New Senior Preferred Stock redeemed at $100 per share.

  The Tribune/Swab-Fox incentive stock option plan was terminated as part of the Merger. No options were outstanding under this plan.

  The Company's incentive stock option plan authorizes an aggregate of 150,000 shares of the Company's Common Stock which may be granted to key employees. Options for 118,000 shares were outstanding at December 31, 1996, at option prices ranging from $5.50 to $15.00 per share. During 1996, options for 103,000 shares were granted. No options were exercised and options for 5,000 shares were canceled. Options are granted at the discretion of the Board of Directors' Compensation Committee at a minimum exercise price of 100% of the market value of the Company's Common Stock at the date of grant.

  In January 1994, the Company's Board of Directors approved the 1994 Incentive Stock Plan which permits the grant of stock options and awards of restricted stock to executives and key employees. Pursuant to various bonus and incentive plans, the Company awarded 29,186 shares of restricted stock at $6.25 and $4.94 per share in April 1995 and May 1995, as part of incentives which were accrued in 1994. These restricted shares vest three years from the effective date of the grant. Options of 20,000 shares were granted during the nine months ended September 30, 1997 at an option price of $28.00 per share, options for 50,000 shares were granted in 1996 at option prices ranging from $13.88 to $24.00 per share, options for 15,000 shares were granted in 1995 at an option price of $6.00 per share and options for 202,500 shares were granted in 1994 at an option price of $4.25 per share. The options were granted at the market price of the Company's Common Stock at the effective date of the grant, expire in 2001 through 2007 and vest 100% in 1997 through 2000. Options for 30,000 shares were exercised for a total price of $153 during the nine months ended September 30, 1997.

  An Employee Stock Purchase Plan has been approved and 100,000 shares of Common Stock have been allocated for this plan. No shares have been issued under this plan. In 1995, the Company's Board of Directors approved the matching of 20% of each employee's contributions (limited to 5% maximum employee contribution) to the qualified 401(k) defined contribution plan with the Company's Common Stock and 50,000 shares of Common Stock have been allocated for this plan. During 1997, 1996 and 1995, 2,273 shares, 6,247

                        T/SF COMMUNICATIONS CORPORATION
shares and 3,852 shares were issued to the 401(k) plan as matching contributions. As of June 1, 1997, the matching of 20% of each employee's contribution with Company Common Stock was ceased and additional cash contributions in the same amounts will be made.

  The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock--Based Compensation" (SFAS No. 123). SFAS No. 123 established financial accounting and reporting standards for stock-based compensation plans and to transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees. Since the effect of SFAS No. 123 is not material, the Company has made no disclosure of pro forma net income and earnings per share as if SFAS No. 123 had been adopted.

(8) COMMITMENTS AND CONTINGENCIES:

  Operating lease agreements of the Company are principally for office facilities and equipment and expire at various dates through 2009. Rent expense in 1996, 1995 and 1994 under operating leases was approximately $1,190, $1,080 and $924, respectively.

  As of December 31, 1996, future minimum lease payment are as follows:

                                           MINIMUM LEASE
            YEAR ENDING DECEMBER 31,          PAYMENTS
            ------------------------       --------------
                                           (IN THOUSANDS)
            1997..........................     $1,344
            1998..........................      1,290
            1999..........................        982
            2000..........................        644
            2001..........................        407
            Thereafter....................      3,018
                                               ------
                                               $7,685
                                               ======

  The Company has employment agreements with five key employees of the Company and its subsidiaries which provide for individual compensation ranging from $43 to $225 annually ($605 annually in the aggregate) and expire at various dates through 1999.

  The Company is a defendant in certain litigation arising out of operations in the normal course of business. However, it is the opinion of management that the ultimate liabilities relating thereto, if any, will not have a material adverse effect on the financial position or results of operations of the Company.

(9) RELATED PARTY TRANSACTIONS:

  Effective December 31, 1994, the Chairman of the Executive Committee of Tribune/Swab-Fox retired. Deferred compensation expense of approximately $277 was recorded in 1994 related to this retirement. In addition, the Company acquired 25,100 shares of Common Stock for $160 from the former employee. In connection with an amendment to the Retirement Agreement in December 1995, the Company purchased an additional 30,000 shares of Common Stock at $10.50 per share, a note payable to the Company of approximately $300 was paid and the puts and calls for shares of Common Stock owned by the former Chairman of the Executive Committee were canceled.

  In March 1995, upon exercise of an option, the Company acquired 48,819 equivalent shares of the Company's Common Stock from the Profit Sharing Plan and Trust of Tribune/Swab-Fox Companies, Inc., of

                        T/SF COMMUNICATIONS CORPORATION
which the former Chairman and Chief Executive Officer of the Company is the trustee, for $292, with a cash payment of $73 and a note for $219 payable in equal annual installments over four years.

  Under the terms of a loan agreement, amended in June 1992, a current officer and director of the Company borrowed approximately $250 (outstanding balance of $200 at December 31, 1996) from the Company at an interest rate of 8.5%, secured by 87,333 shares of Common Stock of the Company and payable in semiannual payments of $17, plus interest, with all of the remaining balance due in October 1999.

(10) BUSINESS SEGMENT INFORMATION:

  Operations of the Company are conducted primarily through two business segments entirely within the continental United States. These segments and the primary operations of each are as follows:

 Business to Business Communications

  Publisher (Atwood) of various convention/trade show publications and a trade journal, provider (Galaxy) of registration services, exhibitor marketing and information services all to the exposition industry and owner (G.E.M.) of the World Gaming Congress, the world's largest trade show catering to the legalized gaming industry, and the publisher of several trade magazines and newsletters.

 Information Services

  Provider (TISI) of pre-employment screening information including motor vehicle reports, truck driver employment information, worker's compensation information, credit reports, criminal record reports and other pre-employment screening information and services to the trucking and other industries and motor vehicle reports to the insurance industry. Provider (CORSEARCH) of trademark research and information services, using both proprietary and public databases.

                        T/SF COMMUNICATIONS CORPORATION

  Summarized financial information by industry segment is as follows:

                          NINE MONTHS ENDED SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                          ----------------------------------    -------------------------
                               1997               1996           1996     1995     1994
                          ---------------    ---------------    -------  -------  -------
                            (UNAUDITED)        (UNAUDITED)
NET REVENUES FROM SALES
 TO UNAFFILIATED CUSTOM-
 ERS:
  Business to Business
   Communications.......    $        29,323    $        26,313  $42,891  $53,089  $39,665
  Information Services..             24,388             17,064   24,273   17,950   15,091
  Corporate and other...                955              1,728    1,478    1,039    2,163
                            ---------------    ---------------  -------  -------  -------
                            $        54,666    $        45,105  $68,642  $72,078  $56,919
                            ===============    ===============  =======  =======  =======
OPERATING PROFIT:
  Business to Business
   Communications.......    $           755    $         1,216  $ 6,018  $14,789  $ 4,344
  Information Services..              5,057              4,194    5,612    3,435    2,992
                            ---------------    ---------------  -------  -------  -------
  Operating profit from
   segments.............              5,812              5,410   11,630   18,224    7,336
  Corporate expenses,
   net..................             (1,184)              (986)  (2,527)  (1,253)    (466)
  Interest expense......               (401)              (413)    (581)    (859)    (736)
                            ---------------    ---------------  -------  -------  -------
  Income before income
   taxes................    $         4,227    $         4,011  $ 8,522  $16,112  $ 6,134
                            ===============    ===============  =======  =======  =======
IDENTIFIABLE ASSETS:
  Business to Business
   Communications.......    $        17,298    $        15,189  $14,629  $15,525  $26,405
  Information Services..             34,215             32,016   32,035   12,640   12,101
  Corporate.............             11,315             12,149    9,318   25,279   12,808
  Discontinued
   operations...........                --                 --       --       --     2,267
                            ---------------    ---------------  -------  -------  -------
                            $        62,828    $        59,354  $55,982  $53,444  $53,581
                            ===============    ===============  =======  =======  =======
DEPRECIATION AND AMORTI-
 ZATION:
  Business to Business
   Communications.......    $         1,618    $         1,647  $ 2,192  $ 2,365  $ 2,033
  Information Services..              1,872              1,122    1,723    1,175    1,035
  Corporate.............                 74                 74      103       61       50
  Discontinued
   operations...........                --                 --       --       --        45
                            ---------------    ---------------  -------  -------  -------
                            $         3,564    $         2,843  $ 4,018  $ 3,601  $ 3,163
                            ===============    ===============  =======  =======  =======
CAPITAL EXPENDITURES:
  Business to Business
   Communications.......    $         2,282    $           890  $ 1,097  $ 1,296  $ 3,284
  Information Services..              3,173              1,055    1,533    1,285      935
  Corporate.............                  5                 10       11        8      163
                            ---------------    ---------------  -------  -------  -------
                            $         5,460    $         1,955  $ 2,641  $ 2,589  $ 4,382
                            ===============    ===============  =======  =======  =======

  Corporate revenues consist principally of revenues from interest, covenants-not-to-compete and miscellaneous nonoperating income. Operating profit is net revenues less applicable operating expenses and segment general and administrative expenses. Corporate general and administrative expenses are generally not allocated to each segment.

  Identifiable assets by segment are those assets that are used in the operations of each segment. Corporate assets consist principally of cash and cash equivalents, notes receivable, prepaid expenses and corporate furniture, fixtures and equipment. Capital expenditures include additions to property, plant and equipment, goodwill and truck driver employment information files.

                        T/SF COMMUNICATIONS CORPORATION

  During 1997, 1996, 1995 and 1994, no customer represented 10% or more of the Company's revenue or operating profit.

(11)ACCRUED LIABILITIES:

  Accrued liabilities consist of the following:

                                                                DECEMBER 31,
                                                  SEPTEMBER 30, -------------
                                                      1997       1996   1995
                                                  ------------- ------ ------
                                                   (UNAUDITED)
   Current portion of deferred contract
    liabilities..................................    $  430     $  419 $  482
   Accrued interest..............................        99         52     47
   Accrued payroll and employee benefits.........     1,010      1,763    902
   Accrued income taxes..........................     1,031        311  2,073
   Accrued other liabilities.....................       511      2,483  2,005
                                                     ------     ------ ------
                                                     $3,081     $5,028 $5,509
                                                     ======     ====== ======

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS MEMORANDUM IN CONNECTION WITH THE OFFER MADE BY THIS MEMORANDUM. IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIV-ERY OF THIS MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AF-FAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   i
Incorporation of Certain Documents by Reference..........................  ii
Cautionary Statement Regarding Industry Forecasts........................  ii
Cautionary Statement Regarding Forward Looking Statement................. iii
Summary..................................................................   1
Risk Factors.............................................................  19
Description of the Transactions..........................................  25
Use of Proceeds..........................................................  27
Capitalization...........................................................  27
Unaudited Pro Forma Consolidated Financial Information...................  28
Selected Historical Consolidated Financial Data..........................  37
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  39
The Exchange Offer.......................................................  45
Business.................................................................  53
Management...............................................................  65
Certain Relationships and Related
 Transactions............................................................  71
Security Ownership of Certain Beneficial Owners and Management...........  71
Description of the Senior Credit Facility................................  72
Description of the New Notes.............................................  73
Certain U.S. Federal Income Tax Consequences............................. 100
Plan of Distribution..................................................... 102
Legal Matters............................................................ 102
Independent Public Accountants........................................... 102
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             ---------------------
                                  PROSPECTUS
                             ---------------------


                           [LOGO] TSF COMMUNICATIONS
                                      CORPORATION

      OFFER TO EXCHANGE ALL OUTSTANDING 10 3/8% SENIOR SUBORDINATED NOTES DUE 2007 ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING) FOR 10 3/8% SERIES B
                      SENIOR SUBORDINATED NOTES DUE 2007


                                        , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding as referred to above or in the defense of any claim, issue or matter therein, he shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested Board of Directors or by the stockholders.

  Article ELEVENTH of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify to the fullest extent permitted by law every director or officer of the Registrant and such person's heirs, executors, administrators and personal representatives against all judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

  Article TWELFTH of the Registrant's Certificate of Incorporation eliminates the liability of directors to stockholders or the Registrant for monetary damages arising out of the directors' breach of their fiduciary duty of care, in accordance with Section 102(b)(7) of the General Corporation Law of Delaware.

  The Registrant carries a standard form of directors' and officers' liability insurance policy covering losses up to $3,000,000 (subject to a $150,000 deductible).

  The Purchase Agreement provides for reciprocal indemnification between the Registrant and its controlling persons, on the one hand, and the Initial Purchaser and its controlling persons, on the other hand, against certain liabilities in connection with the Offering, including liabilities under the Securities Act.

  The foregoing summaries are necessarily subject to the complete text of the General Corporation Law of Delaware, the Registrant's Certificate of Incorporation, the Purchase Agreement and the agreement related to the directors' and officers' liability insurance referred to above and are qualified in their entirety by reference thereto.

ITEM 21. EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   1.1**   Purchase Agreement, dated October 24, 1997, by and between First
           Union Capital Markets Corp. and T/SF Communications Corporation
   2.1**   Stock Purchase Agreement, dated as of August 15, 1997, among VS&A
           Communications Partners II, L.P., VS&A-T/SF Inc. and T/SF
           Communications Corporation
   3.1     Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to the Registration Statement of the
           Registrant on Form S-1, No. 33-27811 (the "S-1"))
   3.2     By-laws of the Registrant (incorporated herein by reference to
           Exhibit 3.2 to the S-1)
   4.1*    Indenture, dated as of October 29, 1997, by and among T/SF
           Communications Corporation, the Guarantors named therein and IBJ
           Schroder Bank and Trust Company, as Trustee
   4.2*    Registration Rights Agreement, dated as of October 29, 1997, by and among T/SF Communications Corporation, the Guarantors (named therein) and First Union Capital Markets Corp.
   4.3     Form of Old Note (included in Indenture filed as Exhibit 4.1)
   4.4     Form of New Note (included in Indenture filed as Exhibit 4.1)
   4.5*    Form of Letter of Transmittal to be used by tendering holders of
           Old Notes in the Exchange Offer
   5*      Opinion of Proskauer Rose LLP
  10.1*    Senior Subordinated Credit Agreement, dated as of October 9, 1997, among T/SF Communications Corporation, the Guarantors (named therein) and First Union Corporation (as Lender and Agent)
  10.2*    Credit Agreement, dated as of October 9, 1997, among T/SF
           Communications Corporation and First Union Corporation (as Lender
           and Agent)
  10.3**   Security Agreement, dated as of October 9, 1997, among T/SF
           Communications Corporation, the Guarantors (as defined therein) and
           First Union National Bank
  10.4**   Stock Pledge Agreement, dated as of October 9, 1997, made by VS&A-
           T/SF, Inc. and Fir Tree Value Fund, L.P., Fir Tree Institutional
           Value Fund, L.P., and Fir Tree Value Partners, LDC, in favor of
           First Union National Bank
  10.5**   Stock Pledge Agreement, dated as of October 9, 1997, made by T/SF
           Communications Corporation in favor of First Union National Bank
  10.6**   Stock Pledge Agreement, dated as of October 9, 1997, made by T/SF
           Holdings, LLC, in favor of First Union National Bank
  10.7**   Stock Pledge Agreement, dated as of October 9, 1997, made by Atwood
           Convention Publishing, Inc., Galaxy Registration, Inc., G.E.M.
           Communications, Inc., Transportation Information Services, Inc.,
           T/SF Investment Co. and T/SF of Nevada, Inc., in favor of First
           Union National Bank
  10.8**   Operating Agreement of T/SF Holdings, LLC
  10.9**   Employment Agreement by and between Ian L.M. Thomas and T/SF
           Communications Corporation, dated as of October  , 1997
  10.10**  Employment Agreement by and between Steven J. Hunt and T/SF
           Communications Corporation, dated as of November 10, 1997
  10.11**  Employment Agreement by and between Brian A. Meyer and T/SF
           Communications Corporation, dated as of November 10, 1997
  10.12**  Stockholders' Agreement, dated as of October 9, 1997, among T/SF
           Communications Corporation, VS&A-T/SF, L.L.C. and Fir Tree Value
           Fund, L.P., Fir Tree Institutional Value Fund, L.P. and Fir Tree
           Value Partners, LDC
  10.13*   Consulting Agreement by and between Howard G. Barnett, Jr. and T/SF
           Communications Corporation, dated October 9, 1997

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  10.14*   Consulting Agreement by and between Robert F. Craine, Jr. and T/SF
           Communications Corporation, dated October 9, 1997
  10.15*   Consulting Agreement by and between J. Gary Mourton and T/SF
           Communications Corporation, dated October 9, 1997
  10.16    T/SF Communications Corporation 1991 Incentive Stock Plan
           (incorporated herein by reference to Exhibit A to the Registrant's
           Proxy Statement for Annual Meeting of Stockholders dated May 23,
           1994)
  10.17    Settlement Agreement, dated and effective as of December 12, 1995, by and between T/SF Communications Corporation and Robert J. Swab
           (incorporated herein by reference to Exhibit 10.18 to the
           Registrant's Annual Report on Form 10-K for the year ended December
           31, 1995)
  10.18    Operating Agreement for 1995 Land Company, L.L.C., dated December
           20, 1994, by and between John C. Bumgarner, Jr. and Tribune/Swab-
           Fox (incorporated herein by reference to Exhibit 10.20 of
           Tribune/Swab-Fox's Annual Report on Form 10-K for the year ended
           December 31, 1994)
  10.19    Revolving Credit Agreement, dated as of June 30, 1996, by and among
           T/SF Communications Corporation, T/SF Investment Co., and BancFirst
           (incorporated herein by reference to Exhibit 10.1 to the
           Registrant's Quarterly Report on Form 10-Q for the Quarter Ended
           June 30, 1996 ("Form 10-Q"))
  10.20    Pledge Agreement, dated as of June 30, 1996, between T/SF
           Communications Corporation and BancFirst (incorporated herein by reference to Exhibit 10.2 to the Form 10-Q)
  10.21    Pledge Agreement, dated as of June 30, 1996, between T/SF
           Investment Co. and BancFirst (incorporated herein by reference to
           Exhibit 10.3 to the Form 10-Q)
  10.22    Stock Purchase Agreement, dated as of August 15, 1996, by and among
           T/SF Investment Co. and the shareholders of CORSEARCH, Inc.
           (incorporated herein by reference to Exhibit 2.1 to the
           Registrant's Current Report on Form 8-K, dated August 30, 1996, with respect to events occurring on August 15, 1996, amended
           October 29, 1996 ("Form 8-K"))
  10.23    Employment Agreement, dated August 15, 1996, by and between
           CORSEARCH, Inc. and Robert Frank (incorporated herein by reference to Exhibit 99.1 to the Form 8-K)
  12*      Statement re: computation of ratios
  21       Subsidiaries of the Registrant (incorporated herein by reference to
           Exhibit 21 to the Registrant's Annual Report on Form 10-K for the
           year ended December 31, 1996).
  23.1*    Consent of Arthur Andersen, LLP
  23.2     Consent of Proskauer Rose LLP (contained in opinion filed as
           Exhibit 5)
  24       Power of Attorney (included on pages II-6 and II-7)
  25*      Statement of eligibility of trustee (Form T-1)
 27*       Financial Data Schedule


----------------
 * Filed herewith.
** To be filed by amendment.

ITEM 22. UNDERTAKINGS


  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which officers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (9) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                       SIGNATURES AND POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 25th day of November, 1997.

Date:  November 25, 1997

                                          T/SF COMMUNICATIONS CORPORATION

                                               /s/ Ian L. M. Thomas
                                          By___________________________________
                                               Ian L. M. Thomas,
                                               President and Chief Executive
                                               Officer

  KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below hereby constitutes and appoints Ian L. M. Thomas and Brian A. Meyer, or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in any and all capacities any and all amendments and post-effective amendments to this Registration Statement on Form S-4 and to file the same with all exhibits hereto and all other documents in connection therewith with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and things requisite or necessary to be done or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying confirming all that such attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:  November 25, 1997

                                          T/SF COMMUNICATIONS CORPORATION

                                               /s/ Ian L. M. Thomas
                                          By___________________________________
                                               Ian L. M. Thomas,
                                               President and Chief Executive
                                               Officer

  Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

             SIGNATURES                        TITLE                 DATE

         /s/ John S. Suhler            Chairman of the           November 25,
-------------------------------------   Board                        1997
           JOHN S. SUHLER

         /s/ Ian L.M. Thomas           President, Chief          November 25,
-------------------------------------   Executive Officer,           1997
           IAN L.M. THOMAS              and Director

             SIGNATURES                         TITLE                DATE

         /s/ Steven J. Hunt             Chief Financial          November 25,
-------------------------------------    Officer                     1997
           STEVEN J. HUNT

         /s/ John J. Veronis            Director                 November 25,
-------------------------------------                                1997
           JOHN J. VERONIS

      /s/ Jeffrey T. Stevenson          Vice President and       November 25,
-------------------------------------    Director                    1997
        JEFFREY T. STEVENSON

        /s/ S. Gerard Benford           Vice President and       November 25,
-------------------------------------    Director                    1997
          S. GERARD BENFORD

       /s/ Jeffrey Tannenbaum           Director                 November 25,
-------------------------------------                                1997
         JEFFREY TANNENBAUM

           /s/ John Rolfe               Director                 November 25,
-------------------------------------                                1997
             JOHN ROLFE

                                        Director
-------------------------------------
           STEFAN M. SELIG